As filed with the Securities and Exchange Commission on November 17, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Symbion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8011	62-1625480
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

40 Burton Hills Boulevard, Suite 500

Nashville, TN 37215
(615) 234-5900
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Francis, Jr.

Chairman of the Board and Chief Executive Officer
40 Burton Hills Boulevard, Suite 500
Nashville, TN 37215
(615) 234-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald R. Moody, Esq. Waller Lansden Dortch & Davis, A Professional Limited Liability Company 511 Union Street, Suite 2100 Nashville, Tennessee 37219 (615) 244-6380	Morton A. Pierce, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To Be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price(1)	Registration Fee(3)

Common Stock, $0.01 par value(2)	—	—	$115,000,000	$9,304

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.
(3)	A registration fee in the amount of $10,580 was previously paid by the Registrant in connection with the filing of a Registration Statement on Form S-1 (Registration No. 333-89554) on May 31, 2002, which was subsequently withdrawn on April 28, 2003. Thus, pursuant to Rule 457(p) under the Securities Act, the filing fee of $10,580 previously paid by the Registrant may be applied to the total filing fee of $9,304 for this Registration Statement. As a result, no filing fee is due in connection with this filing.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2003

                            Shares

Symbion, Inc.

Common Stock

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $          and $           per share. We have applied to list our common stock on the Nasdaq National Market under the symbol “SMBI.”

      The underwriters have an option to purchase a maximum of                      additional shares to cover over-allotments of shares.

      Investing in our common stock involves risks. See “Risk Factors” on page 9.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Symbion, Inc.

Per Share	$	$	$
Total	$	$	$

      Delivery of the shares of common stock will be made on or about                      , 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Banc of America Securities LLC	Merrill Lynch & Co.

Jefferies & Company, Inc.	Raymond James

The date of this prospectus is                      , 2004.

Premier Surgery Center Brunswick, Georgia	NorthStar Surgical Center Lubbock, Texas

Dry Creek Surgery Center Denver, Colorado	Deland Surgery Center Deland, Florida

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

      Until            , 2004 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors” and our consolidated financial statements and related notes, before you decide whether to invest in our common stock. References to “we,” “our,” “us,” “our company” or “Symbion” refer to Symbion, Inc. and its subsidiaries.

Symbion, Inc.

      We own and operate a network of surgery centers in 18 states. Our surgery centers provide non-emergency surgical procedures across many specialties. We offer services to meet the health care needs of the communities in which we operate and seek to develop strong relationships with physicians and other health care providers in these markets. We believe we have established relationships with surgeons who are leaders in their community and have entered into strategic relationships with six health care systems that are leaders in their markets. We also believe that one of our competitive advantages is the experience of our senior management team, with four of our executive officers having an average of over 25 years of experience in the health care industry, including senior management positions at leading public and private health care companies. The remaining six members of our senior management team have an average of more than 20 years of experience in the health care industry.

      As of November 17, 2003, we owned and operated 33 surgery centers, managed eight surgery centers and were developing one additional surgery center. Surgery centers are facilities where physicians can perform surgical procedures that generally do not require the patient to stay overnight. Our surgery centers include three facilities that are licensed as hospitals, two of which we own and one of which we manage. In addition to our surgery centers, we also operate a diagnostic center and manage three physician networks, including two physician networks in markets in which we operate surgery centers. We have historically targeted majority ownership in our facilities and currently hold majority interests in 24 of the 33 surgery centers in which we own an interest, excluding the center currently being developed. We believe we have a favorable payor mix as we receive most of our revenue from non-government sources. Government payors accounted for about 19.5% of our revenues for the nine months ended September 30, 2003 and about 18.5% of our revenues for the year ended December 31, 2002. In 2002, we had revenues of $144.7 million, EBITDA less minority interests of $25.0 million and net income of $12.3 million. On a pro forma basis, as if we acquired Physicians Surgical Care, Inc. as of January 1, 2002, we had revenues of $157.0 million, EBITDA less minority interests of $26.9 million and net income of $12.3 million in 2002. See Note 2 to “— Summary Consolidated Financial and Other Data” for a reconciliation of EBITDA less minority interests to net income.

      The demand for outpatient surgery has grown rapidly in the United States. Based on data compiled by Verispan, L.L.C., an independent health care market research and information firm, the number of outpatient surgery cases performed annually in U.S. outpatient surgery centers grew from an estimated 4.3 million in 1996 to an estimated 7.8 million in 2003, representing a compound annual growth rate of about 9%. Since 1996, the number of outpatient surgery centers operating in the United States increased by more than 50% to about 3,644 outpatient surgery centers as of February 2003, according to Verispan. We believe that the growth in outpatient surgical procedures and the number of outpatient surgery centers is due to a variety of factors, including physician and patient preferences, lower costs compared to inpatient surgery and advances in medical treatment and technology. We also believe that the U.S. surgery center market is fragmented, creating acquisition opportunities. The four largest national operators of outpatient surgery centers by number of centers represented an aggregate of less than 15% of the total number of outpatient surgery centers in the United States as of February 2003, according to Verispan. We believe the surgery center industry will continue to consolidate as many surgery centers seek to affiliate with experienced operators of facilities due to the increasing complexity of the regulatory and managerial aspects of health care delivery, the growing influence of managed care, the rising cost of technology and the need for capital.

Our Strategy

      We intend to establish a network of surgery centers in attractive markets throughout the United States by acquiring established centers and developing new centers while enhancing the performance of our existing centers. We also seek to provide patients with high-quality surgical services across many specialties. When attractive opportunities arise, we may acquire or develop other types of facilities, including diagnostic centers.

      The key components of our strategy are to:

•	Identify, recruit and retain leading surgeons and other physicians for our surgery centers. We believe that establishing and maintaining strong relationships with surgeons and other physicians is a key factor to our success in acquiring and developing surgery centers. We identify and partner with surgeons and other physicians that we believe have established reputations for clinical excellence in their communities. We also believe that forming relationships with leading health care systems can enhance our ability to recruit physicians. We currently have strategic relationships with six health care systems that are leaders in their markets.

•	Capitalize on our experienced management team to pursue multiple growth opportunities in the surgery center market. We believe our senior management team’s capabilities and significant experience in the health care industry enable us to pursue multiple growth strategies in the surgery center market. Our growth strategies include acquisitions of established surgery centers, de novo developments in attractive markets, strategic relationships with health care systems and other health care providers and turnaround opportunities in connection with underperforming facilities. We have successfully executed each of these growth strategies and intend to pursue each of them in the future.

•	Pursue a disciplined strategy of acquiring and developing surgery centers. Since January 1999, we have acquired 26 surgery centers and developed 10 surgery centers, including three surgery centers that we subsequently divested. We are currently developing one new surgery center. We anticipate acquiring about two to three centers and developing three to four centers annually during the next three to five years. We seek to acquire and develop both single and multi-specialty surgery centers that meet our acquisition and development criteria. We have historically targeted majority ownership in our facilities and currently hold majority ownership interests in over 70% of the surgery centers in which we own an interest. We believe majority ownership allows us to make and execute managerial decisions at our facilities that provide a greater opportunity for growth and higher returns. We intend to continue to target majority ownership in our facilities. However, when attractive opportunities arise, we may acquire minority interests in surgery centers.

•	Increase revenues and profitability of existing surgery centers through operational focus. We have a dedicated team that is responsible for implementing best practices, cost controls and overall efficiencies at each of our surgery centers. We intend to continue to recruit additional physicians and expand the range of services offered at our surgery centers to increase the number and types of surgeries performed. We are also committed to enhancing programs and services for our physicians and patients by providing advanced technology, quality care, cost-effective service and convenience.

Recent Developments

      On November 17, 2003, we acquired three surgery centers and assumed a management agreement for one additional surgery center from MediSphere Health Partners, Inc. Two of these facilities are licensed as hospitals, one of which we own and one of which we manage. The facilities are located in Kansas, Oklahoma and Texas.

      On September 5, 2003, we entered into a purchase agreement to acquire a 75% ownership interest in Bayside Surgery Center, a single-specialty surgery center located in Providence, Rhode Island. We expect the transaction to close by December 2003, upon approval by the Rhode Island Department of Health of a change in control of the center’s surgery center license. The transaction is also subject to other customary conditions to closing.

      In July 2003, we established a senior credit facility under which we can borrow up to $110.0 million from a group of lenders for acquisitions, developments of new centers and working capital. As of November 17, 2003, we had outstanding indebtedness under our senior credit facility of about $42.7 million. We also entered into an agreement through which DLJ Investment Partners II, L.P. and its affiliates agreed to purchase our 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of up to $40.0 million. We made an initial issuance of notes in the aggregate principal amount of about $15.1 million, and may issue additional notes at any time before July 18, 2005. We intend to repay all indebtedness under the outstanding notes and to pay redemption premiums and accrued interest with a portion of the proceeds from this offering. See “Use of Proceeds” and “Description of Indebtedness.”

Our Formation

      Effective September 16, 2002, we reincorporated in Delaware from Tennessee, where we were originally incorporated in January 1996. We were formerly named UniPhy Healthcare, Inc. and originally focused on developing and managing physician networks. In June 1999, we acquired Ambulatory Resource Centres, Inc., an owner and operator of surgery centers, and changed our name to Symbion, Inc. Our executive offices are located at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, and our telephone number is (615) 234-5900. Our website address is www.symbion.com. Information contained on our website does not constitute part of this prospectus.

Risks Inherent in Investing in Our Common Stock

      Despite our competitive strengths and strategies, an investment in our common stock involves risks, including risks relating to our ability to acquire, develop and operate surgery centers, reliance on the physicians who use our facilities and the substantial government regulations to which we are subject. In addition, we face risks associated with general economic conditions, reimbursement from third-party payors and competition for physicians, patients and strategic relationships. For a more complete description and discussion of these and other risks to which we are subject, see “Risk Factors” beginning on page 9.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the estimated net proceeds from this offering to:

• pay about $18.2 million to holders of shares of our Series A convertible preferred stock in connection with the conversion of those shares upon completion of this offering;

• pay about $13.6 million to holders of shares of our Series B convertible preferred stock in connection with the conversion of those shares upon completion of this offering;

• use about $15.1 million to repay all indebtedness under our outstanding senior subordinated notes and pay about $400,000 of redemption premiums and $348,000 of accrued interest to the holders of the notes;

• pay about $102,000 of accrued interest on our subordinated convertible debentures on conversion; and

• use the balance of the estimated net proceeds of about $ million to repay indebtedness under our senior credit facility.

Proposed Nasdaq National Market symbol	“SMBI”

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

      Unless we indicate otherwise, all information in this prospectus:

•	assumes no exercise of the over-allotment option granted to the underwriters;

•	reflects the automatic conversion of shares of our Series A convertible preferred stock and Series B convertible preferred stock into shares of our common stock upon completion of this offering and payment of all amounts due on conversion;

•	reflects the automatic conversion of our subordinated convertible debentures into 981,157 shares of our common stock upon completion of this offering; and

•	gives effect to a 1-for- reverse stock split of our common stock to be effected prior to the completion of this offering.

      Unless we indicate otherwise, all information in this prospectus excludes:

•	5,616,512 shares of common stock issuable upon the exercise of outstanding stock options granted by us with exercise prices ranging from $0.1222 to $3.13 per share and a weighted average exercise price of $2.43 per share;

•	2,178,445 shares of common stock issuable upon the exercise of outstanding warrants issued by us with exercise prices ranging from $0.1223 to $6.03 per share and a weighted average exercise price of $1.97 per share;

•	4,208,604 shares reserved for issuance under our stock option plans and employee stock purchase plan; and

•	up to 2,189,887 shares of our common stock issuable to the former stockholders of Physicians Surgical Care, Inc., which we acquired in April 2002, based on the financial results of one of the Physicians Surgical Care surgery centers during 2003.

      If the over-allotment option is exercised in full, we will sell an additional                      shares in this offering.

Summary Consolidated Financial and Other Data

      The following table summarizes the consolidated statement of operations and consolidated balance sheet for our business. The historical results presented below are not necessarily indicative of the results to be expected for any future period. For a more detailed explanation of this financial data, see “Selected Consolidated Financial and Other Data,” “Unaudited Pro Forma Combined Condensed Statement of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

      The unaudited pro forma combined condensed statement of operations data for the year ended December 31, 2002 assumes that our acquisition of Physicians Surgical Care, Inc. had occurred on January 1, 2002. In April 2002, we acquired Physicians Surgical Care, which had ownership interests in and managed seven surgery centers and assisted in the development of an additional surgery center to which we began providing administrative services when it opened in October 2002. In connection with the acquisition, we issued an aggregate of 2,770,748 shares of our common stock, 4,341,726 shares of our Series A convertible preferred stock and 2,604,590 shares of our Series B convertible preferred stock. In addition, we agreed to issue up to an additional 2,189,887 shares of our common stock to the former stockholders of Physicians Surgical Care based on the 2003 financial results of one of the Physicians Surgical Care surgery centers. We sold our minority interest in one of the acquired Physicians Surgical Care centers in September 2002.

      The unaudited combined condensed balance sheet data as of September 30, 2003, as adjusted, give effect to:

•	the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses and the application of the estimated net proceeds as described in “Use of Proceeds”;

•	the conversion of our Series A convertible preferred stock and Series B convertible preferred stock into shares of our common stock and the payment of all amounts due on conversion upon consummation of this offering; and

•	the conversion of our subordinated convertible debentures into shares of our common stock upon consummation of this offering.

	Year Ended December 31,				Nine Months Ended
					September 30,
				Pro Forma
	2000	2001	2002	2002	2002	2003

				(unaudited)	(unaudited)	(unaudited)

	(dollars in thousands, except per share amounts)
Consolidated Statement Of Operations Data:
Revenues	$126,942	$104,704	$144,688	$156,991	$102,776	$128,797
Operating expenses(1)	115,430	89,437	112,322	122,026	80,263	98,859
Depreciation and amortization	7,503	7,743	7,836	8,659	5,655	6,854
Impairment and loss on disposal of long-lived assets	6,043	385	492	492	492	162
Gain on sale of long-lived assets	—	(2,346)	(457)	(457)	(457)	(162)

Operating income (loss)	(2,034)	9,485	24,495	26,271	16,823	23,084
Minority interests in (income) loss of consolidated subsidiaries	526	(1,909)	(7,353)	(8,009)	(4,865)	(7,749)
Interest expense, net	(3,234)	(2,600)	(4,625)	(5,721)	(3,541)	(4,058)

Income (loss) before income taxes	(4,742)	4,976	12,517	12,541	8,417	11,277
Income taxes	135	287	215	240	162	959

Net income (loss)	$(4,877)	$4,689	$12,302	$12,301	$8,255	$10,318

Net income (loss) per share:
Basic	$(0.11)	$0.11	$0.27	$0.26	$0.18	$0.22
Diluted	$(0.11)	$0.10	$0.23	$0.22	$0.16	$0.18
Weighted average number of common shares outstanding and common equivalent shares:
Basic	43,914,680	43,897,395	45,851,695	46,475,119	45,617,685	46,660,203
Diluted	43,914,680	45,814,112	53,802,184	56,296,976	52,957,151	56,107,222
Cash Flow Data:
Net cash provided by (used in) operating activities	$6,834	$8,438	$21,770	n/a	$17,977	$21,504
Net cash used in investing activities	(18,359)	(5,821)	(21,592)	n/a	(13,851)	(23,343)
Net cash provided by (used in) financing activities	11,654	(3,423)	5,235	n/a	4,866	(2,176)
Other Data:
EBITDA(2)	$5,469	$17,228	$32,331	$34,930	$22,478	$29,938
EBITDA as a % of revenues	4.3%	16.5%	22.3%	22.2%	21.9%	23.2%
EBITDA less minority interests(2)	$5,995	$15,319	$24,978	$26,921	$17,613	$22,189
EBITDA less minority interests as a % of revenues	4.7%	14.6%	17.3%	17.1%	17.1%	17.2%
Number of surgery centers operated as of the end of period(3)	20	24	34	34	32	37

	As of December 31,			As of September 30, 2003

	2000	2001	2002	Actual	As Adjusted

				(unaudited)	(unaudited)

	(in thousands)
Consolidated Balance Sheet Data:
Working capital	$35,347	$21,706	$24,839	$20,282	$
Total assets(4)	103,759	100,799	188,888	198,939
Total long-term debt, less current maturities	47,986	39,983	60,909	58,932
Total stockholders’ equity	37,127	41,610	86,677	96,746

footnotes on following page

(1)	Excludes depreciation and amortization expense and impairment and loss on disposal (gain on sale) of long-lived assets.
(2)	When we use the term “EBITDA,” we are referring to operating income (loss) plus depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, and it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. We use EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. We also consider EBITDA in acquiring and developing additional surgery centers. EBITDA is commonly used as an analytical indicator within the health care industry. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and EBITDA less minority interests to net income (loss):

	Year Ended December 31,				Nine Months Ended
					September 30,
				Pro Forma
	2000	2001	2002	2002	2002	2003

				(unaudited)	(unaudited)	(unaudited)

	(in thousands)
EBITDA	$5,469	$17,228	$32,331	$34,930	$22,478	$29,938
Minority interests in (income) loss of consolidated subsidiaries	526	(1,909)	(7,353)	(8,009)	(4,865)	(7,749)

EBITDA less minority interests	5,995	15,319	24,978	26,921	17,613	22,189
Depreciation and amortization	(7,503)	(7,743)	(7,836)	(8,659)	(5,655)	(6,854)
Interest expense, net	(3,234)	(2,600)	(4,625)	(5,721)	(3,541)	(4,058)
Income taxes	(135)	(287)	(215)	(240)	(162)	(959)

Net income (loss)	$(4,877)	$4,689	$12,302	$12,301	$8,255	$10,318

(3)	Includes surgery centers that we manage but in which we do not have an ownership interest.
(4)	Upon the completion of this offering, we anticipate that we will record additional purchase price adjustments to goodwill of $31.8 million. In connection with our merger with Physicians Surgical Care, we issued shares of Series A convertible preferred stock and Series B convertible preferred stock, as discussed in Note 3 to our consolidated financial statements. The Series A convertible preferred stock and Series B convertible preferred stock will automatically convert into shares of our common stock and the right to a cash payment upon completion of this offering. When converted, each share of Series A convertible preferred stock and Series B convertible preferred stock will entitle the holder to receive one share of our common stock and a cash payment of $4.20 for the Series A holders and $5.22 for the Series B holders, for a total cash payment of $31.8 million. This amount will be reflected as additional purchase price and recorded as an addition to goodwill.

RISK FACTORS

      Any investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information contained in this prospectus before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business and Industry

We depend on payments from third-party payors, including government health care programs and managed care organizations. If these payments are reduced or eliminated, or if we are unable to negotiate contracts or maintain satisfactory relationships with third-party payors, our revenues and operating income will decrease.

      We are dependent upon private and governmental third-party sources of payment for the services provided to patients in our surgery centers and other facilities and the physician networks we manage. The amount that our centers, facilities and networks receive in payment for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare, Medicaid and state regulations and the cost containment and utilization decisions and reduced reimbursement schedules of third-party payors. For the nine months ended September 30, 2003, payments from government payors represented about 19.5% of our revenues from surgery centers that we consolidate for financial reporting purposes. In 2002, payments from government payors represented about 18.5% of our revenues from surgery centers that we consolidate for financial reporting purposes. On a pro forma basis, as if we acquired Physicians Surgical Care as of January 1, 2002, payments from government payors represented about 18.3% of our revenues in 2002 from surgery centers that we consolidate for financial reporting purposes.

      Medicare’s system of paying for covered procedures performed in a surgery center may change in the near future. The Department of Health and Human Services has proposed a rule which would increase the number of surgical procedure payment groups from eight to 105 and the number of surgical procedures covered by the Medicare program to about 2,500. All of the procedures paid at a particular rate would constitute a payment group. Each of the procedures would be paid at one of the 105 prospectively determined payment rates. To date, the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration) has not implemented the proposed surgery center methodology. When implemented, the change in payment methodology could reduce our Medicare revenues, depending on the volume and type of procedures performed at a particular facility. States in which we perform Medicaid procedures could also change their payment methodology in the future, and these changes may reduce the payments we receive for our services from state Medicaid programs. In addition, the Medicare Payment Advisory Commission, or MedPAC, and the Office of the Inspector General of the Department of Health and Human Services, or OIG, have both recently recommended changes to the Medicare payment methodology for surgery centers. MedPAC is a congressional advisory board charged with advising Congress on Medicare payment issues, while the OIG is a governmental agency responsible for investigating and monitoring Medicare, Medicaid and other Department of Health and Human Services programs. Generally, MedPAC and the OIG have recommended that reimbursement levels for surgery center procedures be reduced. These are recommendations only and it is uncertain if Congress will act on either or both recommendations. If these recommendations become effective, our revenue and profitability could be adversely affected. While most of our existing surgery center surgical procedures are generally reimbursed at levels lower than hospital outpatient departments, some of our existing surgical procedures are reimbursed at higher levels. These proposed changes do not apply to our facilities licensed as hospitals.

      Payments from private third-party payors represented about 75.8% of our revenues for the nine months ended September 30, 2003. Payments from private third-party payors represented about 76.0% of our revenues in 2002 from surgery centers that we consolidate for financial reporting purposes. On a pro forma basis, as if we acquired Physicians Surgical Care as of January 1, 2002, payments from private third-party payors represented about 76.4% of our revenues in 2002 from surgery centers that we consolidate for financial reporting purposes. Managed care companies such as health maintenance organizations, or HMOs, and preferred provider organizations, or PPOs, which offer prepaid and discounted medical service packages, represent a growing segment of private third-party payors. If we fail to enter into contracts and maintain satisfactory relationships with managed care organizations, our revenues may decrease. Cost containment measures, such as fixed fee schedules, capitation payment arrangements, reductions in reimbursement schedules by third party payors and closed provider networks, could also cause a reduction of our revenues in the future and cause our profit margins to decline.

Our growth strategy depends in part on our ability to acquire and develop additional surgery centers on favorable terms. If we are unable to do so, our future growth could be limited and our operating results could be adversely affected.

      Our strategy is to increase our revenues and earnings by continuing to focus on existing facilities and continuing to acquire and develop additional surgery centers. Since January 1999, we have acquired or developed 36 surgery centers, including three centers that we no longer own. We may be unable to identify suitable acquisition and development opportunities and to negotiate and complete acquisitions and new projects on favorable terms. In addition, our acquisition and development program requires substantial capital resources, and we may need to obtain additional capital or financing, from time to time, to fund these activities. As a result, we may take actions that could have a detrimental effect on our results of operations or the price of our common stock, including incurring substantial debt or issuing equity securities or convertible debt securities that would dilute our existing stockholders’ ownership percentage. Sufficient capital or financing may not be available to us on satisfactory terms, if at all.

We may encounter numerous business risks in acquiring and developing additional surgery centers, and may have difficulty operating and integrating those surgery centers.

      If we acquire or develop additional surgery centers, we may be unable to successfully operate the centers and we may experience difficulty in integrating their operations and personnel. For example, in some acquisitions, we have experienced delays in implementing standard operating procedures and systems and improving existing managed care agreements and the mix of specialties offered at the centers. Following the acquisition of a surgery center, key physicians may cease to use the facility, we may be unable to retain key management personnel or we may lose one or more of the surgery center’s managed care contracts. We may also be unable to collect the accounts receivable of an acquired center. In addition, we may acquire surgery centers with unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. In some cases, our right to indemnification for these liabilities may be subject to negotiated limits. We may also experience negative effects on our reported results of operations because of acquisition-related charges and potential impairment of goodwill and other intangibles. In developing new surgery centers, we may be unable to attract physicians to use our facilities or contract with third-party payors. We may also experience losses and lower gross revenues and operating margins during the initial periods of operating our newly-developed centers. Integrating a new surgery center could be expensive and time consuming, and could disrupt our ongoing business and distract our management and other key personnel. If we are unable to timely and efficiently integrate an acquired or newly-developed center, our business could suffer.

Efforts to regulate the construction, acquisition or expansion of health care facilities could prevent us from acquiring additional surgery centers or other facilities, renovating our existing facilities or expanding the breadth of services we offer.

      Some states require prior approval for the construction, acquisition or expansion of health care facilities or expansion of the services the facilities offer. In giving approval, these states consider the need for additional or expanded health care facilities or services. In 10 states in which we currently operate, certificates of need must be obtained for capital expenditures exceeding a prescribed amount, changes in capacity or services offered and various other matters. Other states in which we now or may in the future operate may adopt similar legislation. Our costs of obtaining a certificate of need could be significant and we cannot assure you that we will be able to obtain the certificates of need or other required approvals for additional or expanded facilities or services in the future. In addition, at the time we acquire a facility, we may agree to replace or expand the acquired facility. If we are unable to obtain required approvals, we may not be able to acquire additional surgery centers or other facilities, expand health care services we provide at these facilities or replace or expand acquired facilities.

If we fail to maintain good relationships with the physicians who use our facilities, our revenues and profitability could be adversely affected.

      Our business depends upon the efforts and success of the physicians who provide medical services at our facilities and the strength of our relationships with these physicians. These physicians are not employees of our facilities and are not contractually required to use our facilities. We generally do not enter into contracts with physicians who use our facilities, other than partnership and operating agreements with physicians who own interests in our surgery centers, provider agreements with anesthesiology groups that provide anesthesiology services in our surgery centers, medical director agreements and pain clinic agreements. Physicians who use our facilities also use other facilities or hospitals. In addition, the physicians who use our facilities may choose not to accept patients who pay for services through certain third-party payors, which could reduce our revenues. In six of the surgery centers in which we own an interest, a single physician performed over 25% of the total number of cases performed at the center during 2002. Our revenues could be significantly reduced if we lost our relationship with one or more key physicians or groups of physicians or if a key physician or group reduced his or its use of our facilities. In addition, any damage to the reputation of a key physician or group of physicians or the failure of these physicians to provide quality medical care or adhere to professional guidelines at our facilities could damage our reputation, subject us to liability and significantly reduce our revenues. We also manage three physician networks that accounted for about 6.5% of our revenues during the nine months ended September 30, 2003. These three physician networks also accounted for about 7.3% of our revenues in 2002 and about 6.7% of our revenues in 2002 on a pro forma basis as if we acquired Physicians Surgical Care as of January 1, 2002. The termination of any of our contracts to manage our physician networks would have an adverse effect on our revenues.

We have a limited history of operations. We have experienced net losses in recent periods and we may experience net losses in the future.

      We were founded in 1996, but we have focused on owning and operating surgery centers only since our acquisition of Ambulatory Resource Centres in June 1999. In addition, we acquired Physicians Surgical Care in April 2002 and the MediSphere facilities in November 2003. We have limited experience in operating the facilities we acquired in these transactions. As a result, we have a limited history of operations upon which you can evaluate us or our prospects. Forecasts of our future revenues, expenses and operating results may not be as accurate as they would be if we had a longer history of operations. We experienced net losses of about $2.3 million in 1998, $3.3 million in 1999 and $4.9 million in 2000, and we may experience net losses in the future. In addition, our newly-developed surgery centers typically incur net losses during the first six months of operation and, unless and until their case loads grow, they generally experience lower total revenues and operating margins than established surgery centers.

We may be required to spend substantial amounts to comply with new legislative and regulatory initiatives relating to privacy and security of patient health information and standards for electronic transactions. In addition, we may experience delays in payment of claims and increased costs if we fail to comply with these laws, as well as be subject to substantial fines.

      There are currently numerous legislative and regulatory initiatives at the federal and state levels addressing patient privacy and security concerns. In particular, federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, contain provisions that have required, and in the future may require us to implement costly new computer systems and to adopt business procedures designed to protect the privacy and security of each of our patients’ individually identifiable health and related financial information. Compliance with the privacy regulations was required on April 14, 2003 for most health care organizations, including us. The privacy regulations are expected to have a financial impact on the health care industry because they impose extensive new administrative requirements, restrictions on the use and disclosure of individually identifiable patient health and related financial information, provide patients with new rights with respect to their health information and require us to enter into contracts extending many of the privacy regulation requirements to third parties who perform functions on our behalf involving health information. On February 20, 2003, the Department of Health and Human Services issued final security regulations. Compliance with these security regulations is required by April 21, 2005 for most health care organizations, including us. These security regulations require us to implement administrative, physical and technical safeguards to protect the integrity, confidentiality and availability of electronically received, maintained or transmitted patient individually identifiable health and related financial information. We cannot predict the total financial or other impact of these regulations on our business. Compliance with these regulations requires substantial expenditures, which could negatively impact our financial results. In addition, our management has spent, and may spend in the future, substantial time and effort on compliance measures.

      On August 17, 2000, the Department of Health and Human Services issued regulations requiring most health care organizations, including us, to use standard data formats and code sets by October 16, 2003 when electronically transmitting information in connection with several types of transactions, including health claims, health care payment and remittance advice and health claim status transactions. We believe that we are in compliance with these regulations. However, if we or our payors are unable to exchange information in connection with the specified transactions because of an inability to comply fully with the regulations, we are required to exchange the information using paper. If we are forced to submit paper claims to payors, it will significantly increase our costs associated with billing and could delay payment of claims. Although compliance with these regulations was required on October 16, 2003, the Centers for Medicare & Medicaid Services, or CMS, announced on September 23, 2003 that it would implement a contingency plan to accept noncompliant electronic transactions after the October 16, 2003 deadline. CMS has announced that it will regularly reassess the readiness of its trading partners to comply with the regulations in order to determine how long the contingency plan will remain in effect. Blue Cross/Blue Shield plans in several states have announced similar contingency plans.

      Violations of the privacy, security and transaction regulations could subject us to civil penalties of up to $25,000 per calendar year for each provision contained in the privacy, security and transaction regulations that is violated and criminal penalties of up to $250,000 per violation for certain other violations. Since there is no history of enforcement efforts by the federal government at this time, it is not possible to ascertain the likelihood of enforcement efforts in connection with these regulations or the potential for fines and penalties which may result from the violation of the regulations.

If we fail to comply with laws and regulations relating to the operation of our facilities, we could suffer penalties or be required to make significant changes to our operations.

      We are subject to many laws and regulations at the federal, state and local government levels in which we operate. These laws and regulations require that our facilities meet various licensing, certification and other requirements, including those relating to:

•	qualification of medical and support persons;

•	pricing of services by health care providers;

•	the adequacy of medical care, equipment, personnel, operating policies and procedures;

•	maintenance and protection of records; and

•	environmental protection, health and safety.

      If we fail or have failed to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including becoming the subject of cease and desist orders, the loss of our licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored health care programs.

      In pursuing our growth strategy, we may seek to expand our presence into new geographic markets. In new geographic markets, we may encounter laws and regulations that differ from those applicable to our current operations. If we are unable to comply with these legal requirements in a cost-effective manner, we may be unable to expand geographically.

Our facilities do not satisfy all of the requirements for any of the safe harbors under the federal anti-kickback statute. If we fail to comply with the federal anti-kickback statute, we could be subject to criminal and civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which may result in a substantial loss of revenues.

      A provision of the Social Security Act, commonly referred to as the federal anti-kickback statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid, or any other federally funded health care program. The federal anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the federal anti-kickback statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 and civil penalties of up to $50,000 for each violation, plus three times the remuneration involved or the amount claimed and exclusion from participation in the Medicare and Medicaid programs. The exclusion, if applied to our facilities, could result in significant reductions in our revenues and could have a material adverse effect on our business. In addition, many of the states in which we operate have also adopted laws, similar to the federal anti-kickback statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of the source of payment for care. These statutes typically impose criminal and civil penalties as well as loss of licenses.

      In July 1991, the Department of Health and Human Services issued final regulations defining various “safe harbors.” Business arrangements that meet the requirements of the safe harbors are deemed to be in compliance with the federal anti-kickback statute. Business arrangements that do not meet the safe harbor requirements do not necessarily violate the federal anti-kickback statute, but may be subject to scrutiny by the federal government to determine compliance. Two of the safe harbors issued in 1991 apply to business arrangements similar to those used in connection with our surgery centers: the “investment interest” safe harbor and the “personal services and management contracts” safe harbor. However, the structure of the limited partnerships and limited liability companies operating our facilities, as well as our business arrangements involving physician networks, do not satisfy all of the requirements of either safe harbor.

      On November 19, 1999, the Department of Health and Human Services issued final regulations creating additional safe harbor provisions, including a safe harbor that applies to physician ownership of, or investment interests in, surgery centers. These regulations do not apply to our facilities licensed as hospitals. The surgery center safe harbor protects four types of investment arrangements. Each category has its own requirements with regard to what type of physician may be an investor in the surgery center. In addition to the physician investor, the categories permit an “unrelated” investor, who is a person or entity that is not in a position to provide items or services related to the surgery center or its investors. Our business arrangements with our surgery centers typically consist of one or more of our subsidiaries being an investor in each limited partnership or limited liability company that owns the surgery center, in addition to providing management and other services to the surgery center. As a result of these and other aspects of our business arrangements, including those relating to the composition of physician groups that own an interest in our facilities, these arrangements do not comply with all the requirements of the surgery center safe harbor and, therefore, are not immune from government review or prosecution.

If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal remuneration under the Medicare, Medicaid or other governmental programs, we may be subject to civil and criminal penalties, experience a significant reduction in our revenues or be excluded from participation in the Medicare, Medicaid or other governmental programs.

      Any change in interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our facilities, equipment, personnel, services, pricing, capital expenditure programs and operating expenses, which could have a material adverse effect on our operations or reduce the demand for or profitability of our services.

      Additionally, new federal or state laws may be enacted that would cause our relationships with physician investors to become illegal or result in the imposition of penalties against us or our facilities. If any of our business arrangements with physician investors were deemed to violate the federal anti-kickback statute or similar laws, or if new federal or state laws were enacted rendering these arrangements illegal, our business could be adversely affected.

If we fail to comply with physician self-referral laws as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of reimbursement revenues.

      The federal physician self-referral law, commonly referred to as the Stark law, prohibits a physician from making a Medicare or Medicaid reimbursed referral for a “designated health service” to an entity if the physician or a member of the physician’s immediate family has a “financial relationship” with the entity. “Designated health services” include a number of services, including clinical laboratory services, radiology and certain other imaging services and inpatient and outpatient hospital services. Under the current Stark law and related regulations, services provided at a surgery center are not covered by Stark, even if those services include imaging, laboratory services or other Stark designated health services, provided that the surgery center does not bill for these services separately. However, services provided at our facilities licensed as hospitals are covered by Stark.

      The Stark law and similar state statutes are subject to different interpretations with respect to many important provisions. Violations of these self-referral laws may result in substantial civil or criminal penalties, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Exclusion of our surgery centers from these programs through future judicial or agency interpretation of existing laws or additional legislative restrictions on physician ownership or investments in health care entities could result in a significant loss of reimbursement revenues.

      Three of our facilities, including one managed facility, are licensed as hospitals. We may acquire additional facilities licensed as hospitals in the future. The Stark law currently contains an exception for physician ownership in hospitals. Legislation was recently introduced in the U.S. Congress that would limit the hospital ownership exception such that physicians would only be permitted to own interests in a hospital if the interests are made available to the general public on the same terms. In addition, on June 27, 2003, the Senate passed the Prescription Drug and Medicare Improvement Act of 2003. This legislation contains an amendment to the Stark law that would carve out surgical and other specialty hospitals from the hospital ownership exception to the Stark law. The proposed changes may apply to our facilities licensed as hospitals. We have not made investments in these facilities available to the general public. If either of these proposed bills is enacted, the business of these facilities could be adversely affected.

We may be subject to actions for false and other improper claims.

      Federal and state government agencies, as well as private payors, have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of the cost reporting and billing practices of health care organizations and their quality of care and financial relationships with referral sources. In addition, the OIG and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse.

      In late 2002, a former employee of one of the surgery centers we acquired in the Physicians Surgical Care transaction alleged that the center failed to collect certain required co-payments from patients. Subsequently, the OIG initiated a review of these allegations. We have thoroughly investigated these allegations, using both internal and external resources, and have found no evidence of improper billing practices. We understand that the OIG has not completed its review and we can provide no assurance as to the outcome of the review.

      The U.S. government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs. Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes. While the criminal statutes are generally reserved for instances of fraudulent intent, the U.S. government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances. For example, the government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge. The government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care was substandard. In addition, some courts have held that a violation of the Stark law can result in liability under the federal False Claims Act.

      Over the past several years, the U.S. government has accused an increasing number of health care providers of violating the federal False Claims Act. The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the U.S. government. The statute defines “knowingly” to include not only actual knowledge of a claim’s falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim. Because our facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant civil or criminal penalties.

      Under the qui tam, or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the U.S. government. These private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that a health care company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs as a result of an investigation resulting from a whistleblower case. Although we believe that our operations comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit, or may otherwise be challenged or scrutinized by governmental authorities. A determination that we have violated these laws could have a material adverse effect on us.

      We are also subject to various state insurance statutes and regulations that prohibit us from submitting inaccurate, incorrect or misleading claims. We believe that our surgery centers are in material compliance with all state insurance laws and regulations regarding the submission of claims. We cannot assure you, however, that none of our centers’ insurance claims will ever be challenged. If we were found to be in violation of a state’s insurance laws or regulations, we could be forced to discontinue the violative practice, which could have an adverse effect on our business and operating results, and we could be subject to fines and criminal penalties.

If laws governing the corporate practice of medicine change, we may be required to restructure some of our relationships, which may result in a significant loss of revenues and divert other resources.

      The laws of various states in which we operate or may operate in the future do not permit business corporations to practice medicine, to exercise control over or employ physicians who practice medicine or to engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. We provide management services to three physician networks. If our arrangements with these networks were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws are enacted rendering our arrangements illegal, we may be required to restructure these arrangements, which may result in a significant loss of revenues and divert other resources.

We are liable for debts and other obligations of the limited partnerships and limited liability companies that own and operate some of our surgery centers.

      We own and operate our surgery centers through 20 limited partnerships and 13 limited liability companies. Local physicians, physician groups and health care systems also own an interest in all but two of these limited partnerships and limited liability companies. In the limited partnerships in which we are the general partner, we are liable for 100% of the debts and other obligations of the limited partnership, even if we do not own all of the partnership interests. We also guarantee the debts and other obligations of many of the limited partnerships and limited liability companies in which we own an interest. Our senior credit facility allows us to borrow up to $110.0 million, including funds that we can lend to the limited partnerships and limited liability companies in which we own an interest. The physicians and physician groups that own an interest in these limited partnerships and limited liability companies do not guarantee a pro rata amount of this debt or the other obligations of these limited partnerships and limited liability companies.

If our operations in New York are found not to be in compliance with New York law, we may be unable to continue or expand our operations in New York.

      We own an interest in a limited liability company which provides administrative services to a surgery center located in New York. New York law requires that, in order to be approved by the New York Department of Health as licensed health care facilities, corporations must have natural persons as stockholders. Accordingly, we are not able to own interests in a partnership or limited liability company that owns an interest in a New York health care facility. New York law also prohibits the delegation of certain management functions by a licensed health care facility. The law does permit a licensed facility to obtain various services from non-licensed entities; however, it is not clear what types of delegation constitute a violation. Although we believe that our operations and relationships in New York are in compliance with these laws, if New York regulatory authorities or a third party asserts a contrary position we may be unable to continue or expand our operations in New York.

If regulations change, we may be obligated to purchase some or all of the ownership interests of our physician partners or renegotiate some of our partnership agreements with our physician partners and management agreements with surgery centers.

      Upon the occurrence of various fundamental regulatory changes or changes in the interpretation of existing regulations, we may be obligated to purchase all of the ownership interests of the physician investors in most of the limited partnerships or limited liability companies that own and operate our surgery centers. The physician investors in some of our surgery centers can require us to purchase their interests in exchange for cash or shares of our common stock if these regulatory changes occur. In addition, some of our partnership agreements with our physician partners and management agreements with surgery centers require us to attempt to renegotiate the agreements upon the occurrence of various fundamental regulatory changes or changes in the interpretation of existing regulations and provide for termination of the agreements if renegotiations are not successful.

      Regulatory changes that could create purchase or renegotiation obligations include changes that:

•	make illegal the referral of Medicare or other patients to our surgery centers by physician investors;

•	create a substantial likelihood that cash distributions to physician investors from the limited partnerships or limited liability companies through which we operate our surgery centers would be illegal; or

•	make illegal the ownership by the physician investors of interests in the limited partnerships or limited liability companies through which we own and operate our surgery centers.

      We do not control whether or when any of these regulatory events might occur. In the event we are required to purchase all of the physicians’ ownership interests, our existing capital resources would not be sufficient for us to meet this obligation. These obligations and the possible termination of our partnership and management agreements would have a material adverse effect on us.

If we become subject to malpractice and related legal claims, we could be required to pay significant damages, which may not be covered by insurance.

      In recent years, physicians, hospitals and other health care providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. We maintain liability insurance in amounts that we believe are appropriate for our operations. Currently, we maintain professional and general liability insurance that provides coverage on a claims made basis of $1.0 million per occurrence and $3.0 million in annual aggregate coverage per facility. We also maintain business interruption insurance and property damage insurance, as well as an additional umbrella liability insurance policy in the aggregate amount of $10.0 million. However, this insurance coverage may not cover all claims against us. Insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance. If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, our financial condition could be adversely affected.

Significant indebtedness could limit our ability to operate our business and pursue business opportunities.

      As of November 17, 2003, we had outstanding debt of about $73.9 million that we incurred to finance our acquisitions and developments and for other general corporate purposes. This amount includes about $42.7 million of debt outstanding under our senior credit facility and about $15.1 million of outstanding 14 3/4% Senior Subordinated Notes due 2008. Our senior credit facility allows us to borrow up to $110.0 million, and we may issue additional senior subordinated notes in an aggregate principal amount of up to $24.9 million. After giving effect to the use of the estimated net proceeds from this offering, based on an assumed initial public offering price of $          per share, our outstanding debt will be about $      million.

      Our significant indebtedness could have important consequences to you, including the following:

•	we may be required to dedicate a substantial portion of our cash flows from operations to the payment of principal and interest on our indebtedness, reducing the funds available to fund working capital, capital expenditures and other general corporate purposes;

•	if our borrowings are at variable rates of interest, we may be vulnerable to increases in interest rates;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	we may be at a disadvantage to our competitors who are less leveraged;

•	we may be more vulnerable to a downturn in our business or the economy generally;

•	the terms of our senior credit facility contains numerous financial and other restrictive covenants, including restrictions on paying dividends, incurring additional indebtedness and buying or selling assets; and

•	the terms of our senior credit facility requires us to pledge the capital stock or other equity interests of our subsidiaries to the bank group as collateral security.

We face intense competition for physicians, strategic relationships, acquisitions and managed care contracts, which may result in a decline in our revenues, profitability and market share.

      The health care business is highly competitive. We compete with other health care providers, primarily hospitals and other surgery centers in recruiting physicians to utilize our facilities and in contracting with managed care payors in each of our markets. There are unaffiliated hospitals in each market in which we operate. These hospitals have established relationships with physicians and payors. In addition, other companies either are currently in the same or similar business of developing, acquiring and operating surgery centers and other facilities or may decide to enter our business. Many of these companies have greater resources than we do, including financial, marketing, staff and capital resources. We may also compete with some of these companies for entry into strategic relationships with health care systems and health care professionals. In addition, many physician groups develop surgery centers without a corporate partner, utilizing consultants who perform their services for a fee and do not take an equity interest in the ongoing operations of the center. If we are unable to compete effectively with any of these entities, we may be unable to implement our business strategies successfully and our business could be adversely affected.

A large number of our surgery centers are located in Texas and Florida, which makes us particularly sensitive to regulatory, economic and other conditions in those states. In addition, three of our surgery centers account for a significant portion of our revenues.

      Our revenues are particularly sensitive to regulatory, economic and other conditions in the states of Texas and Florida. As of November 17, 2003, we operated eight surgery centers in Texas and seven surgery centers in Florida. On a pro forma basis, assuming that our acquisition of Physicians Surgical Care had occurred as of January 1, 2002, the surgery centers in Texas, excluding a center that we acquired from MediSphere Health Partners in November 2003, represented about 27% of our revenues during 2002 and the surgery centers in Florida represented about 19% of our revenues during 2002. In addition, Wilmington SurgCare in Wilmington, North Carolina, Physicians Surgical Specialty Hospital in Houma, Louisiana and NorthStar Surgical Center in Lubbock, Texas generated about 7%, 8% and 8%, respectively, of our revenues during 2002 on a pro forma basis. If these facilities are adversely affected by regulatory, economic and other conditions, or if we are unable to operate these facilities effectively, our operating results will be adversely affected.

We depend on our senior management and we may be adversely affected if we lose any member of our senior management.

      We are highly dependent on our senior management, including Richard E. Francis, Jr., our chairman of the board and chief executive officer, and Clifford G. Adlerz, our president and chief operating officer. We do not maintain “key man” life insurance policies on any of our officers. Because our senior management has contributed greatly to our growth since inception, the loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on us.

If we are unable to integrate and manage our information systems effectively, our operations could be disrupted.

      Our operations depend significantly on effective information systems. Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs.

Moreover, our acquisition activity requires frequent transitions from, and the integration of, various information systems. If we experience difficulties with the transition from information systems or are unable to maintain properly or expand our information systems, we could suffer, among other things, operational disruptions and increases in administrative expenses.

Risks Related to Our Corporate Structure

We may have a special legal responsibility to the holders of ownership interests in the entities through which we own our surgery centers, which may conflict with the interests of our stockholders and prevent us from acting solely in our own best interests or the interests of our stockholders.

      Our ownership interests in surgery centers generally are held through limited partnerships or limited liability companies in which we maintain an ownership interest along with physicians or physician practice groups. As general partner or manager of these entities, we may have a special responsibility, known as a fiduciary duty, to manage these entities in the best interests of the other interest holders. We also have a duty to operate our business for the benefit of our stockholders. As a result, we may encounter conflicts between our responsibility to the other interest holders and our responsibility to our stockholders. For example, we have entered into management agreements to provide management services to our surgery centers in exchange for a fee. Disputes may arise as to the nature of the services to be provided or the amount of the fee to be paid. In these cases, we are obligated to exercise reasonable, good faith judgment to resolve the disputes and may not be free to act solely in our own best interests or the interests of our stockholders. Disputes may also arise between us and our physician investors with respect to a particular business decision or regarding the interpretation of the provisions of the applicable limited partnership agreement or operating agreement. We seek to avoid these disputes but have not implemented any measures to resolve these conflicts if they arise. If we are unable to resolve a dispute on terms favorable or satisfactory to us, our business may be adversely affected.

We are a holding company with no operations of our own.

      We are a holding company and our ability to service our debt and pay dividends, if any, is dependent upon the earnings from the business conducted by our subsidiaries. The distributions of those earnings or advances or other distributions of funds by these subsidiaries to us, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries’ earnings and are subject to various business considerations.

We do not have exclusive control over the distribution of cash from our operating entities and may be unable to cause all or a portion of the cash of these entities to be distributed.

      All of the surgery centers in which we have ownership interests are held through limited partnerships or limited liability companies. We typically own, directly or indirectly, the general partnership or majority member interests in these entities. The limited partnership and operating agreements for these entities provide for distribution of available cash, in some cases on a quarterly basis. If we are unable to cause sufficient revenues to be distributed from one or more of these entities, our relationships with the physicians who also own an interest in these entities may be damaged and we could be adversely affected. We may not be able to resolve favorably any dispute regarding revenue distribution or other matters with a health care system with which we share control of the distributions made by these entities. Further, the failure to resolve a dispute with these health care systems could cause an entity in which we own an interest to be dissolved.

Our stockholder rights plan, provisions of our certificate of incorporation and bylaws and Delaware law could prevent or discourage a change in our management or a takeover you may consider favorable.

      We have adopted a stockholder rights plan. The rights plan may discourage, delay or prevent a merger or acquisition that you may consider favorable. The rights plan may also entrench our management by making it more difficult for a potential acquirer to replace or remove our management or board of directors.

      In addition, some of the provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable or the removal of our current management. These provisions:

•	authorize the issuance of “blank check” preferred stock;

•	provide for a classified board of directors with staggered, three-year terms;

•	prohibit cumulative voting in the election of directors;

•	prohibit our stockholders from acting by written consent without the approval of our board of directors;

•	limit the persons who may call special meetings of stockholders; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved at meetings of stockholders.

      Our certificate of incorporation and bylaws also prohibit the amendment of many of the provisions in the certificate of incorporation and bylaws by our stockholders unless the amendment is approved by the holders of at least 67% of our shares of common stock. In addition, Delaware law may discourage, delay or prevent a change in our control by prohibiting us from engaging in a business combination with an “interested stockholder” for a period of three years after the person becomes an interested stockholder.

Risks Relating To This Offering

We currently intend to use a large portion of the net proceeds of this offering to repay indebtedness and for other uses that may not enable us to grow our operations.

      We currently intend to use all of the estimated net proceeds of this offering to repay indebtedness, pay related prepayment penalties and to make cash payments to holders of our Series A and Series B convertible preferred stock, which would not permit us to use those net proceeds to acquire or develop additional surgery centers or otherwise expand our operations. We will have broad discretion in how we use the proceeds from this offering, and we may spend these proceeds in ways that do not ultimately improve our operating results or increase the value of your investment.

Because our management and their affiliates together own a large percentage of our common stock, they will be able to exert significant influence over all matters submitted to our stockholders for approval, regardless of the preferences of our other stockholders.

      Following this offering, our officers, directors and their affiliates together will beneficially own about      % of our outstanding common stock. Accordingly, these stockholders will be able to exert significant influence over:

•	the election of our board of directors;

•	our management and policies; and

•	the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

      For at least one year following this offering, Whitney & Co., LLC and its affiliated funds will have the right to designate one nominee for our board of directors. Our officers, directors and their affiliates will also be able to exert significant influence over a change in our control or an amendment to our certificate of incorporation or bylaws. In addition, we granted registration rights to these stockholders covering all shares of our stock they own. Their interests may conflict with the interests of other holders of common stock and they may take actions affecting us with which you disagree. See “Principal Stockholders” for additional information.

Because we have not paid dividends and do not anticipate paying dividends on our common stock in the foreseeable future, you should not expect to receive dividends on shares of our common stock.

      We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, under the terms of our senior credit facility, we are restricted from paying cash dividends and making other distributions to our stockholders.

You will suffer immediate and substantial dilution.

      The price you pay for shares of our common stock sold in this offering is substantially higher than the per share value of our net assets, after giving effect to this offering. As a result, if you purchase common stock in this offering, assuming an offering price of $          , you will incur immediate dilution in net tangible book value per share of about $          . Additionally, investors in this offering will have contributed      % of our total equity, but will own only      % of our outstanding shares upon completion of this offering. We also have outstanding warrants to purchase 2,178,445 shares of our common stock at a weighted average exercise price of $1.97 per share and stock options to purchase 5,616,512 shares of our common stock at a weighted average exercise price of $2.43 per share. To the extent these warrants or options are exercised, there will be further dilution. In addition, if we make acquisitions using our stock as currency, you will suffer additional dilution.

Our stock price is likely to be highly volatile. As a result, investors in our common stock may not be able to resell their shares at or above the initial public offering price.

      Before this offering, there has been no public market for our common stock. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or be sustained following this offering. Purchasers in this offering may not be able to resell their shares at prices equal to or greater than the initial public offering price and may suffer a loss on their investment. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. You should read “Underwriting” for a discussion of the factors to be considered in determining the initial public offering price.

      The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

•	our failure or delay in meeting our development and acquisition plans;

•	our revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter;

•	changes in laws and regulations governing health care and the surgery center industry;

•	proposed or enacted changes in reimbursement by governmental and other third-party payors;

•	changes in securities analysts’ financial estimates or recommendations;

•	investor perception of our industry or our prospects; and

•	general economic trends and market conditions, including factors unrelated to our operating performance.

      In the past, other companies in the health care industry have experienced volatility in the market price of their stock and have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future which could divert our management’s attention and resources and could have a material adverse effect on our business, operations and financial condition.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

      Sales of substantial amounts of our common stock in the public market, or the perception in the public markets that these sales may occur, following this offering could cause the market price of our common stock to decline. Upon completion of this offering, we will have           shares of our common stock outstanding. Of these shares, the           shares to be sold in this offering will be freely tradable, unless purchased by our affiliates. Our current stockholders and holders of shares of our Series A convertible preferred stock, Series B convertible preferred stock, convertible debentures and options and warrants to acquire our common stock, on a fully-diluted basis assuming exercise of all options and warrants, are expected to own      % of the outstanding shares of our common stock, or      % if the underwriters’ over-allotment option is exercised in full. In addition, the holders of about           shares are subject to “lock-up” agreements that prohibit the sale of these shares in the public market for 180 days after the date of this prospectus. When the 180 day period expires, or if Credit Suisse First Boston consents in its sole discretion to an earlier sale, the holders will in general be entitled to sell those shares in the public market, subject to the requirements of Rule 144 under the Securities Act of 1933. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

      After this offering, the holders of           shares of our common stock, including shares issuable upon the conversion of Series A convertible preferred stock and Series B convertible preferred stock, will have rights, subject to some conditions, to include their shares in registration statements that we may file on our behalf or on behalf of other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we file a registration statement to offer additional shares of our common stock and have to include shares held by those holders, it could impair our ability to raise needed capital by depressing the price at which we could sell our common stock. As soon as practicable after this offering, we intend to register the shares of our common stock to be issued under our stock option plans and employee stock purchase plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains some forward-looking statements, which are based on our current expectations, estimates and assumptions about future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” and similar expressions are generally intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

•	our ability to attract and retain quality physicians;

•	our ability to acquire and develop additional facilities on favorable terms and to integrate their business operations;

•	our ability to enter into strategic alliances with health care systems and other health care providers that are leaders in their markets;

•	our ability to negotiate favorable contracts on behalf of our facilities with managed care organizations or other third-party payors; and

•	our ability to enhance operating efficiencies.

      These forward-looking statements involve various risks and uncertainties, some of which are beyond our control. Any or all of our forward-looking statements in this prospectus may turn out to be wrong. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in “Risk Factors.”

      In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

      Our forward-looking statements speak only as of the date made. Other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

      We estimate that we will receive about $          in net proceeds from the sale of our common stock in this offering, or about $          if the underwriters’ over-allotment option is exercised in full, based upon an assumed initial offering price of $           per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

      We currently intend to use the estimated net proceeds of this offering as follows:

•	about $18.2 million to make cash payments to holders of shares of our Series A convertible preferred stock in connection with the conversion of these shares to our common stock upon completion of this offering;

•	about $13.6 million to make cash payments to holders of shares of our Series B convertible preferred stock in connection with the conversion of these shares to our common stock upon completion of this offering;

•	about $15.1 million to repay all indebtedness under our outstanding senior subordinated notes, about $400,000 to pay redemption premiums and about $348,000 to pay accrued interest to the holders of the notes;

•	pay about $102,000 of accrued interest on our subordinated convertible debentures on conversion; and

•	the balance of about $ million to repay indebtedness under our senior credit facility.

      Until allocated for specific use, we will invest the proceeds in short-term government and other investment-grade debt securities. The manner in which we actually spend the net proceeds from this offering could vary significantly from that described in this prospectus and will depend on a number of factors, including our future revenues and cash generated by operations and the occurrence of unforeseen events or changed business conditions. Therefore, we will have broad discretion in the way we use the net proceeds from this offering.

      Our Series A convertible preferred stock and Series B convertible preferred stock automatically convert into shares of our common stock upon the completion of this offering. When converted, each share of Series A convertible preferred stock will entitle the holder to receive, subject to adjustment, one share of common stock and a cash payment of $4.20 and each share of Series B convertible preferred stock will entitle the holder to receive, subject to adjustment, one share of common stock and a cash payment of $5.22, plus any accrued and unpaid dividends from the date of issuance of the shares of Series A and Series B preferred stock to the conversion date.

      We have outstanding senior subordinated notes in an aggregate principal amount of about $15.1 million. The notes bear interest at a rate of 14 3/4% per year and are due on July 18, 2008.

      We have outstanding subordinated convertible debentures in an aggregate principal amount of about $3.1 million bearing interest at 4.0% per year. These debentures mature on April 1, 2005 and will automatically convert into shares of our common stock at $3.13 per share upon completion of this offering.

      We have outstanding indebtedness under our senior credit facility of about $42.7 million. Borrowings under the senior credit facility bear interest at a rate equal to a LIBOR rate or a base rate, each plus an applicable margin. The applicable margin for both the LIBOR rate and the base rate varies depending upon our leverage ratio. As of September 30, 2003, the interest rate for this debt was 4.1% per year. The senior credit facility terminates and is due and payable on July 18, 2006.

DIVIDEND POLICY

      We have never paid dividends on our common stock and we do not intend to pay any cash dividends in the foreseeable future. Instead, we currently intend to retain our earnings to finance the development and expansion of our business and for general corporate purposes. Our future dividend policy will be determined by our board of directors on the basis of various factors, including our results of operations, financial condition, business opportunities, capital requirements, plans for expansion, contractual restrictions on payments of dividends, governing laws which prohibit the payment of dividends if it would result in the corporation being unable to pay its debt as they become due or the corporation’s assets being less than its liabilities and other factors our board of directors considers relevant.

      Our senior credit facility restricts our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2003 on an actual basis and on an as adjusted basis.

      The as adjusted presentation assumes:

•	the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share and the application of the net proceeds, as described under “Use of Proceeds;”

•	the conversion of all of our Series A convertible preferred stock and Series B convertible preferred stock into shares of our common stock and payment of all amounts due on conversion; and

•	the conversion of our convertible subordinated debentures into shares of our common stock.

      You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2003

	Actual	As Adjusted

	(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$16,633	$

Current portion of long-term debt	$4,410	$
Long-term debt:
Senior debt	40,755
Senior subordinated notes	15,106
Convertible debentures	3,071

Total debt	63,342

Stockholders’ equity:
Preferred stock, $0.01 par value; 16,946,316 shares authorized, actual; 10,000,000 shares authorized, as adjusted:
Series A convertible preferred stock, 4,341,726 shares designated, issued and outstanding, actual; and no shares designated, issued or outstanding, as adjusted	13,590
Series B convertible preferred stock, 2,604,590 shares designated, issued and outstanding, actual; and no shares designated, issued or outstanding, as adjusted	8,152
Common stock, $0.01 par value; 225,000,000 shares authorized, 47,020,211 shares issued and outstanding, actual; and shares issued and outstanding, as adjusted	470
Additional paid-in capital	61,333
Stockholder notes receivable	(319)
Retained earnings	13,520

Total stockholders’ equity	96,746

Total capitalization	$160,088	$

DILUTION

      As of September 30, 2003, we had a pro forma net tangible book value of $19.2 million or $0.35 per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of our outstanding common stock after giving effect to the conversion of our Series A convertible preferred stock, Series B convertible preferred stock and subordinated convertible debentures into shares of common stock. After giving effect to the issuance of                shares of common stock offered by this prospectus at an assumed initial public offering price of $          per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses and the payment of $31.8 million upon automatic conversion of the Series A convertible preferred stock and Series B convertible preferred stock, our pro forma net tangible book value as adjusted, as of September 30, 2003, would have been about $      million, or about $          per pro forma share of common stock. This represents an immediate increase in pro forma net tangible book value of $          per share to our existing stockholders and an immediate dilution of $          per share to new investors in this offering. If the initial public offering price is higher or lower than $          per share, the dilution to new stockholders will be higher or lower, respectively. The following table illustrates this per share dilution:

	Per Share

Assumed initial public offering price		$
Actual net tangible book value at September 30, 2003	0.34
Increase attributable to subordinated convertible debentures and preferred stock conversion	0.01

Pro forma net tangible book value before this offering	0.35
Increase attributable to new investors
Pro forma net tangible book value after this offering

Dilution per share to new investors(1)		$

(1)	If the underwriters’ over-allotment option is exercised in full, dilution per share to new investors will be $ .

     The following table summarizes, on an as adjusted basis as of September 30, 2003, the difference between existing common stockholders, existing holders of our preferred stock and convertible debentures upon conversion thereof and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. The table assumes that the initial public offering price will be $ before deducting underwriters’ discounts and expenses. If the underwriters’ over-allotment option is exercised in full, the number of shares held by existing stockholders will decrease to      % of the total number of shares of common stock outstanding after this offering, and the number of shares held by new investors will increase to      , or      % of the total number of shares of common stock outstanding after this offering.

			Total
	Shares Purchased		Consideration
						Average
	Number	Percent	Amount		Percent	Price Per Share

	(dollars in thousands, except per share amounts)
Existing common stockholders	47,020,211	%		$61,484	%	$1.31
Existing holders of preferred stock and subordinated convertible debentures upon conversion	7,927,473			24,813		3.13
New investors(1)

Total		100.0%	$		100.0%

(1)	If the underwriters’ over-allotment option is exercised in full, we will sell an additional shares.

     The discussion and tables exclude:

•	5,616,512 shares of common stock issuable upon the exercise of stock options outstanding at September 30, 2003 at a weighted average exercise price of $2.43 per share;

•	4,208,604 shares of common stock available for future grant under our stock option plans and our employee stock purchase plan as of September 30, 2003;

•	2,115,945 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2003 at a weighted average exercise price of $1.94 per share;

•	up to 2,189,887 shares of our common stock issuable to the former stockholders of Physicians Surgical Care based on the financial results of one of the Physicians Surgical Care surgery centers during 2003.

      To the extent the warrants and options are exercised and the underlying shares of common stock are issued, there will be further dilution to new investors. See “Risk Factors,” “Capitalization,” “Management” and “Description of Capital Stock,” and the notes to our consolidated financial statements included elsewhere in this prospectus.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following selected consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated statement of operations data set forth below for each of the three years ended December 31, 2002, and the selected consolidated balance sheet data set forth below at December 31, 2001 and 2002, are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated statement of operations data set forth below for the years ended December 31, 1998 and 1999, and the selected consolidated balance sheet data set forth below at December 31, 2000, are derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2002 and 2003, and the consolidated balance sheet data at September 30, 2003 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our consolidated financial position at those dates and our consolidated results of operations for the periods ended.

      The historical results presented below are not necessarily indicative of the results to be expected for any future period.

						Nine Months
	Years Ended December 31,					Ended September 30,

	1998(1)	1999(1)	2000	2001	2002	2002	2003

						(unaudited)

	(dollars in thousands, except per share amounts)
Consolidated Statement Of Operations Data:
Revenues	$5,656	$58,120	$126,942	$104,704	$144,688	$102,776	$128,797
Operating expenses(2)	7,745	57,415	115,430	89,437	112,322	80,263	98,859
Depreciation and amortization	353	3,351	7,503	7,743	7,836	5,655	6,854
Impairment and loss on disposal of long-lived assets	—	—	6,043	385	492	492	162
Gain on sale of long-lived assets	—	—	—	(2,346)	(457)	(457)	(162)

Operating income (loss)	(2,442)	(2,646)	(2,034)	9,485	24,495	16,823	23,084
Minority interests in (income) loss of consolidated subsidiaries	124	647	526	(1,909)	(7,353)	(4,865)	(7,749)
Interest expense, net	(17)	(1,189)	(3,234)	(2,600)	(4,625)	(3,541)	(4,058)

Income (loss) before income taxes	(2,335)	(3,188)	(4,742)	4,976	12,517	8,417	11,277
Income taxes	—	72	135	287	215	162	959

Net income (loss)	$(2,335)	$(3,260)	$(4,877)	$4,689	$12,302	$8,255	$10,318

Net income (loss) per share:
Basic	$(1.75)	$(0.14)	$(0.11)	$0.11	$0.27	$0.18	$0.22
Diluted	$(1.75)	$(0.14)	$(0.11)	$0.10	$0.23	$0.16	$0.18
Weighted average number of common shares outstanding and common equivalent shares:
Basic	1,336,218	22,982,064	43,914,680	43,897,395	45,851,695	45,617,685	46,660,203
Diluted	1,336,218	22,982,064	43,914,680	45,814,112	53,802,184	52,957,151	56,107,222

						Nine Months
	Years Ended December 31,					Ended September 30,

	1998(1)	1999(1)	2000	2001	2002	2002	2003

						(unaudited)

	(dollars in thousands, except per share amounts)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(1,850)	$(4,305)	$6,834	$8,438	$21,770	$17,977	$21,504
Net cash used in investing activities	(8,173)	(24,347)	(18,359)	(5,821)	(21,592)	(13,851)	(23,343)
Net cash provided by (used in) financing activities	13,306	39,116	11,654	(3,423)	5,235	4,866	(2,176)
Other Data:
EBITDA(3)	$(2,089)	$705	$5,469	$17,228	$32,331	$22,478	$29,938
EBITDA as a % of revenues	(36.9)%	1.2%	4.3%	16.5%	22.3%	21.9%	23.2%
EBITDA less minority interests(3)	$(1,965)	$1,352	$5,995	$15,319	$24,978	$17,613	$22,189
EBITDA less minority interests as a % of revenues	(34.7)%	2.3%	4.7%	14.6%	17.3%	17.1%	17.2%
Number of surgery centers operated as of the end of period(4)	8	16	20	24	34	32	37

	As of December 31,
				As of
	2000	2001	2002	September 30, 2003

				(unaudited)

	(in thousands)
Consolidated Balance Sheet Data:
Working capital	$35,347	$21,706	$24,839	$20,282
Total assets	103,759	100,799	188,888	198,939
Total long-term debt, less current maturities	47,986	39,983	60,909	58,932
Total stockholders’ equity	37,127	41,610	86,677	96,746

(1)	On June 25, 1999, we acquired Ambulatory Resource Centres, Inc. in a merger that was accounted for as a reverse acquisition under the purchase method of accounting. For financial accounting purposes, Ambulatory Resource Centres was considered to be the acquiring company in the merger and its historical financial statements replaced ours. Accordingly, for periods prior to June 25, 1999, our consolidated financial statements reflect only the results of Ambulatory Resource Centres.
(2)	Excludes depreciation and amortization expense and impairment of (gain on) long-lived assets.
(3)	When we use the term “EBITDA,” we are referring to operating income (loss) plus depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, and it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. We use EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. We also consider EBITDA in acquiring and developing additional surgery centers. EBITDA is commonly used as an analytical indicator within the health care industry. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and EBITDA less minority interests to net income (loss):

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)

	(in thousands)
EBITDA	$(2,089)	$705	$5,469	$17,228	$32,331	$22,478	$29,938
Minority interests in (income) loss of consolidated subsidiaries	124	647	526	(1,909)	(7,353)	(4,865)	(7,749)

EBITDA less minority interests	(1,965)	1,352	5,995	15,319	24,978	17,613	22,189
Depreciation and amortization	(353)	(3,351)	(7,503)	(7,743)	(7,836)	(5,655)	(6,854)
Interest expense, net	(17)	(1,189)	(3,234)	(2,600)	(4,625)	(3,541)	(4,058)
Income taxes	—	(72)	(135)	(287)	(215)	(162)	(959)

Net income (loss)	$(2,335)	$(3,260)	$(4,877)	$4,689	$12,302	$8,255	$10,318

(4)	Includes surgery centers that we manage but in which we do not have an ownership interest.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

      The unaudited pro forma combined condensed statement of operations data for the year ended December 31, 2002 assumes that our acquisition of Physicians Surgical Care had occurred on January 1, 2002. In April 2002, we acquired Physicians Surgical Care, which had ownership interests in and managed seven surgery centers and assisted in the development of an additional surgery center to which we began providing administrative services when it opened in October 2002. In connection with the acquisition, we issued an aggregate of 2,770,748 shares of our common stock, 4,341,726 shares of our Series A convertible preferred stock and 2,604,590 shares of our Series B convertible preferred stock. In addition, we agreed to issue up to an additional 2,189,887 shares of our common stock to the former stockholders of Physicians Surgical Care based on the 2003 financial results of one of the Physicians Surgical Care surgery centers. We sold our minority interest in one of the acquired Physicians Surgical Care centers in September 2002.

      The unaudited pro forma combined condensed statement of operations data for the year ended December 31, 2002 does not purport to represent what our results actually would have been if the acquisition of Physicians Surgical Care had occurred on January 1, 2002 nor does such information purport to project our results for any future period.

SYMBION, INC.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Twelve Months Ended December 31, 2002

		Physicians
		Surgical	Pro Forma
	Symbion	Care(a)	Adjustments		Pro Forma

	(dollars in thousands, except per share data)
Revenues	$144,688	$12,303	$—		$156,991
Operating expenses:
Salaries and benefits	37,541	3,051	—		40,592
Supplies	28,338	2,212	—		30,550
Professional and medical fees	7,356	139	—		7,495
Rent and lease expense	9,146	799	—		9,945
Other operating expenses	11,311	2,032	—		13,343

Cost of revenues	93,692	8,233	—		101,925
General and administrative expense	14,328	1,049	—		15,377
Depreciation and amortization	7,836	823	—		8,659
Provision for doubtful accounts	4,843	422	—		5,265
Income on equity investments	(541)	—	—		(541)
Impairment and loss on disposal of long-lived assets	492	—	—		492
Gain on sale of long-lived assets	(457)	—	—		(457)

Total operating expenses	120,193	10,527	—		130,720

Income before minority interests and interest	24,495	1,776	—		26,271
Minority interests in (income) loss of consolidated subsidiaries	(7,353)	(820)	164 (b	)	(8,009)
Interest expense, net	(4,625)	(1,055)	(41	)(c)	(5,721)

Income (loss) before income taxes	12,517	(99)	123		12,541
Income taxes	215	—	25 (d	)	240

Net income (loss)	$12,302	$(99)	$98		$12,301

Net income per share:
Basic	$0.27				$0.26
Diluted	$0.23				$0.22
Weighted average number of common shares outstanding and common equivalent shares:
Basic	45,851,695				46,475,119
Diluted	53,802,184				56,296,976

Notes to Unaudited Pro Forma Combined Condensed

Statement of Operations
(dollars in thousands)

(a)	Represents the unaudited statement of operations of Physicians Surgical Care, Inc. for the three months ended March 31, 2002.

		Twelve Months
		Ended
		December 31, 2002

(b)	Represents the pro forma adjustments to minority interests to record the reduction in minority interest related to our purchase of additional ownership interests in five existing Physicians Surgical Care centers concurrently with our acquisition of Physicians Surgical Care	$164

(c)	Represents the pro forma adjustments to interest expense to record interest incurred related to the notes payable and convertible debentures issued to purchase additional ownership interests in five existing Physicians Surgical Care entities concurrently with our acquisition of Physicians Surgical Care. Incurred debt totaled $595 of notes payable and $3,171 of convertible debentures, at an annual interest rate of 6% and 4%, respectively	$(41)

(d)	Represents the pro forma adjustments to income taxes to record the state income tax effect from pro forma adjustments related to our acquisitions and sale of physician network assets. We have not reflected a federal income tax impact because we have sufficient net operating loss carryforwards to offset federal income taxes	$25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial and Other Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate and that apply to an investment in our common stock, please read “Risk Factors.” Our actual results may differ materially from those estimated or projected in any of these forward-looking statements.

Overview

      We own and operate a network of surgery centers in 18 states. As of November 17, 2003, we owned and operated 33 surgery centers, managed eight additional surgery centers and were developing one new surgery center. Our surgery centers include three facilities that are licensed as hospitals, two of which we own and one of which we manage. In addition to our surgery centers, we also operate a diagnostic center and manage three physician networks, including two physician networks in markets in which we operate surgery centers.

      On September 16, 2002, we reincorporated in Delaware. We were originally incorporated in Tennessee in January 1996 under the name UniPhy Healthcare, Inc. and focused on the development and management of physician networks. On June 25, 1999, we acquired Ambulatory Resource Centres, Inc., an owner and operator of surgery centers, and changed our name to Symbion, Inc. Our acquisition of Ambulatory Resource Centres was accounted for as a reverse acquisition under the purchase method of accounting and, for financial reporting purposes, Ambulatory Resources Centres was considered to be the acquiring company and its historical financial statements replaced ours. Accordingly, for periods prior to June 25, 1999, our consolidated financial statements reflect only the results of Ambulatory Resource Centres.

      Since our acquisition of Ambulatory Resource Centres, we have focused on developing, acquiring and managing surgery centers, and have grown our operations from 14 to 41 surgery centers. During that period, we terminated all but three of our management agreements with physician networks and transferred our assets and liabilities relating to those terminated agreements to the physician networks in exchange for cash and our previously issued securities. We also modified our agreements with two of the remaining physician networks to require us to provide only management services. As a result of these actions, we now focus our business on developing, acquiring and managing surgery centers and it may be difficult to compare our historical operating results from period to period.

Acquisitions, Developments and Divestitures

Acquisitions and Developments

      During 2003, we have acquired three centers, including one licensed as a hospital, opened four newly-developed surgery centers and assumed a management agreement for one additional surgery center licensed as a hospital. We entered into management agreements with each of these surgery centers and have a majority ownership interest in three of these centers. Our investment related to these centers has been about $13.5 million, including about $12.8 million funded with debt, and the assumption of about $585,000 in long-term debt. In addition, we issued warrants to purchase 62,500 shares of our common stock. The additional cost to complete the developed centers is expected to be about $1.2 million.

      In addition, during 2003, we acquired an additional 39% ownership interest in Dry Creek Imaging Center, a diagnostic imaging center that is adjacent to our surgery center in the Denver, Colorado market, for about $1.5 million in cash. We now own 90% of the center. We also acquired an additional 16.4% ownership interest in Village SurgiCenter in Erie, Pennsylvania, for about $1.0 million in cash. We now own about 82% of the center.

      In April 2002, we acquired Physicians Surgical Care, Inc., which had ownership interests in and managed seven surgery centers, including one licensed as a hospital. A subsidiary of Physicians Surgical Care assisted in the development of an additional surgery center to which we began providing administrative services when it opened in October 2002. In connection with the acquisition, we issued an aggregate of 2,770,748 shares of our common stock, 4,341,726 shares of our Series A convertible preferred stock and 2,604,590 shares of our Series B convertible preferred stock. In addition, we agreed to issue up to an additional 2,189,887 shares of our common stock to the former stockholders of Physicians Surgical Care based on the 2003 financial results of one of the Physicians Surgical Care surgery centers.

      In addition to Physicians Surgical Care, we acquired ownership interests in three additional surgery centers and opened two newly-developed surgery centers during 2002. We entered into management agreements with each of these surgery centers and have majority ownership interests in four of the centers. Our total investment related to these centers was about $24.6 million, including about $16.8 million funded with debt.

      During 2001, we acquired ownership interests in three surgery centers and opened one additional newly-developed surgery center and one diagnostic imaging center. We entered into management agreements with each of these surgery centers and have majority ownership interests in all of these centers. Our total investment related to these centers was about $21.9 million, consisting of about $15.8 million in cash, of which about $8.3 million was funded with debt related to the acquisitions, $5.7 million of debt incurred by the newly-developed surgery center and 126,811 shares of our common stock.

      During 2000, we acquired ownership interests in three surgery centers and opened two additional newly-developed surgery centers. We entered into management agreements with each of these surgery centers and have majority ownership interests in four of these facilities. Our total investment related to these facilities was about $15.7 million, consisting of about $9.3 million in cash, of which $2.6 million was funded with debt related to the acquisitions, and $6.4 million of debt incurred by the newly-developed surgery centers.

      During 1999, in addition to our acquisition of Ambulatory Resource Centres, we opened two additional newly-developed surgery centers. We entered into management agreements with each of these surgery centers and have majority ownership interests in all of these centers. Our total investment related to these centers was about $5.0 million, including about $3.5 million of debt incurred by the newly-developed surgery centers.

      All of our acquisitions were accounted for under the purchase method of accounting and, accordingly, the results of operations of these acquired surgery centers are reflected on a consolidated or equity basis in our consolidated financial statements from the respective dates of their acquisitions.

Divestitures

      Effective August 8, 2003, we sold a 33% interest in Physicians SurgiCenter of Houston in Houston, Texas to Memorial Hermann Hospital for about $825,000 in cash. We now own an approximately 38% interest in the center. Memorial Hermann Hospital has the right to require us to repurchase its interest.

      Effective May 20, 2003, the surgery center we managed in Knoxville, Tennessee closed following the opening of the new surgery center in this market we developed with the same organization, University Health System, Inc. We have a 25% ownership interest in the new surgery center.

      Effective September 6, 2002, we sold all of our ownership interest in a surgery center and terminated our management agreement with the surgery center. In consideration for our ownership interest and termination of the management agreement, we received about $1.4 million in cash in October 2002. In addition, we were released from a guaranty of about $4.6 million of debt incurred by the center. We recorded a charge in the third quarter of 2002 of about $380,000 in connection with this transaction.

      Effective May 31, 2002, we sold all of our ownership interest in a surgery center and terminated our management agreement with the surgery center. In consideration for our ownership interest, we were released from a guaranty of the facility lease for the surgery center and the purchaser assumed about $1.1 million of liabilities. We recorded a net loss in the second quarter of 2002 of about $8,000 in connection with this transaction.

      Since January 1, 2001, we terminated our management agreements with three physician networks and transferred our assets and liabilities relating to those terminated agreements to these physician networks. Prior to termination of these management agreements, we recognized management fees earned and expenses reimbursed under these management agreements as physician service revenues. We also modified our management agreements with two physician networks to require us to provide only management services, which are reflected as other service revenues, and we transferred certain related accounts receivable, prepaid expenses and liabilities to these physician networks. In exchange for these terminations, modifications and asset transfers, we received an aggregate of about $22.6 million in cash, a promissory note in the amount of $400,000, 1,007,368 shares of our common stock and the cancellation of a convertible subordinated debenture with an aggregate principal amount of $2.7 million that we had previously issued to one of these physician networks. In addition, the physician networks assumed about $1.8 million in liabilities. In 2001, we recorded gains on the sale of long-lived assets of $2.3 million in connection with the termination and modification of these management agreements. In January 2002, we terminated the last of these management agreements. The loss of $255,000 on termination of this management agreement was recorded in 2001 and is included in the impairment and loss on disposal of long-lived assets of $385,000 in 2001. The net assets and liabilities of $4.6 million relating to this management agreement were reflected as assets held for sale at December 31, 2001.

Critical Accounting Policies

      Our accounting policies are described in Note 2 of our consolidated financial statements. In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, our management must make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our actual results could differ from those estimates. We believe that the following critical accounting policies are important to the portrayal of our financial condition and results of operations, and require our management’s subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used.

Consolidation and Control

      Our consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, as well as our interests in facilities that we control through our ownership of a majority voting interest or other rights granted to us by contract as the sole general partner or manager to manage and control the business. The rights of the limited partners or minority members in these surgery centers are generally limited to those that protect their ownership interests, including the right to approve of the issuance of new ownership interests, and those that protect their financial interests, including the right to approve the acquisition or divestiture of significant assets or the incurrence of debt that physician limited partners or members are required to guarantee on a pro rata basis based upon their respective ownership interests or that exceeds 20% of the fair market value of the center’s assets. All significant intercompany balances and transactions, including management fees from consolidated centers, are eliminated in consolidation.

      We also hold non-controlling interests in some surgery centers over which we exercise significant influence. Significant influence includes financial interests ranging from 25% to 49% and duties, rights and responsibilities for the day-to-day management of the surgery center. These non-controlling interests are accounted for under the equity method.

Revenue Recognition

      Our revenues are comprised of patient service revenues, physician service revenues and other service revenues. Our patient service revenues relate to fees charged for surgical or diagnostic procedures performed at facilities that we consolidate for financial reporting purposes. These fees are billed either to the patient or a third-party payor. Our fees vary depending on the procedure, but usually include all charges for usage of an operating room, a recovery room, equipment, supplies, nursing staff and medications. Our fees do not include professional fees charged by the patient’s surgeon, anesthesiologist or other attending physician, which are billed directly by the physicians to the patient or third-party payor. We recognize patient service revenues when the related procedures are performed.

      Our physician service revenues relate to fees we derive from managing physician networks for which we also have a contractual obligation to provide capital and additional assets. Currently we have such an obligation to only one group of six physicians included in one of the three physician networks we manage. We expect our physician service revenues to decline as a percentage of our total revenues as we continue to focus on our surgery center business. Physician service revenues consist of reimbursed expenses and a percentage of the amount by which each physician network’s revenues exceed its expenses, as defined by our management agreement with each physician network. We recognize physician service revenues in the period in which reimbursable expenses are incurred and the period in which we have rights to a percentage of the amount by which a physician network’s revenues exceed its expenses.

      Our other service revenues are comprised of management and administrative service fees we derive from non-consolidated facilities that we account for under the equity method, management of surgery centers in which we do not own an interest and management services we provide to physician networks for which we are not required to provide capital or additional assets. The fees we derive from these management arrangements are based on a pre-determined percentage of the revenues of each surgery center and physician network. We recognize other service revenues in the period in which services are rendered.

Allowance for Contractual Adjustments and Bad Debts

      Our patient service revenues are recorded net of estimated contractual allowances from third-party payors, which we estimate based on the historical trend of our surgery centers’ cash collections and contractual write-offs, accounts receivable agings, established fee schedules, relationships with payors and procedure statistics. We estimate our allowances for bad debts using similar information and analysis. While we believe that our allowances for contractual adjustments and bad debts are adequate, if the actual write-offs are significantly different from our estimates, our results of operations may, in turn, be significantly impacted. Our net accounts receivable reflected allowances for bad debts of $11.0 million at September 30, 2003 and $11.6 million at December 31, 2002.

      We derive all of our physician service revenues from physician networks with which we have service agreements. Physician service revenues from physician networks consist of reimbursed expenses, plus participation in the excess of revenue over expenses of the physician networks as defined in the service agreements. Reimbursed expenses include the costs of our personnel, supplies and other expenses incurred to provide the management services to the physician networks. We recognize physician service revenues in the period in which reimbursable expenses are incurred and in the period in which we have rights to a percentage of the amount by which a physician network’s revenues exceed its expenses. Physician service revenues are based on net billings of the physician network with any changes in estimated contractual adjustments and bad debts reflected in physician service revenues in the subsequent period. Our physician service revenues would be impacted by changes in estimated contractual adjustments and bad debts recorded by the physician networks.

Long-lived Assets, Goodwill and Intangible Assets

      When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, we assess whether the carrying value of the assets will be recovered through undiscounted future cash flows expected to be generated from the use of the assets and their eventual disposition. If the assessment indicates that the recorded cost will not be recoverable, that cost will be reduced to estimated fair value. Estimated fair value will be determined based on a discounted future cash flow analysis. Using this methodology, for the year ended December 31, 2001, we recorded an impairment charge of $130,000 related to three of our surgery centers. We believe that there has been no other impairment.

      Goodwill represents the excess of purchase price over fair value of net tangible assets acquired. Effective January 1, 2002, the amortization of all goodwill was discontinued upon the adoption of Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 no longer permits the amortization of goodwill and other indefinite lived intangible assets over a set period, rather these assets must be tested for impairment at least annually using a fair value method. Impairment is measured at the reporting unit level using a discounted cash flows model to determine the fair value of the reporting units. We will perform a goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, or at least annually during the fourth quarter each year.

Sources of Revenue

      Our revenues primarily include the following:

•	patient service revenues for the facilities that we consolidate for financial reporting purposes, which are typically those in which we have ownership interests of greater than 50% or maintain effective control;

•	physician service revenues derived from our management of physician networks for which we also have a contractual obligation to provide capital and additional assets; and

•	other service revenues, consisting of management and administrative service fees derived from the non-consolidated facilities that we account for under the equity method, management of surgery centers in which we do not own an interest and management services we provide to physician networks for which we are not required to provide capital or additional assets.

      The following table summarizes our revenues by service type as a percentage of revenues for the periods indicated:

				Nine Months Ended
	Years Ended December 31,			September 30,

	2000	2001	2002	2002	2003

Patient service revenues	34%	60%	90%	91%	90%
Physician service revenues	60	29	2	2	2
Other service revenues	6	11	8	7	8

Total	100%	100%	100%	100%	100%

      Patient service revenues as a percentage of total revenues has increased from 34% in 2000 to 90% in 2002 and was 90% in the nine months ended September 30, 2003, primarily as a result of our focus on our surgery center operations and the termination and modification of our management agreements with physician networks in which we recorded physician service revenues. Physician service revenues as a percentage of total revenues has decreased from 60% in 2000 to 2% in 2002 and was 2% in the nine months ended September 30, 2003, primarily as a result of our focus on our surgery center operations and the termination and modification of our management agreements with physician networks in which we recorded physician service revenues. Other service revenues as a percentage of total revenues has increased from 6% in 2000 to 8% in 2002 and was 8% for the nine months ended September 30, 2003, primarily as a result of modifications to two of our management agreements with physician networks.

Results of Operations

      The following table summarizes certain statements of operations items expressed as a percentage of revenues for the periods indicated:

				Nine
				Months Ended
	Years Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses(1)	95.7	83.5	77.7	78.1	76.8

EBITDA(2)	4.3	16.5	22.3	21.9	23.2
Minority interests in (income) loss of consolidated subsidiaries	0.4	(1.9)	(5.0)	(4.8)	(6.0)

EBITDA less minority interests(2)	4.7	14.6	17.3	17.1	17.2
Depreciation and amortization	5.9	7.4	5.4	5.5	5.3
Interest expense, net	(2.5)	(2.4)	(3.2)	(3.4)	(3.1)

Income (loss) before income taxes	(3.7)	4.8	8.7	8.2	8.8
Income taxes	0.1	0.3	0.2	0.2	0.8

Net income (loss)	(3.8)%	4.5%	8.5%	8.0%	8.0%

(1)	For each of the periods set forth in this table, operating expenses excludes depreciation and amortization expense.
(2)	EBITDA refers to operating income plus depreciation and amortization, and should not be considered in isolation or as a substitute for net income, operating income, cash flows provided by operating activities or other measures of operating performance calculated in accordance with generally accepted accounting principles. We use EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. We also consider EBITDA in acquiring and developing additional surgery centers. EBITDA is commonly used as an analytical indicator within the health care industry. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

     The following table reconciles EBITDA and EBITDA less minority interests to net income (loss):

				Nine
				Months Ended
	Years Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)

	(in thousands)
EBITDA	$5,469	$17,228	$32,331	$22,478	$29,938
Minority interests in (income) loss of consolidated subsidiaries	526	(1,909)	(7,353)	(4,865)	(7,749)

EBITDA less minority interests	5,995	15,319	24,978	17,613	22,189
Depreciation and amortization	(7,503)	(7,743)	(7,836)	(5,655)	(6,854)
Interest expense, net	(3,234)	(2,600)	(4,625)	(3,541)	(4,058)
Income taxes	(135)	(287)	(215)	(162)	(959)

Net income (loss)	$(4,877)	$4,689	$12,302	$8,255	$10,318

Nine months ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

      Revenues. Revenues increased 25.3% from $102.8 million for the nine months ended September 30, 2002 to $128.8 million for the nine months ended September 30, 2003. This increase was primarily the result of a $19.5 million increase in patient service revenue from surgery centers acquired or developed since January 1, 2002 and a $6.5 million increase in patient service revenue from facilities that we owned in both the nine months ended September 30, 2002 and the nine months ended September 30, 2003, which we refer to as “same store” facilities. The increase in same store revenue is primarily the result of an increase in the number of cases.

      Operating Expenses. Operating expenses are comprised of all direct costs and indirect costs except depreciation and amortization. Operating expenses also include impairment and loss on disposal of long-lived assets and gain on sale of long-lived assets. Operating expenses increased 23.1% from $80.3 million for the nine months ended September 30, 2002 to $98.9 million for the nine months ended September 30, 2003. This increase was primarily the result of a $12.9 million increase in operating expenses from surgery centers acquired or developed since January 1, 2002. The increase in operating expenses is also the result of a $3.3 million increase in operating expenses from same store facilities, an increase of $1.4 million in general and administrative expenses and a $1.0 million increase in our general and professional liability expense. The increase in same store operating expenses is primarily due to the increase in the number of cases.

      The general and professional liability expense includes reserves for an estimate of losses limited to deductibles and self insured retention related to claims incurred and reported in the policy period and an estimate for unlimited losses related to claims incurred but not reported during the policy period. The accrual for general and professional liability expense was increased in the third quarter based on management’s analysis of an independent actuarial study performed in the third quarter of 2003.

      Also included in operating expenses is a decrease in the provision for doubtful accounts by $1.2 million. As a percentage of revenues, the provision for doubtful accounts decreased from 3.0% for the nine months ended September 30, 2002 to 1.4% for the nine months ended September 30, 2003. This decrease can be attributed to improved cash collections primarily in the six months ended June 30, 2003 related to the conversion of our surgery centers acquired in 2002 to our cash collections processes and improved collections on older accounts receivable from our same store facilities.

      As a percentage of revenues, operating expenses decreased from 78.1% for the nine months ended September 30, 2002 to 76.8% for the nine months ended September 30, 2003, primarily as a result of operating efficiencies at our surgery centers and improved economies of scale.

      Depreciation and Amortization. Depreciation and amortization expense increased 21.2% from $5.7 million for the nine months ended September 30, 2002 to $6.9 million for the nine months ended September 30, 2003. The increase in depreciation and amortization expense was primarily related to surgery centers acquired or developed since January 1, 2002. As a percentage of revenues, depreciation and amortization expense decreased from 5.5% for the nine months ended September 30, 2002 to 5.3% for the nine months ended September 30, 2003.

      Operating Income. Operating income increased by 37.2% from $16.8 million for the nine months ended September 30, 2002 to $23.1 million for the nine months ended September 30, 2003. This increase was primarily the result of an increase of $5.3 million from surgery centers acquired or developed since January 1, 2002 and a $2.4 million increase from same store facilities partially offset by an increase in general and administrative expenses. As a percentage of revenues, operating income increased from 16.4% for the nine months ended September 30, 2002 to 17.9% for the nine months ended September 30, 2003.

      Interest Expense, Net of Interest Income. Interest expense, net of interest income, increased 14.6% from $3.5 million for the nine months ended September 30, 2002 to $4.1 million for the nine months ended September 30, 2003. The increase in interest expense is primarily the result of prepayment penalties of $725,000 during the third quarter of 2003, which related to our repayment of certain indebtedness with the proceeds from our senior credit facility.

      Provision for Income Taxes. The provision for income taxes increased from $162,000 for the nine months ended September 30, 2002 to $959,000 for the nine months ended September 30, 2003. Tax expense for years ending prior to January 1, 2003 was less than that calculated at statutory rates because of available net operating loss carryforwards. In 2003, the provision for income taxes increased because of greater pre-tax income and increased state income taxes payable in states in which our facilities operate.

      Net Income. Net income increased 25.0% from $8.3 million for the nine months ended September 30, 2002 to $10.3 million for the nine months ended September 30, 2003, primarily as the result of a $2.7 million increase from surgery centers acquired or developed since January 1, 2002.

      As a percentage of revenues, net income remained constant at 8.0% for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2003. Excluding the impact of gains and losses on disposals of long-lived assets and the results of operations of two surgery centers divested during the third quarter of 2002, net income, as a percentage of revenues, increased from 7.5% for the nine months ended September 30, 2002 to 8.0% for the nine months ended September 30, 2003.

      EBITDA Less Minority Interests. EBITDA less minority interests increased 26.0% from $17.6 million for the nine months ended September 30, 2002 to $22.2 million for the nine months ended September 30, 2003. The increase was primarily the result of a $4.3 million increase in EBITDA less minority interests from surgery centers acquired or developed since January 1, 2002 and a $2.4 million increase in EBITDA less minority interests from same store facilities, which was partially offset by a $1.4 million increase in general and administrative expenses. Additionally, the increase in EBITDA less minority interests was offset by $690,000 as a result of the increase in the general and professional liability reserves related to management’s analysis of an independent actuarial study performed in the third quarter of 2003. As a percentage of revenues, EBITDA less minority interests increased to 17.2% for the nine months ended September 30, 2003 from 17.1% for the nine months ended September 30, 2002. Excluding the impact of gains and losses on disposals of long-lived assets and the results of operations of two surgery centers divested during the third quarter of 2002, EBITDA less minority interests, as a percentage of revenues, increased from 16.7% for the nine months ended September 30, 2002 to 17.2% for the nine months ended September 30, 2003. Minority interests in income of consolidated subsidiaries increased from $4.9 million to $7.7 million, primarily as a result of a $2.2 million increase in minority interests from surgery centers acquired or developed since January 1, 2002 and a $618,000 increase in minority interests from same store facilities.

      When we use the term “EBITDA,” we are referring to operating income (loss) plus depreciation and amortization. EBITDA and EBITDA less minority interests are not measurements of financial performance under generally accepted accounting principles, and they should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. We use EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. We also consider EBITDA in acquiring and developing additional surgery centers. EBITDA is commonly used as an indicator within the health care industry. Our calculation of EBITDA and EBITDA less minority interests may not be comparable to similarly titled measures reported by other companies. See Note 3 to “Selected Consolidated Financial and Other Data” for a reconciliation of EBITDA and EBITDA less minority interests to net income.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Revenues. Revenues increased by 38.2% from $104.7 million for 2001 to $144.7 million for 2002. This increase was primarily the result of a $65.2 million increase in patient service revenue from surgery centers acquired or developed since January 1, 2001 and an increase of $4.8 million from facilities that we owned in both the twelve months ended December 31, 2001 and the twelve months ended December 31, 2002, which we refer to as “same store” facilities, which was partially offset by a decrease in physician service revenues of $30.0 million resulting from termination and modification of management agreements with physician networks in which we recorded physician service revenues.

      Operating Expenses. Operating expenses increased by 28.4% from $87.5 million for 2001 to $112.4 million for 2002. This increase was primarily the result of a $46.3 million increase from surgery centers acquired or developed since January 1, 2001 and a $1.9 million increase in general and administrative expenses, which was partially offset by a decrease of $25.6 million resulting from termination and modification of management agreements with physician networks. The increase was also partially offset by a decrease in gain on sale of long-lived assets, net of impairment and loss on disposal of long-lived assets, which resulted from our termination and modification of management agreements with physician networks and certain surgery center goodwill impairment. We recorded a gain of approximately $2.3 million in 2001 in connection with the termination of one of these management agreements, which reflected the consideration that we received in excess of our carrying amount of the related net assets. We also recorded an additional impairment and loss on disposal charge of $255,000 in connection with the termination of one of the management agreements.

      As a percentage of revenues, operating expenses decreased from 83.5% for 2001 to 77.7% for 2002, primarily as a result of surgery centers representing a higher percentage of our total operations and generating higher operating margins than our management of physician networks, and improved operating efficiencies at surgery centers operating throughout both periods.

      Depreciation and Amortization. Depreciation and amortization expense increased by 1.2% from $7.7 million for 2001 to $7.8 million for 2002. This increase was primarily the result of a $3.2 million increase in depreciation and amortization expense related to surgery centers acquired or developed since January 1, 2001, which was partially offset by a $1.8 million decrease in depreciation and amortization expense resulting from termination and modification of management agreements with physician networks. In addition, on January 1, 2002 we adopted SFAS 142, “Goodwill and Other Intangible Assets,” which required goodwill and indefinite-lived intangible assets to no longer be amortized, but instead to be tested at least annually for impairment, resulting in a decrease of depreciation and amortization expense of $1.3 million. As a percentage of revenues, depreciation and amortization expense decreased from 7.4% for 2001 to 5.4% for 2002.

      Operating Income. Operating income increased from $9.5 million for 2001 to $24.5 million for 2002. This increase was primarily due to a $15.6 million increase in operating income from surgery centers acquired or developed since January 1, 2001 and an increase of $5.9 million from same store facilities, which was partially offset by a $1.9 million increase in general and administrative expenses and a $2.6 million decrease in operating income resulting from termination and modification of management agreements. The increase was also partially offset by a $2.0 million decrease in gain on sale of long-lived assets, net of impairment and loss on sale of long-lived assets. As a percentage of revenues, operating income increased from 9.1% for 2001 to 16.9% for 2002.

      Interest Expense, Net of Interest Income. Interest expense, net of interest income, increased 77.9% from $2.6 million for 2001 to $4.6 million for 2002 as a result of an increase in long-term debt, primarily related to surgery centers acquired or developed since January 1, 2001.

      Provision for Income Taxes. Provision for income taxes decreased 25.1% from $287,000 for 2001 to $215,000 for 2002, primarily related to a decrease in state income taxes assessed by certain states in which our surgery centers operate and a decrease in pre-tax income.

      Net Income. Net income increased from $4.7 million for 2001 to $12.3 million for 2002. As a percentage of revenues, net income increased from 4.5% for 2001 to 8.5% for 2002, primarily related to an $8.1 million increase from surgery centers acquired or developed since January 1, 2001, a $6.3 million increase from same store facilities, which was partially offset by a decrease in net income of $2.9 million resulting from the termination and modification of management agreements with physician networks, a $2.0 million gain on the sale of long-lived assets recorded in 2001, along with an increase in general and administrative expenses of $1.9 million.

      EBITDA Less Minority Interests. EBITDA less minority interests increased 63.1% from $15.3 million for 2001 to $25.0 million for 2002. This increase was primarily the result of a $13.1 million increase of EBITDA less minority interests from surgery centers acquired or developed since January 1, 2001 and an increase of $4.9 million from same store facilities, partially offset by a $1.9 million increase in general and administrative expense and a $4.4 million decrease from EBITDA less minority interests resulting from termination and modification of management agreements with physician networks. The increase was also partially offset by a $2.0 million decrease in gain on sale of long-lived assets. As a percentage of revenues,

EBITDA less minority interests increased from 14.6% for 2001 to 17.3% for 2002, as our surgery centers generated higher operating margins than our management of physician networks. Minority interests in income of consolidated subsidiaries was $1.9 million for 2001, compared to minority interests in income of consolidated subsidiaries of $7.4 million for 2002, primarily resulting from an increase in the number of facilities in which we hold less than 100% of the ownership interests and that we consolidate for financial reporting purposes. See Note 3 to “Selected Consolidated Financial and Other Data” for a reconciliation of EBITDA and EBITDA less minority interests to net income.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Revenues. Revenues decreased by 17.5% from $126.9 million for 2000 to $104.7 million for 2001. This decrease was primarily due to a $44.7 million decrease in physician service revenues resulting from termination and modification of management agreements with physician networks in which we recorded physician service revenues, which was partially offset by $22.5 million of patient service revenues contributed by facilities we acquired or developed since January 1, 2000 and from facilities that we owned in both the twelve months ended December 31, 2000 and the twelve months ended December 31, 2001, which we refer to as “same store” facilities.

      Operating Expenses. Operating expenses decreased by 28.0% from $121.5 million for 2000 to $87.5 million for 2001. This decrease was due to a $40.3 million decrease in operating expenses primarily resulting from termination and modification of management agreements with physician networks, which was partially offset by a $12.0 million increase in operating expenses primarily relating to facilities acquired or developed since January 1, 2000. Same store operating expenses increased $1.7 million and general and administration expenses increased $1.0 million.

      The $40.3 million decrease in operating expenses was primarily related to decreases in salaries and benefits of $19.8 million, supplies expense of $5.0 million, professional and medical fees of $6.7 million, rent and lease expense of $4.1 million and other operating expenses of $4.7 million. The increase of $12.0 million in operating expenses was primarily the result of increases in salaries and benefits of $3.6 million, supplies expense of $3.5 million, professional and medical fees of $895,000 and other operating expenses of $2.2 million, which was partially offset by a $608,000 decrease in bad debt expense. As a percentage of revenues, operating expenses decreased from 95.7% for 2000 to 83.5% for 2001, primarily as a result of surgery centers representing a higher percentage of our total operations and generating higher operating margins than our management of physician networks, and improved operating efficiencies at surgery centers operating throughout both periods.

      We recorded a $6.0 million impairment of long-lived assets in 2000, which resulted from our termination and modification of management agreements with physician networks. In addition, we recorded a $2.0 million net gain on sale of long-lived assets in 2001, which resulted from our termination and modification of management agreements with physician networks and certain surgery center goodwill impairment. We recorded a gain of approximately $2.3 million in 2001 in connection with the termination of one of these management agreements, which reflected the consideration that we received in excess of our carrying amount of the related net assets. We also recorded an additional impairment and loss on disposal charge of $255,000 in connection with the termination of one of the management agreements. We had previously recorded an impairment of approximately $2.5 million in 2000 relating to this management agreement based on the estimated fair value at December 31, 2000. During 2001, we recorded impairment to goodwill of approximately $130,000 related to three surgery centers based on estimated fair value, as the recorded cost would not be recoverable.

      Depreciation and Amortization. Depreciation and amortization expense increased by 3.2% from $7.5 million for 2000 to $7.7 million for 2001. This increase was primarily the result of a $1.1 million increase in depreciation and amortization expense related to surgery centers acquired or developed since January 1, 2000 and from same store facilities, as well as a $750,000 increase related to equipment purchases by same store facilities, which was partially offset by a $1.5 million decrease in depreciation and amortization expense resulting from termination and modification of management agreements with physician networks. As a percentage of revenues, depreciation and amortization expense increased from 5.9% for 2000 to 7.4% for 2001, primarily as a result of the overall decrease in revenues.

      Operating Income. Operating income (loss) increased from an operating loss of $2.0 million for 2000 to operating income of $9.5 million for 2001. Operating income during 2001 increased $1.6 million from surgery centers acquired or developed since January 1, 2000 and from same store facilities. As a percentage of revenues, operating income increased from (1.6)% for 2000 to 9.1% for 2001, primarily as a result of the impairment of long-lived assets in 2000 and the gain on the sale of long-lived assets in 2001.

      Interest Expense, Net of Interest Income. Interest expense, net of interest income, decreased 19.6% from $3.2 million for 2000 to $2.6 million for 2001, primarily related to a reduction of long-term debt of $8.0 million and lower interest rates during 2001 as compared to 2000. The $8.0 million reduction of long-term debt is primarily related to the repayment of $16.0 million in debt using proceeds received from our termination and modification of management agreements with physician networks, which was partially offset by an increase in debt of $8.0 million related to facilities acquired or developed since January 1, 2000 and from same store facilities.

      Provision for Income Taxes. Provision for income taxes increased 112.6% from $135,000 for 2000 to $287,000 for 2001, primarily related to state income taxes assessed by certain states in which our surgery centers operate and an increase in pre-tax income.

      Net Income. Net income increased from a net loss of $4.9 million for 2000 to net income of $4.7 million for 2001. As a percentage of revenues, net income increased from (3.8)% for 2000 to 4.5% for 2001, primarily as a result of a $6.0 million charge for impairment of long-lived assets in 2000 and a $2.0 million net gain on the sale and disposal of long-lived assets in 2001. The remaining increase was related to $4.5 million of net income generated by surgery centers acquired or developed since January 1, 2000 and from same store facilities, as well as $2.9 million by physician networks and surgery centers that were in operation for the full year in both periods.

      EBITDA Less Minority Interests. EBITDA less minority interests increased 155.5% from $6.0 million for 2000 to $15.3 million for 2001. This increase was primarily the result of a net increase of $8.0 million consisting of net gains on the sale and disposal of long-lived assets of $2.0 million in 2001 and the prior year impairment of long-lived assets of $6.0 million; $1.7 million of EBITDA less minority interests contributed by facilities acquired or developed since January 1, 2000 and $4.6 million from same store facilities, which was partially offset by a $4.4 million decrease in EBITDA less minority interests resulting from termination and modification of management agreements with physician networks. As a percentage of revenues, EBITDA less minority interests increased from 4.7% for 2000 to 14.6% for 2001, as our surgery centers generated higher operating margins than our management of physician networks. Minority interests in loss of consolidated subsidiaries was $526,000 for 2000, compared to minority interests in income of consolidated subsidiaries of $1.9 million for 2001, primarily resulting from an increase in the number of facilities in which we hold less than 100% of the ownership interests and that we consolidate for financial reporting purposes. See Note 3 to “Selected Consolidated Financial and Other Data” for a reconciliation of EBITDA and EBITDA less minority interests to net income.

Quarterly Results of Operations

      The following table presents a summary of our unaudited quarterly consolidated results of operations for each of the four quarters in 2002 and for the first three quarters in 2003. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our audited consolidated financial statements and related notes. Our quarterly operating results have varied in the past, may continue to do so and are not necessarily indicative of results for any future period.

	2002				2003

	First	Second	Third	Fourth	First	Second	Third
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

	(dollars in thousands)
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$25,293	$39,357	$38,126	$41,912	$41,455	$44,053	$43,289
Operating expenses:
Salaries and benefits	6,716	9,921	9,949	10,955	10,902	11,326	11,740
Supplies	5,100	7,765	7,474	7,999	7,619	8,590	8,937
Professional and medical fees	1,116	2,050	2,044	2,146	2,125	2,362	2,553
Rent and lease expense	1,665	2,525	2,502	2,454	2,661	2,665	2,686
Other operating expenses	2,280	2,977	3,235	2,819	3,283	3,519	4,434

Cost of revenues	16,877	25,238	25,204	26,373	26,590	28,462	30,350
General and administrative expenses	3,016	3,848	3,562	3,902	3,911	4,178	3,718
Depreciation and amortization	1,558	2,140	1,957	2,181	2,239	2,273	2,342
Provision for doubtful accounts	679	1,060	1,334	1,770	400	670	756
Loss (income) on equity investments	(72)	(303)	(180)	14	(103)	(55)	(18)
Impairment and loss on disposal of long-lived assets	—	112	380	—	—	—	162
Gain on sale of long-lived assets	(351)	(106)	—	—	—	—	(162)

Total operating expenses	21,707	31,989	32,257	34,240	33,037	35,528	37,148
Operating income	3,586	7,368	5,869	7,672	8,418	8,525	6,141
Minority interests in income of consolidated subsidiaries	(985)	(2,352)	(1,528)	(2,488)	(2,894)	(3,036)	(1,819)
Interest expense, net	(724)	(1,254)	(1,563)	(1,084)	(959)	(1,138)	(1,961)

Income before income taxes	1,877	3,762	2,778	4,100	4,565	4,351	2,361
Income taxes	54	54	54	53	184	320	455

Net income	$1,823	$3,708	$2,724	$4,047	$4,381	$4,031	$1,906

Other Data:
EBITDA(1)	$5,144	$9,508	$7,826	$9,853	$10,657	$10,798	$8,483
EBITDA less minority interests (1)	$4,159	$7,156	$6,298	$7,365	$7,763	$7,762	$6,664
Number of surgery centers operated as of the end of period(2)	27	33	32	34	34	35	37

(1)	When we use the term “EBITDA,” we are referring to operating income (loss) plus depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, and it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. We use EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. We also consider EBITDA in acquiring and developing additional surgery centers. EBITDA is commonly used as an analytical indicator within the health care industry. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

     The following table reconciles EBITDA and EBITDA less minority interests to net income:

	2002				2003

	First	Second	Third	Fourth	First	Second	Third
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

	(dollars in thousands)
	(unaudited)
EBITDA	$5,144	$9,508	$7,826	$9,853	$10,657	$10,798	$8,483
Minority interests in income of consolidated subsidiaries	(985)	(2,352)	(1,528)	(2,488)	(2,894)	(3,036)	(1,819)

EBITDA less minority interests	4,159	7,156	6,298	7,365	7,763	7,762	6,664
Depreciation and amortization	(1,558)	(2,140)	(1,957)	(2,181)	(2,239)	(2,273)	(2,342)
Interest expense, net	(724)	(1,254)	(1,563)	(1,084)	(959)	(1,138)	(1,961)
Income taxes	(54)	(54)	(54)	(53)	(184)	(320)	(455)

Net income	$1,823	$3,708	$2,724	$4,047	$4,381	$4,031	$1,906

(2)	Includes surgery centers that we manage but in which we do not have an ownership interest.

Liquidity and Capital Resources

      In the nine months ended September 30, 2003, we generated operating cash flow of $21.5 million. Net cash used in investing activities during the nine months ended September 30, 2003 was $23.3 million, including $15.4 million of payments related to capital expenditures, facilities developed and the acquisition of additional ownership interests in existing centers. Our net cash used in financing activities during the nine months ended September 30, 2003 was $2.2 million, primarily related to $54.1 million of proceeds from debt issuances offset by $60.1 million of principal payments on long-term debt.

      During 2002, we generated operating cash flow of $21.8 million. Net cash used in investing activities during 2002 was $21.6 million, including $24.4 million of payments related to capital expenditures and facilities acquired or developed. Our net cash provided by financing activities during 2002 was $5.2 million, primarily related to a $11.4 million of proceeds from debt issuances for facilities acquired or developed during this period, which was partially offset by $8.2 million for repayment of debt.

      We have used capital during the past three years primarily to acquire and develop surgery centers. We anticipate acquiring about two to three centers and developing three to four centers annually during the next three to five years. We expect that our acquisition and development program will require substantial capital resources, which we estimate to range from $30.0 million to $50.0 million per year over the next three years. We have entered into a purchase agreement to acquire a majority ownership interest in one surgery center and intend to borrow under our senior credit facility and issue additional senior subordinated notes to fund the purchase price for this acquisition. We expect the transaction to close by December 2003. In addition, the operations of our existing facilities will require ongoing capital expenditures. We expect that our capital needs will be financed through a combination of cash flow from operations, bank debt and the issuance of debt and equity securities.

      During 2003, we have acquired three surgery centers, including one licensed as a hospital, opened four newly-developed surgery centers and assumed a management agreement for one additional surgery center licensed as a hospital. We entered into management agreements with each of these surgery centers and have a majority ownership interest in three of these centers. Our investment related to these centers has been about $13.5 million, including about $12.8 million funded with debt, and the assumption of about $585,000 in long-term debt. In addition, we issued warrants to purchase 62,500 shares of our common stock. The additional cost to complete the developed centers is expected to be about $1.2 million. The long-term debt we assumed bears interest at a rate of 1.0% above the prime rate, matures on October 26, 2009 and is secured by a first priority lien in the real estate owned by the surgery center. The cash portion of the purchase price for these centers was funded with borrowings under our senior credit facility.

      A typical surgery center costs us between $2.0 million and $7.0 million to develop and equip, excluding costs of real estate. This cost varies depending on the range of specialties that will be provided at the facility and the number of operating and treatment rooms. The surgery center that we are currently developing has an expected development cost of about $2.0 million. We typically fund about 70% of the development costs of a new surgery center with borrowings under our senior credit facility, and the remainder with equity contributed by us and the other owners of the center. Our ownership interests in surgery centers that we have developed range from 39% to 82%, although we anticipate that we will own primarily majority interests in future developments.

      In July 2003, we established a senior credit facility under which we can borrow up to $110.0 million from a group of lenders for acquisitions, developments of new centers and working capital. At the date of closing of the senior credit facility, we borrowed $31.1 million to refinance outstanding indebtedness. As of November 17, 2003, we had outstanding indebtedness under our senior credit facility of about $42.7 million. The senior credit facility contains various financial and non-financial covenants and restrictions. We believe that we are in compliance with these covenants and restrictions. We intend to use about $           million of the estimated net proceeds from this offering to repay outstanding indebtedness under the senior credit facility. See “Description of Indebtedness.”

      In July 2003, we entered into a purchase agreement through which DLJ Investment Partners II, L.P. and its affiliates agreed to purchase our 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of up to $40.0 million. We made an initial issuance of notes in the aggregate principal amount of about $15.1 million, and may issue additional notes at any time before July 18, 2005. The $15.1 million in proceeds from the issuance of these notes were used to refinance outstanding indebtedness. A commitment fee of 0.5% of the outstanding commitment is payable semi-annually, so long as the commitment is outstanding. The notes are our unsecured obligations and contain various financial and non-financial covenants and restrictions. We believe that we are in compliance with these covenants and restrictions. We intend to use a portion of the estimated net proceeds of this offering to repay all indebtedness under the outstanding notes and to pay about $400,000 of redemption premiums and about $348,000 of accrued interest. The commitment of the purchasers of the notes to purchase up to an additional $24.9 million of notes in the future will remain outstanding and we will continue to pay the commitment fee. See “Description of Indebtedness.”

      In connection with our acquisition of Physicians Surgical Care, we issued subordinated convertible debentures to various persons in exchange for their ownership interests in certain of Physician Surgical Care’s surgery centers. The aggregate principal amount of outstanding debentures was about $3.1 million, as of September 30, 2003. The debentures bear interest at 4.0% per year and are unsecured obligations. These debentures mature on April 1, 2005 and will automatically convert into shares of our common stock at $3.13 per share upon completion of this offering. In addition, we have agreed to issue up to 2,189,887 shares of our common stock to the former stockholders of Physicians Surgical Care based upon the financial performance of one of the Physicians Surgical Care centers during 2003.

      As of September 30, 2003, we had outstanding indebtedness to Southwest Bank of Texas in an aggregate amount of about $975,000 in connection with the financing of a surgery center located in Houma, Louisiana. This debt bears interest at variable rates equal to 1.0% above the lender’s prime rate, with a maturity date of December 31, 2003. As of September 30, 2003, the interest rate for this debt was 5.0% per year. This loan is secured by a first priority lien on the personal property of the surgery center.

      As of September 30, 2003, we had outstanding indebtedness to Synergy Bank in an aggregate amount of about $3.4 million in connection with the financing of a surgery center located in Houma, Louisiana. This debt, which consists of two loans, bears interest at 6.7% per year and matures on May 1, 2008 and January 1, 2008. These loans are secured by a first priority lien in the real estate owned by the surgery center.

      As of September 30, 2003, we had outstanding indebtedness to DVI Financial Services in an aggregate amount of about $5.7 million in connection with financing of surgery centers that we developed. This debt, which consists of two loans, bears interest at fixed rates that differ for each loan and range from 8.9% to 11.1% per year, with maturity dates ranging from 2007 to 2009. Generally, these loans are secured by a first priority lien on the personal property of the respective surgery center that borrowed the funds.

      Upon completion of this offering, all of the outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock, which were issued in connection with our acquisition of Physicians Surgical Care, will be automatically converted into shares of our common stock and the holders of the preferred stock will be entitled to receive an aggregate cash payment of about $31.8 million. We intend to use a portion of the net proceeds from this offering to fund these payments.

      We believe that existing funds, cash flows from operations, the net proceeds from this offering, borrowings under our senior credit facility and amounts received upon our issuance of additional senior subordinated notes will provide sufficient liquidity through at least the end of 2004. We may need to incur additional debt or issue additional equity or debt securities in the future to fund our acquisitions and development projects. We cannot assure you that capital will be available on acceptable terms, if at all. If we are unable to obtain funds when needed or on acceptable terms, we will be required to curtail our acquisition and development program. Our ability to meet our funding needs could be adversely affected if we suffer adverse results from our operations, or if we violate the covenants and restrictions to which we are subject under our senior credit facility and senior subordinated notes.

Contractual Obligations and Commercial Commitments

      The following table summarizes our contractual obligations by period as of December 31, 2002 on a historical basis:

	Payments Due by Period

		Less than			After 5
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	Years

	(dollars in thousands)
Long-term debt (including interest expense)(1)	$65,675	$8,286	$47,838	$7,428	$2,123
Capital lease obligations	7,834	2,527	3,482	1,825	—
Operating leases	94,150	8,565	16,238	15,803	53,544
Other long-term obligations (2)	—	—	—	—	—

Total	$167,659	$19,378	$67,558	$25,056	$55,667

(1)	We intend to use the net proceeds from this offering to repay indebtedness. Based on estimated net proceeds from this offering of $ million, we anticipate that our long-term debt would be about $ million after giving effect to our use of the net proceeds from this offering. Our long-term debt may increase in the future, primarily as a result of acquisitions and developments.
(2)	We agreed to issue up to an additional 2,189,887 shares of our common stock to the former stockholders of Physicians Surgical Care based on the 2003 financial results of one of the Physicians Surgical Care surgery centers.

     The following table summarizes our other commercial commitments related to unconsolidated entities by period as of December 31, 2002 on a historical basis:

	Amount of Commitment Expiration Per Period

	Total
Other Commercial Commitments	Amounts	Less than			After 5
Related to Unconsolidated Entities	Committed	1 Year	1-3 Years	4-5 Years	Years

	(dollars in thousands)
Long-term debt guarantees(1)	$600	$—	$—	$—	$600
Operating lease guarantees	1,775	241	504	535	495

Total	$2,375	$241	$504	$535	$1,095

(1)	We have guaranteed $600,000 of long-term debt incurred by an unconsolidated surgery center in which we have a 39% ownership interest. The proceeds from this debt were used to construct and equip the center. This debt is payable in monthly installments of principal and interest over a period of seven years, and matures on various dates during 2006 and 2007. The debt is secured by substantially all of the assets of the surgery center.

Market Risk

      We are exposed to market risk related to changes in prevailing interest rates. Historically, we have not held or issued derivative financial instruments, including interest rate swaps. Our outstanding debt to commercial lenders is generally based on a predetermined percentage above LIBOR or the lenders’ prime rate. At September 30, 2003, $33.1 million of our total long-term debt was subject to variable rates of interest, while the remaining $30.3 million of our total long-term debt was subject to fixed rates of interest. A hypothetical 100 basis point increase in market interest rates would result in additional annual interest expense of $331,000. The fair value of our long-term debt, based on a discounted cash flow analysis, approximates its carrying value as of September 30, 2003.

Inflation

      Inflation and changing prices have not significantly affected our operating results or the markets in which we operate.

Recently Issued Accounting Pronouncements

      In June 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring.” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. We adopted SFAS No. 146 effective July 1, 2002, and it did not have a material effect on our results of operations or financial position.

      In November 2002, the FASB issued Interpretation, or FIN, No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34.” The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligations it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. This initial recognition and measurement provision of FIN 45 is applicable to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on our results of operations or financial position.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIEs”), an Interpretation of Accounting Research Bulletin No. 51.” FIN 46 requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. We are evaluating the impact of this interpretation on our future results of operations and financial position.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement generally requires liability classification for two broad classes of financial instruments. Under SFAS No. 150, instruments that represent, or are indexed to, an obligation to buy back the issuer’s shares, regardless whether the instrument is settled on a net-cash or gross physical basis are required to be classified as liabilities. Obligations that can be settled in shares, but either derive their value predominately from some other underlying, have a fixed value, or have a value to the counterparty that moves in the opposite direction as the issuer’s shares, are also required to be classified as liabilities under this statement. SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. On November 5, 2003 the FASB agreed to defer indefinitely the effective date of the statement for certain types of noncontrolling interests that are classified as equity in the financial statements of subsidiaries, but are classified as liabilities in the financial statements of related parent companies. As a result of the deferral, companies should continue to account for these interests as minority interests. We do not expect this statement to have a material impact on our results of operations or financial position.

BUSINESS

Overview

      We own and operate a network of surgery centers in 18 states. Our surgery centers provide non-emergency surgical procedures across many specialties. We offer services designed to meet the health care needs of the communities in which we operate and seek to develop strong relationships with physicians and other health care providers in these markets. We believe we have established relationships with surgeons who are leaders in their communities and have entered into strategic relationships with six health care systems that are leaders in their markets. We also believe that one of our competitive advantages is the experience of our senior management team, with four of our executive officers having an average of over 25 years of experience in the health care industry, including senior management positions at leading public and private health care companies. The remaining six members of our senior management team have an average of over 20 years of experience in the health care industry. As of November 17, 2003, we owned and operated 33 surgery centers, managed eight additional surgery centers and were developing one new surgery center. Our surgery centers include three facilities that are licensed as hospitals, two of which we own and one of which we manage. In addition to our surgery centers, we also operate a diagnostic center and manage three physician networks, including two physician networks in markets in which we operate surgery centers.

Surgery Center Industry

      Outpatient surgery has experienced tremendous growth since 1970, when the first surgery center opened in the United States, according to Verispan, L.L.C., an independent health care market research and information firm. Surgery centers are facilities where physicians can perform surgical procedures that generally do not require the patient to stay overnight. According to Verispan, about 3,644 outpatient surgery centers were operating in the United States as of February 2003, an increase of more than 50% since 1996. Based on data compiled by Verispan, the number of outpatient surgery cases performed annually in U.S. outpatient surgery centers increased from an estimated 4.3 million in 1996 to an estimated 7.8 million in 2003, representing a compound annual growth rate of about 9%.

      We believe that the following factors have contributed to the growth in surgery centers and outpatient surgical procedures:

•	Physician and Patient Preference for Surgery Centers. Physicians often prefer to operate in surgery centers, as compared to acute care hospitals, because of the efficiency and convenience that surgery centers afford. Procedures performed at surgery centers are typically non-emergency, so physicians can schedule their time more efficiently and increase the number of procedures that they can perform in a given period. Surgery centers also provide physicians with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, as compared to acute care hospitals. In addition, we believe patients prefer the comfort of a less institutional setting and the more convenient process for scheduling and registration available in surgery centers, as compared to acute care hospitals.

•	Lower Cost Alternative. Based upon our management’s experience in the health care industry, we believe that surgeries performed in surgery centers are generally less expensive than those performed in acute care hospitals because of lower facility development costs, the focus on non-emergency procedures and more efficient staffing and work flow processes. We believe that cost-conscious payors are attracted to the lower costs afforded by surgery centers, as compared to acute care hospitals.

•	Advanced Technology and Improved Anesthesia. Advancements in medical technology such as lasers, arthroscopy, fiber optics and enhanced endoscopic techniques have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure. Improvements in anesthesia also have shortened the recovery time for many patients and have reduced post-operative side effects such as pain, nausea and drowsiness. These medical advancements have enabled more patients to undergo surgery without an overnight stay and reduced the need for hospitalization following surgery.

      With an estimated 3,644 outpatient surgery centers operating in the United States as of February 2003, we believe significant opportunities exist for consolidation in this industry. The four largest national operators of outpatient surgery centers by number of centers represented an aggregate of less than 15% of the total number of outpatient surgery centers in the United States as of February 2003, according to Verispan. We believe that the surgery center industry will continue to consolidate because of the increasing complexity of the regulatory and managerial aspects of health care delivery, the growing influence of managed care, the rising cost of technology and the need for capital. We believe there are many surgery centers that are seeking to affiliate with experienced operators of facilities with access to capital, management expertise and other resources.

Our Strategy

      We intend to establish a network of surgery centers in attractive markets throughout the United States by acquiring established centers and developing new centers while enhancing the performance of our existing centers. We also seek to provide patients with high-quality surgical services across many specialties. When attractive opportunities arise, we may acquire or develop other types of facilities, including diagnostic centers. The key components of our strategy are to:

•	Identify, recruit and retain leading surgeons and other physicians for our surgery centers. We believe that establishing and maintaining strong relationships with surgeons and other physicians is a key factor to our success in acquiring, developing and operating surgery centers. We identify and partner with surgeons and other physicians that we believe have established reputations for clinical excellence in their communities. We believe that we have had success in recruiting and retaining physicians because of the ownership structure of our surgery centers and our staffing, scheduling and clinical systems that are designed to increase physician productivity, promote physicians’ professional success and enhance the quality of patient care. We also believe that forming relationships with leading medical centers or health care systems can enhance our ability to recruit physicians. We currently have strategic relationships with six health care systems that are leaders in their market.

•	Capitalize on our experienced management team to pursue multiple growth opportunities in the surgery center market. We believe that the experience and capabilities of our senior management team provides a strategic advantage in improving the operations of our surgery centers, attracting physicians and identifying new development and acquisition opportunities. Four of our executive officers have an average of over 25 years of experience in the health care industry, including senior management positions at leading public and private health care companies. The remaining six members of our senior management team have an average of over 20 years of experience in the health care industry. Our management’s broad industry experience has allowed them to establish strong relationships with participants throughout the health care industry. These relationships are helpful in forming leads for acquisitions, and in making decisions about expanding into new markets and services. The experience and capabilities of our management team also enable us to pursue multiple growth strategies in the surgery center market, including acquisitions of established surgery centers, de novo developments in attractive markets, strategic relationships with prominent hospitals and other health care providers and turnaround opportunities in connection with underperforming facilities. We have successfully executed each of these growth strategies, and intend to pursue each of them in the future.

•	Pursue a disciplined strategy of acquiring and developing surgery centers. Since January 1999, we have acquired 26 surgery centers and developed 10 surgery centers, including three surgery centers that we subsequently divested. We currently are developing one new surgery center. We anticipate acquiring about two to three centers and developing three to four centers annually during the next three to five years. We seek to acquire and develop both single and multi-specialty surgery centers that meet our criteria, including prominence and quality of physician partners, specialty mix, opportunities for growth, level of competition in the local market, level of managed care penetration and our ability to access managed care organizations. Our acquisition and development team conducts extensive due diligence and applies a financial model that targets a threshold return on invested capital over a period of five years. Once we acquire a surgery center, our team establishes a strategic plan to improve the center’s operating systems, physician recruitment and facilities, and capitalize on the center’s competitive strengths. We have historically targeted majority ownership in our facilities and currently hold majority ownership interests in over 70% of the surgery centers in which we own an interest. We believe majority ownership allows us to make and execute managerial decisions at our facilities that provide greater opportunity for growth and higher returns. We also believe that by starting with majority ownership of a center, we can benefit by capturing a greater share of the value we create in managing and improving the center. We intend to continue to target majority ownership in our facilities. However, when attractive opportunities arise, we may acquire minority interests in surgery centers.

•	Increase revenues and profitability of existing surgery centers through operational focus. We seek to increase revenues, profitability and return on our invested capital at all of our centers by focusing on operations. We have a dedicated team that is responsible for implementing best practices, cost controls and overall efficiencies at each of our surgery centers. Our centers operate on a standard financial reporting system and we recently implemented a standardized system to manage scheduling and other administrative functions at each of our facilities. Our centers benefit from our network of facilities by sharing best practices and participating in group purchasing agreements designed to reduce the cost of supplies and equipment. We intend to continue to recruit additional physicians and expand the range of services offered at our surgery centers to increase the number and types of surgeries performed in our centers. We are committed to enhancing programs and services for our physicians and patients by providing advanced technology, quality care, cost-effective service and convenience.

Operations

Surgery Center Operations

      As of November 17, 2003, we owned and operated 33 surgery centers, managed eight surgery centers and were developing one new surgery center. Three of our facilities are licensed as hospitals, two of which we own and one of which we manage. Our typical surgery center is a freestanding facility with about 14,000 square feet of space and four fully equipped operating rooms, two treatment rooms and ancillary areas for preparation, recovery, reception and administration. Our surgery centers provide non-emergency surgical procedures among many specialties, including orthopedic, obstetrics/gynecology, general surgery, ear, nose and throat, pain management, gastrointestinal, plastic surgery and ophthalmology. Our surgery centers that are licensed as hospitals may also provide additional services such as diagnostic imaging, pharmacy, laboratory and obstetrical services and can accommodate overnight stays. In certain markets where we believe it is appropriate, we operate surgery centers that focus on a single specialty.

      Our surgery centers are generally located in proximity to physicians’ offices. Each facility typically employs a staff of about 30, depending on its size, the number of cases and the type of services provided. Our staff at each center generally includes a center administrator, a business manager, a medical director, registered nurses, operating room technicians and clerical workers. At each of our surgery centers, we have arrangements with anesthesiologists to provide anesthesiology services. We also provide each of our surgery centers with a full range of financial, marketing and operating services. For example, our regional managed care directors assist the local management team at each of our centers in developing relationships with managed care providers and negotiating managed care contracts.

      All of our surgery centers are Medicare certified. To ensure that a high level of care is provided, we implement quality assurance procedures at each of our surgery centers. Each of our surgery centers is available for use only by licensed physicians who have met professional credentialing requirements established by the center’s medical advisory committee. In addition, each center’s medical director supervises and is responsible for the quality of medical care provided at the center.

Surgery Center Ownership Structure

      We own and operate our surgery centers through limited partnerships or limited liability companies. Local physicians or physician groups also own an interest in most of our surgery centers. In some cases, a hospital may own an interest in our surgery center. One of our wholly-owned subsidiaries typically serves as the general partner or majority member of our surgery centers. We generally own a majority interest in our surgery centers, or otherwise have sufficient control over the centers to be able to consolidate the financial results of operations of the centers with ours. In some instances, we will acquire an ownership interest in a surgery center with the prior owners retaining an ownership interest, and, in some cases, we offer new ownership interests to other physicians or hospital partners. We own a majority interest in 24 of the 33 surgery centers in which we own an interest, excluding the center currently being developed. We typically guarantee all of the debts of these limited partnerships and limited liability companies, even though we do not own all of the ownership interests in the surgery centers. We also have a management arrangement with each of the surgery centers, under which we provide day-to-day management services for a management fee, which is typically based on a percentage of the revenues of the center.

      Each of the limited partnerships and limited liability companies through which we own and operate our surgery centers are governed by a partnership or operating agreement. These partnership and operating agreements typically provide, among other things, for voting rights and limited transfer of ownership interests. The partnership and operating agreements also provide for the distribution of available cash to the owners, in some cases on a quarterly basis. In addition, the agreements typically restrict the physician owners from owning an interest in a competing surgery center during the period in which the physician owns an interest in our center and for one year after that period. The partnership and operating agreements for our centers typically provide that the centers will purchase all of the physicians’ ownership interests at a purchase price based on a pre-determined formula if certain adverse regulatory events occur, such as it becoming illegal for the physicians to own an interest in a surgery center, refer patients to a center or receive cash distributions from a surgery center. Some of these agreements require us to make a good faith effort to restructure our relationships with the physician investors in a manner that preserves the economic terms of the relationship prior to purchasing these interests. See “Risk Factors” and “Government Regulation.” In certain circumstances, we have the right to purchase a physician’s ownership interests, including upon a physician’s breach of the noncompetition provisions of a partnership or operating agreement. In some cases, we have the right to require the physician owners to purchase our ownership interest in the event our management agreement with a center is terminated. In one center, the physician owners have the right to purchase our ownership interest upon a change in our control and, in another center, a hospital investor has the right to require us to repurchase its interest in the center.

      We currently manage six surgery centers without owning an interest in them through a strategic alliance with a hospital system located in the Memphis, Tennessee area. We also manage a surgery center licensed as a hospital located in Kansas City, Kansas in which we have no ownership interest. In addition, we own an interest in a limited liability company which assisted in the development of a surgery center in Lynbrook, New York and began providing administrative services to the surgery center when it opened in October 2002.

Surgery Centers

      The following table sets forth information regarding each of our surgery centers as of November 17, 2003:

		Number of		Symbion
		Operating	Number of	Percentage
Facility	City	Rooms	Treatment Rooms	Ownership

Colorado
Dry Creek Surgery Center	Denver	4	2	51	%(1)
Florida
Deland Surgery Center	Deland	3	2	78	%(1)
Diagnostic Clinic Center for Outpatient Surgery	Largo	4	3	51	%(1)
Jacksonville Beach Surgery Center	Jacksonville	3	2	86	%(1)
Lee Island Coast Surgery Center	Fort Myers	5	3	51	%(1)
Orlando Surgery Center	Orlando	5	1 minor procedure room	56	%(1)
Tampa Bay Regional Surgery Center	Largo	1	2	51	%(1)
The Surgery Center of Ocala	Ocala	4	2	51	%(1)
Georgia
Premier Surgery Center	Brunswick	3	1	51	%(1)
Indiana
Vincennes Surgery Center	Vincennes	2	—	51	%(1)
Kansas
Heartland Specialty Surgical Hospital(2)	Kansas City	7	19 hospital rooms	—	(3)
Kentucky
DuPont Surgery Center	Louisville	5	—	62	%(1)
Louisiana
Greater New Orleans Surgery Center	Metairie	2	—	30	%(1)
Physicians Surgical Specialty Hospital(2)	Houma	4	4	56	%(1)
			10 hospital rooms
Massachusetts
Worcester Surgery Center	Worcester	4	1 minor procedure room	77	%(1)
Worcester ENT	Worcester	1	—	70	%(1)
Missouri
Central Missouri Medical Park Surgical Center	Jefferson City	4	2	58	%(1)
Mississippi
Physicians Outpatient Center	Oxford	4	2	—	(3)
New York
South Shore Ambulatory Surgery Center	Lynbrook	3	1	—	(4)
North Carolina
Orthopaedic Surgery Center of Asheville	Asheville	3	—	63	%(1)
Wilmington SurgCare	Wilmington	6	4 minor procedure rooms	100	%(1)
Ohio
Physicians Ambulatory Surgery Center	Circleville	2	4	76	%(1)
Oklahoma
Lakeside Women’s Hospital(2)	Oklahoma City	3	14 hospital rooms	49%
Surgery Center of Edmond	Edmond	4	—	41	%(1)
Pennsylvania
Village SurgiCenter	Erie	5	1	82	%(1)
Tennessee
Baptist Germantown Surgery Center	Memphis	6	1	—	(3)
			3 overnight rooms
Cool Springs Surgery Center	Franklin	3	1 overnight room	42%
East Memphis Surgery Center	Memphis	6	1	—	(3)
			4 overnight rooms
Midtown Surgery Center	Memphis	6	—	—	(3)
Union City Center	Union City	2	1	—	(3)

		Number of		Symbion
		Operating	Number of	Percentage
Facility	City	Rooms	Treatment Rooms	Ownership

UroCenter	Memphis	3	1	—	(3)
University Ambulatory Surgical Center	Knoxville	4	1	25%
Texas
Central Park Surgery Center	Austin	5	1	61	%(1)
Clear Fork Surgery Center	Fort Worth	3	1	38	%(1)
East Houston Surgery Center	Houston	4	2	62	%(1)
Northeast Baptist Surgery Center	San Antonio	4	3	57	%(1)
NorthStar Surgical Center	Lubbock	5	4	48	%(1)
			2 overnight rooms
Physicians SurgiCenter of Houston	Houston	5	2	38	%(1)
			3 overnight rooms
Surgery Center of Duncanville	Duncanville	4	—	41	%(1)
Texarkana Surgery Center	Texarkana	4	3	66	%(1)
Washington
Bellingham Surgery Center	Bellingham	4	—	100	%(1)

(1)	We consolidate these surgery centers for financial reporting purposes.
(2)	This facility is licensed as a hospital.
(3)	We manage these facilities, but do not have an ownership interest in them.
(4)	We hold a 57% ownership interest in the limited liability company which provides administrative services to this surgery center. Due to regulatory restrictions in the State of New York, we cannot directly own an interest in the facility.

     We are currently developing a surgery center in Columbia, Tennessee, which we anticipate will begin operations in the first quarter of 2004.

      On September 5, 2003, we entered into a purchase agreement to acquire a 75% ownership interest in Bayside Surgery Center, a single-specialty surgery center located in Providence, Rhode Island. We expect the transaction to close by December 2003, upon approval by the Rhode Island Department of Health of a change in control of the center’s surgery center license. The transaction is also subject to other customary conditions to closing.

Case Mix

      The following table sets forth the percentage of cases in each specialty performed in 2002 and the nine months ended September 30, 2003 at surgery centers in which we owned an interest as of September 30, 2003:

	Year Ended		Nine Months Ended
	December 31, 2002		September 30, 2003

Specialty	Historical	Pro Forma(1)	Historical

Ear, nose and throat	8%	8%	8%
Gastrointestinal	18	18	16
General surgery	6	6	6
Obstetrics/gynecology	4	4	4
Ophthalmology	15	15	14
Orthopedic	18	18	20
Pain management	17	17	17
Plastic surgery	4	4	4
Other	10	10	11

Total	100%	100%	100%

(1)	Presented on a pro forma basis, as if we acquired Physicians Surgical Care as of January 1, 2002.

  Payor Mix

      The following table sets forth the percentage of our patient service revenues generated in 2002 and the nine months ended September 30, 2003 for surgery centers in which we owned an interest as of September 30, 2003:

	Year Ended		Nine Months Ended
	December 31, 2002		September 30, 2003

Payor	Historical	Pro Forma(1)	Historical

		(unaudited)	(unaudited)
Private Insurance	76%	76%	76%
Government	18	18	19
Self-pay	3	3	3
Other	3	3	2

Total	100%	100%	100%

(1)	Presented on a pro forma basis, as if we acquired Physicians Surgical Care as of January 1, 2002.

  Strategic Relationships

      When attractive opportunities arise, we may develop, acquire or operate surgery centers through strategic alliances with health care systems and other health care providers that are leaders in their markets. We believe that forming a relationship with a leading medical center can enhance our ability to recruit physicians and access managed care contracts for our facilities in that market. We currently have strategic relationships with:

•	Vanderbilt Health Services, Inc., with which we own and operate a surgery center in Franklin, Tennessee;

•	Vanguard Health Systems, Inc., with which we own and operate a surgery center in San Antonio, Texas;

•	Baptist Memorial Health Services, Inc., for which we manage six surgery centers in Memphis, Tennessee and surrounding areas;

•	University Health System, Inc., with which we own and operate a surgery center in Knoxville, Tennessee;

•	Harris Methodist Ft. Worth, with which we own and operate a surgery center in Fort Worth, Texas; and

•	Memorial Hermann Hospital, with which we own and operate a surgery center in Houston, Texas.

      The strategic relationships through which we own and operate surgery centers are governed by partnership and operating agreements that are generally comparable to the partnership and operating agreements of the other surgery centers in which we own an interest. The primary difference between the structure of these strategic relationships and the other surgery centers in which we own an interest is that, in the strategic relationships, a health care system holds an ownership interest in the surgery center, in addition to physician investors. For a general description of the terms of our partnership and operating agreements, see “— Operations — Surgery Center Ownership Structure.” In each of these strategic relationships, we have also entered into a management agreement under which we provide day-to-day management services for a management fee based on a percentage of the revenues of the surgery center. The terms of those management agreements are comparable to the terms of our management agreements with other surgery centers in which we own an interest.

      We manage six surgery centers owned by Baptist Memorial Health Services, Inc. under management agreements with Baptist Memorial, in exchange for a management fee based on a percentage of the revenues of these surgery centers. The management agreements terminate in February 2005 and may be terminated earlier by either party for material breach after notice and an opportunity to cure. We have also entered into a development agreement with Baptist Memorial under which we are to provide development support for new surgery centers that may be developed by Baptist Memorial in exchange for a development fee negotiated for each developed center.

  Acquisition and Development of Surgery Centers

      We intend to expand our presence in the surgery center market by making strategic acquisitions of existing surgery centers and by developing new surgery centers in cooperation with local physician partners and, when appropriate, with hospitals and other strategic partners.

      Acquisition Program. We employ a dedicated acquisition team with experience in health care services. Our team seeks to acquire surgery centers that meet our criteria, including prominence and quality of physician partners, specialty mix, opportunities for growth, level of competition in the local market, level of managed care penetration and our ability to access managed care organizations. Our team utilizes their extensive industry contacts, as well as referrals from current physician partners and other sources, to identify, contact and develop potential acquisition candidates.

      We believe there are numerous acquisition opportunities that would pass our general screening criteria. We carefully evaluate each of our acquisition opportunities through an extensive due diligence process to determine which facilities have the greatest potential for growth and profitability improvements under our operating structure. In many cases, the acquisition team identifies specific opportunities to enhance a center’s productivity post-acquisition. For example, we may renovate or construct additional operating or treatment rooms in existing facilities to meet anticipated demand for procedures based on analysis of local market characteristics. Our team may also identify opportunities to recruit additional physicians to increase the acquired facility’s revenues and profitability. Once we decide to proceed with an acquisition proposal, we use a pricing strategy that targets a threshold return on invested capital over a period of five years. We have acquired 26 surgery centers since January 1999 and anticipate acquiring about two to three centers annually during the next three to five years.

      Development Program. We develop surgery centers in markets in which we anticipate substantial interest by physicians and payors. We have experience in developing both single and multi-specialty surgery centers. When we develop a new surgery center, we generally provide all of the services necessary to complete the project. We offer in-house capabilities for structuring partnerships and financing facilities and work with architects and construction firms in the design and development of facilities. Before and during the development phase of a new center, we analyze the competitive environment in the local market, review market data to identify appropriate services to provide, prepare and analyze financial forecasts, evaluate regulatory and licensing issues and assist in designing the center and identifying appropriate equipment to purchase or lease. After the surgery center is developed, we generally provide startup operational support, including information systems, equipment procurement and financing. We have developed 10 surgery centers since January 1999 and anticipate developing about three to four centers annually during the next three to five years.

      Development and construction of a surgery center generally takes us from 12 to 18 months, depending on whether we are building the facility or improving available space. Estimated construction costs generally total from $1.0 million to $2.0 million for improving existing space. Equipment and other furnishing costs generally range from $900,000 to $2.5 million. In addition, working capital of approximately $1.0 million to $1.5 million is generally required to sustain operations for the initial six to 12 months of operations. We historically finance these costs through capital contributions from investors in the center, borrowings under our facility loan agreements and long-term facility lease agreements. We expect to finance these costs in the future with borrowings under our senior credit facility in addition to capital contributions from investors in the centers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Indebtedness.”

Other Services

      Although our business is primarily focused on owning and operating surgery centers, we also provide other services that complement our core surgery center business.

  Diagnostic Center

      We operate Dry Creek Imaging Center, a diagnostic imaging center that is adjacent to our surgery center in the Denver, Colorado market. We own a 90% interest in the diagnostic imaging center through a joint venture with Touchstone Medical Imaging, LLC. Dry Creek Imaging Center currently provides MRI, CT, ultrasound and mammography procedures. Touchstone and Dry Creek Imaging Center have entered into a management agreement, under which Touchstone provides daily management and administrative services to the diagnostic center in exchange for a percentage of the diagnostic center’s net revenues. The initial term of the management agreement expires in 2006, and may be renewed for additional renewal terms of one year each. We believe the services provided by this diagnostic center complement and support the services provided by our surgery center in this market. We may explore the possibility of selectively purchasing and developing additional diagnostic centers in the markets in which we operate surgery centers.

  Physician Networks

      We currently manage physician networks in Memphis, Tennessee, Johnson City, Tennessee and Louisville, Kentucky. Each of these physician networks has entered into a long-term agreement with us, which provides, among other things, that we will provide billing, financial services and other business management services in exchange for a management fee. One of the physician networks is an independent practice association, or IPA, of health care providers located in the greater Louisville, Kentucky area. We believe this network is complementary to our local surgery center by providing the center with greater access to managed care contracts.

Information Systems and Controls

      Each of our surgery centers uses a standard financial reporting system that provides information to our corporate office to track financial performance on a timely basis. In addition, each of our facilities uses an operating system to manage its business by providing critical support in areas such as scheduling, billing and collection, accounts receivable management, purchasing and other essential operational functions. We recently implemented a standardized system to support all of our facilities and to enable us to access more easily information about our centers on a timely basis. The new information system has been installed in all of our surgery centers, except for those facilities we acquired in the Physicians Surgical Care transaction. The Physicians Surgical Care facilities operate on a different standardized system provided by the same vendor that provides our information system. We are currently working with this vendor to integrate the two systems at a later date.

      We have developed proprietary measurement tools to track key operating statistics at each of our surgery centers by integrating data from our local operating systems and our standardized financial system. Management uses these tools to measure operating results against target thresholds and to identify, monitor and adjust areas such as specialty mix, staffing, operating costs, employee expenses and accounts receivable management. Our corporate and facility-level management team is compensated in part using performance-based incentives focused on revenue growth and improvement in operating income.

Marketing

      Our sales and marketing efforts are directed primarily at physicians, who are responsible for referring patients to our facilities. Marketing activities directed at physicians and other health care providers are coordinated locally by the individual facility and are supplemented by dedicated corporate personnel. These activities generally emphasize the benefits offered by our surgery centers compared to other facilities in the market, such as the proximity of our facilities to physicians’ offices, the ability to schedule consecutive cases without preemption by inpatient or emergency procedures, the efficient turnaround time between cases, our advanced surgical equipment and our simplified administrative procedures. Although the facility administrator is the primary point of contact, physicians who utilize our surgery centers are important sources of recommendations to other physicians regarding the benefits of using our facilities. Each facility administrator develops a target list of physicians and we continually review these marketing lists and the facility administrator’s progress in contacting and successfully attracting additional local physicians.

      We also market our surgery centers directly to payors, including HMOs, PPOs and other managed care organizations, employers and other payors. Payor marketing activities conducted by our corporate office management and facility administrators emphasize the high quality of care, cost advantages and convenience of our facilities, and are focused on making each facility an approved provider under local managed care plans.

Competition

      In each market in which we operate a surgery center, we compete with hospitals and operators of other surgery centers to attract physicians and patients. We believe that the competitive factors that affect our centers’ ability to compete for physicians are convenience of location of the surgery center, access to capital and participation in managed care programs. We believe that our centers attract patients based upon our quality of care, the specialties and reputations of the physicians who operate in our centers, participation in managed care programs, ease of access and convenient scheduling and registration procedures.

      In developing or acquiring existing surgery centers, we compete with other public and private surgery center and hospital companies. Several large national companies own and/or manage surgery centers and surgical hospitals, including HEALTHSOUTH Corporation, HCA Inc., Universal Health Services, Inc., AmSurg Corp. and United Surgical Partners International, Inc. In general, these companies have greater resources and access to capital than we do. In addition, local hospitals, physician groups and other providers may compete with us in the ownership and operation of surgery centers.

Employees

      At September 30, 2003, we had 1,471 employees, of which about 870 were full-time employees. None of our employees are represented by a collective bargaining agreement. We believe that we have a good relationship with our employees.

Properties

      Our corporate headquarters are located in Nashville, Tennessee in 35,000 square feet of leased office space, under a ten-year lease that commenced on November 1, 2002. We also lease 8,553 square feet of space in an office building located in Houston, Texas, substantially all of which we sublease to a third party.

      Typically, our surgery centers are located on real estate leased by the limited partnership or limited liability company that owns the centers. These leases generally have initial terms of ten years, but range from two to 15 years. Most of the leases contain options to extend the lease period for up to ten additional years. The surgery centers are generally responsible for property taxes, property and casualty insurance and routine maintenance expenses. Three of our surgery centers are located on real estate owned by the limited partnership or limited liability company that owns the surgery center. We generally guarantee the lease obligations of the limited partnerships and limited liability companies that own our surgery centers.

Environmental

      We are subject to various federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Our operations include the use, generation and disposal of hazardous materials. We may, in the future, incur liability under environmental statutes and regulations with respect to contamination of sites we own or operate (including contamination caused by prior owners or operators of such sites, abutters or other persons) and the off-site disposal of hazardous substances. We believe that we have been and are in substantial compliance with the terms of all applicable environmental laws and regulations and that we have no liabilities under environmental requirements that we would expect to have a material adverse effect on our business, results of operations or financial condition.

Insurance

      We maintain liability insurance in amounts that we believe are appropriate for our operations. Currently, we maintain professional and general liability insurance that provides coverage on a claims made basis of $1.0 million per occurrence and $3.0 million in annual aggregate coverage per facility. We also maintain business interruption insurance and property damage insurance, as well as an additional umbrella liability insurance policy in the aggregate amount of $10.0 million. Coverage under certain of these policies is contingent upon the policy being in effect when a claim is made regardless of when the events which caused the claim occurred. The cost and availability of such coverage has varied widely in recent years. While we believe that our insurance policies are adequate in amount and coverage for our anticipated operation, we cannot assure you that the insurance coverage is sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

Legal Proceedings

      We are involved, from time to time, in litigation arising in the ordinary course of business. We believe that the matters in which we are currently involved will be resolved without a material adverse effect on our financial position or results of operations.

GOVERNMENT REGULATION

General

      The health care industry is highly regulated, and we cannot assure you that the regulatory environment in which we operate will not change significantly in the future or that we will be able to successfully address changes in the regulatory environment. In addition to extensive, existing government health care regulation, there continues to be numerous initiatives on the federal and state levels affecting the payment for and availability of health care services. We believe that these health care initiatives will continue during the foreseeable future. Some of the reform initiatives proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership of facilities to which they refer patients, could, if adopted, adversely affect us and our business.

      Every state imposes licensing requirements on individual physicians and health care facilities. In addition, federal and state laws regulate HMOs and other managed care organizations. Many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, including surgery centers, offering certain services, including services we offer, or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. We believe that outpatient surgery and diagnostic services will continue to be subject to intense regulation at the federal and state levels.

      Our ability to operate profitably will depend in part upon all of our facilities obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations. If we fail to obtain any necessary licenses or certifications or fail to maintain our existing licenses and certifications it could have a material adverse effect on our business.

      The laws of many states prohibit physicians from splitting fees with non-physicians, prohibit non-physician entities (such as us) from practicing medicine and prohibit referrals to facilities in which physicians have a financial interest. We believe our activities do not violate these state laws; however, we cannot assure you that future interpretations of, or changes in, these laws might require structural and organizational modifications of our existing relationships with facilities and physician networks, and we cannot assure you that we would be able to appropriately modify such relationships. In addition, statutes in some states could restrict our expansion into those states.

      Our facilities are subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulations, civil rights, discrimination, building codes, and medical waste and other environmental issues. Federal, state and local governments are expanding the regulatory requirements on businesses. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of our operations.

      We are unable to predict what additional government regulations, if any, affecting our business may be enacted in the future or how existing or future laws and regulations might be interpreted. If we or any of our facilities fail to comply with applicable laws, it might have a material adverse effect on our business.

Licensure and Certificates of Need

      Capital expenditures for the construction of new facilities, the addition of beds or the acquisition of existing facilities may be reviewable by state regulators under statutory schemes that are sometimes referred to as certificate of need laws. States with certificate of need laws place limits on the construction and acquisition of health care facilities and the expansion of existing facilities and services. In these states, approvals are required for capital expenditures exceeding amounts that involve certain facilities or services, including surgery centers.

      State certificate of need laws generally provide that, prior to the addition of new beds, the construction of new facilities or the introduction of new services, a designated state health planning agency must determine that a need exists for those beds, facilities or services. The certificate of need process is intended to promote comprehensive health care planning, assist in providing high quality health care at the lowest possible cost and avoid unnecessary duplication by ensuring that only those health care facilities that are needed will be built.

      Typically, the provider of services submits an application to the appropriate agency with information concerning the area and population to be served, the anticipated demand for the facility or service to be provided, the amount of capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan and the cost per patient day for the type of care contemplated. The issuance of a certificate of need is based upon a finding of need by the agency in accordance with criteria set forth in certificate of need laws and state and regional health facilities plans. If the proposed facility or service is found to be necessary and the applicant to be the appropriate provider, the agency will issue a certificate of need containing a maximum amount of expenditure and a specific time period for the holder of the certificate of need to implement the approved project.

      Our health care facilities are also subject to state licensing requirements for medical providers. Our surgery centers have licenses to operate as ambulatory surgery centers in the states in which they operate, except for one facility in Kansas, one facility in Louisiana and one facility in Oklahoma that are licensed as hospitals. Even though these facilities licensed as hospitals provide surgical services, they must meet all applicable requirements for general hospital licensure. Our surgery centers that are licensed as ambulatory surgery centers must meet all applicable requirements for ambulatory surgery centers. To assure continued compliance with these regulations, governmental and other authorities periodically inspect our facilities. The failure to comply with these regulations could result in the suspension or revocation of a facility’s license.

Medicare and Medicaid Participation

      The majority of our revenues are expected to continue to be received through third-party reimbursement programs, including state and federal programs, such as Medicare and Medicaid, and private health insurance programs. Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older or who are disabled. Medicaid is a health insurance program jointly funded by state and federal governments that provides medical assistance to qualifying low income persons. Each state Medicaid program covers in-patient hospital services and has the option to provide payment for surgery center services. The Medicaid programs of all of the states in which we currently operate cover surgery center services; however, these states may not continue to cover surgery center services and states into which we expand our operations may not cover or continue to cover surgery center services.

      To participate in the Medicare program and receive Medicare payment, our facilities must comply with regulations promulgated by the Department of Health and Human Services. Among other things, these regulations, known as “conditions of participation,” relate to the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with state and local laws and regulations. Our facilities must also satisfy the conditions of participation in order to be eligible to participate in the Medicaid program. The requirements for certification under Medicare and Medicaid are subject to change and, in order to remain qualified for these programs, we may have to make changes from time to time in our facilities, equipment, personnel or services. Although we intend to continue to participate in these reimbursement programs, we cannot assure you that our facilities will continue to qualify for participation.

      Three of our facilities, including one managed facility, are licensed as hospitals. The Medicare program pays hospitals on a prospective payment system for acute inpatient services. Under this prospective payment system, a hospital receives a fixed amount for inpatient hospital services based on each patient’s final diagnosis. These payments do not consider a specific hospital’s costs, but are national rates adjusted for area wage differentials and case-mix index. For several years, the percentage increases to the prospective payment rates have been generally lower than the percentage increases in the costs of goods and services by hospitals. Most outpatient services provided by hospitals are reimbursed by Medicare under the outpatient prospective payment system. The Balanced Budget Act of 1997 mandated the implementation of the prospective payment system for Medicare outpatient services. This outpatient prospective payment system is based on a system of Ambulatory Payment Categories. Each Ambulatory Payment Category represents a bundle of outpatient services, and each Ambulatory Payment Category has been assigned a fully prospective reimbursement rate.

      Payments under the Medicare program to ambulatory surgery centers are made under a system whereby the Secretary of Health and Human Services determines payment amounts prospectively for various categories of medical services performed in ambulatory surgery centers, subject to an inflation adjustment. The various state Medicaid programs also pay us a fixed payment for our services, which amount varies from state to state. About 18.2% of our revenues during 2002 were attributable to Medicare and Medicaid payments.

      A rule proposed by the Centers for Medicare and Medicaid Services, formerly the Health Care Financing Administration, would make substantial changes to the rate-setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers. Among the proposed changes is a shift from eight payment groups to 105 ambulatory payment classifications. A federal statute allows the payment methodology to be phased in for ambulatory surgery centers over four years beginning as early as January 1, 2002. However, this payment methodology has not been implemented. We cannot predict when or if the new payment methodology will be implemented. Further, we are unable at this time to predict the extent of the impact that the proposed rule, if adopted in its current form, would have on the operation of our surgery centers. The proposed rule does not apply to our facilities licensed as hospitals.

      The Medicare Payment Advisory Commission, or MedPAC, and the Office of the Inspector General of the Department of Health and Human Services, or OIG, have both recently recommended changes to the Medicare payment methodology for ambulatory surgery centers. MedPAC is a congressional advisory board charged with advising Congress on Medicare payment issues, while the OIG is a governmental agency responsible for investigating and monitoring Medicare, Medicaid and other Department of Health and Human Services programs. Generally, MedPAC and the OIG have recommended that reimbursement levels for ambulatory surgery center procedures be reduced. These are recommendations only and it is uncertain if Congress will act on either or both recommendations. If these recommendations become effective, our revenue and profitability could be adversely affected. While most of our existing surgery center surgical procedures are generally reimbursed at levels lower than hospital outpatient departments, some of our existing surgical procedures are reimbursed at higher levels. These recommended changes do not apply to our facilities licensed as hospitals.

      We cannot predict what further legislation may be enacted or what regulations or guidelines may be established concerning third party reimbursement by state, federal or private programs. Reductions or changes in these programs could have a material adverse affect on our business.

Antitrust Laws

      Federal and state antitrust laws prohibit price fixing among competitors. Independent physicians who are not economically integrated through a group practice or some other method of sharing substantial financial risk may be considered “competitors” under antitrust laws and subject to prohibitions on price fixing. Price fixing is considered a per se violation of federal antitrust laws. The Federal Trade Commission and the Department of Justice have the authority to bring civil and criminal enforcement actions against persons and entities who violate federal antitrust laws. Moreover, competitors and customers who are injured by activities that violate federal antitrust laws may bring civil actions against the alleged violator. In some cases, treble damages are available to an injured competitor or customer.

      Networks of physicians, such as the IPA that we manage, involve price discussions among competitors, which create antitrust concerns. In recognition of the beneficial nature of these entities in a changing health care environment, the FTC and the Department of Justice have issued several joint policy statements regarding enforcement in the health care industry that set forth “antitrust safety zones” in which a network may safely operate.

      The IPA that we manage may not fit within a safety zone. However, the policy statements issued by the Department of Justice and the FTC provide that the failure of an IPA to meet all of the requirements of a safety zone will not render the activities of the IPA per se illegal. The government will examine IPA arrangements on a case by case or “rule of reason” basis to determine if the IPA can demonstrate that its members are economically or clinically integrated and that the pro-competitive aspects of the IPA outweigh the anti-competitive aspects. If there are sufficient pro-competitive aspects to the IPA, it should not be held to be illegal. The FTC and the Department of Justice will provide advisory opinions regarding the compliance of physician network arrangements with the antitrust statutes; however, we have not sought such an opinion.

Medicare Fraud and Abuse and Anti-Referral Laws

      The Social Security Act includes provisions addressing false statements, illegal remuneration and other fraud. These provisions are commonly referred to as the Medicare Fraud and Abuse Laws, and include the statute commonly referred to as the federal anti-kickback statute. The federal anti-kickback statute prohibits providers and others from, among other things, soliciting, receiving, offering or paying, directly or indirectly, any remuneration in return for either making a referral for a service or item covered by a federal health care program or ordering or arranging for or recommending the order of any covered service or item. Violations of the federal anti-kickback statute are punishable by a fine of up to $50,000 or imprisonment for each violation, as well as damages up to three times the total amount of remuneration.

      In addition, the Medicare Patient and Program Protection Act of 1987, as amended by the Health Insurance Portability and Accountability Act of 1996, commonly referred to as HIPAA, and the Balanced Budget Act of 1997, imposes civil monetary penalties for a violation of the Medicare Fraud and Abuse Laws, as well as exclusion from federal health care programs. Pursuant to the enactment of HIPAA, as of June 1, 1997, the Secretary of Health and Human Services may, and in some cases must, exclude individuals and entities from participating in any government health care program that the Secretary determines have “committed an act” in violation of the Medicare Fraud and Abuse Laws or have improperly filed claims in violation of the Medicare Fraud and Abuse Laws. HIPAA also expanded the Secretary’s authority to exclude a person involved in fraudulent activity from participation in a program providing health benefits, whether directly or indirectly, which is funded directly, in whole or in part, by the U.S. government.

      Because physician-investors in our surgery centers are in a position to generate referrals to the centers, the distribution of available cash to those investors could come under scrutiny under the federal anti-kickback statute. The U.S. Court of Appeals for the Third Circuit has held that the federal anti-kickback statute is violated if one purpose (as opposed to a primary or sole purpose) of a payment to a provider is to induce referrals. Other federal circuit courts have followed this decision. None of these cases involved a joint venture such as those owning and operating our surgery centers and it is not clear how a court would apply these holdings to our activities. It is clear, however, that a physician’s investment income from a surgery center may not vary with the number of his or her referrals to the surgery center, and we comply with this prohibition.

      In a case involving a physician-owned joint venture, the U.S. Court of Appeals for the Ninth Circuit held that the federal anti-kickback statute is violated when a person or entity (1) knows that the statute prohibits offering or paying remuneration to induce referrals and (2) engages in prohibited conduct with the specific intent to violate the law. In that case, the joint venture was determined to have violated the law because its agent solicited prospective limited partners by implying that eligibility to purchase shares in the limited partnership was dependent on an agreement to refer business to it, told prospective limited partners that the number of shares they would be permitted to purchase would depend on the volume of business they referred, and stated that partners who did not refer business would be pressured to leave the partnership. The joint venture was vicariously liable for the actions of its agents, notwithstanding that the agent’s actions were contrary to the principal’s stated policy.

      Further, under HIPAA, individuals who hold a direct or indirect ownership or controlling interest in an entity that is found to violate the Medicare Fraud and Abuse Laws may also be excluded from the Medicare and Medicaid programs if the individual knew or should have known of the activity leading to the conviction or exclusion of the entity, or where the individual is an officer or managing employee of the entity. Under HIPAA, the term “should know” means that a person acts in deliberate ignorance or reckless disregard of the truth or falsity of the information. This standard does not require that specific intent to defraud be proven by the OIG.

      Under regulations issued by the OIG, certain categories of activities are deemed not to violate the federal anti-kickback statute. According to the preamble to these safe harbor regulations, the failure of a particular business arrangement to comply with the regulations does not determine whether the arrangement violates the federal anti-kickback statute. The safe harbors do not make conduct illegal, but instead outline standards that, if complied with, protect conduct that might otherwise be deemed in violation of the federal anti-kickback statute.

      One earlier safe harbor protects profit distributions to investors in small entity joint ventures, such as limited partnerships, if certain conditions are met. However, we believe that our ownership and operation of our facilities, will not satisfy this safe harbor for small entity joint ventures, because this safe harbor requires that no more than 40% of the value of each class of investment interests be held by investors in a position to make or influence referrals or to generate business for the entity, and we anticipate that our facilities will not meet this requirement.

      The OIG published an expanded listing of safe harbors under the federal anti-kickback statute on November 19, 1999. The new, expanded provisions include a safe harbor designed to protect distributions to physician investors in ambulatory surgery centers who refer patients directly to the center and personally perform the procedures as an extension of their practice. The safe harbor for surgery center ownership protects four categories of investors, including facilities owned by general surgeons, single-specialty physicians, multi-specialty physicians and hospital/physician ventures, provided that certain requirements are satisfied.

      The requirements include the following:

1. The center must be an ambulatory surgery center certified to participate in the Medicare program and its operating and recovery room space must be dedicated exclusively to the surgery center and not a part of a hospital (although such space may be leased from a hospital if such lease meets the requirements of the safe harbor for space rental).

2. Each investor must be either (a) a physician who derived at least one-third of his or her medical practice income for the previous fiscal year or 12-month period from performing procedures on the list of Medicare-covered procedures for ambulatory surgery centers, (b) a hospital, or (c) a person or entity not in a position to make or influence referrals to the center, nor to provide items or services to the center, nor employed by the center or any investor.

3. Unless all physician-investors are members of a single specialty, each physician-investor must perform at least one-third of his or her procedures at the center each year. (This requirement is in addition to the requirement that the physician-investor has derived at least one-third of his or her medical practice income for the past year from performing procedures.)

4. Physician-investors must have fully informed their referred patients of the physician’s investment interest.

5. The terms on which an investment interest is offered to an investor are not related to the previous or expected volume of referrals, services furnished or the amount of business otherwise generated from that investor to the entity.

6. Neither the center nor any other investor may loan funds to or guarantee a loan for an investor if the investor uses any part of such loan to obtain the investment interest.

7. The amount of payment to an investor in return for the investment interest is directly proportional to the amount of the capital investment (including the fair market value of any pre-operational services rendered) of that investor.

8. All physician-investors, any hospital-investor and the center agree to treat patients receiving medical benefits or assistance under the Medicare or Medicaid programs.

9. All ancillary services performed at the center for beneficiaries of federal health care programs must be directly and integrally related to primary procedures performed at the center, and may not be billed separately.

10. No hospital-investor may include on its cost report or any claim for payment from a federal health care program any costs associated with the center.

11. The center may not use equipment owned by or services provided by a hospital-investor unless such equipment is leased in accordance with a lease that complies with the equipment rental safe harbor and such services are provided in accordance with a contract that complies with the personal services and management contracts safe harbor.

12. No hospital-investor may be in a position to make or influence referrals directly or indirectly to any other investor or the center.

      We believe that the ownership and operations of our surgery centers will not fully satisfy this safe harbor for investment interests in ambulatory surgery centers because, among other reasons, we or one of our subsidiaries generally will be an investor in each surgery center and provide management services to the surgery center. We cannot assure you that the OIG would view our activities favorably even though they are intended to achieve compliance with the remaining elements of this safe harbor. In addition, although we expect each physician-investor to utilize the surgery center as an extension of his practice, we cannot assure you that all physician-investors will perform one-third of their procedures at the surgery center or inform their referred patients of their investment interests.

      We own an interest in one surgery center in which a physician group that includes primary care physicians who do not use the center also owns an interest. In OIG Advisory Opinion 03-5 (February 6, 2003), the OIG declined to grant a favorable opinion to a proposed ambulatory surgery center structure that would be jointly owned by a hospital and a multi-specialty group practice composed of a substantial number of primary care physicians who would not personally use the center. According to the opinion, the fact that interests in the center would be indirectly owned by physicians who would not personally practice at the center precluded the OIG from determining that the proposed arrangement poses a minimal risk of fraud and abuse. The OIG concluded that the proposed structure could potentially generate prohibited remuneration under the federal anti-kickback statute. We believe that the ownership of our center complies with the federal anti-kickback statute because the physician group that owns an interest in our center is structured to fit within the Stark law’s definition of a unified group practice, and the income distributions of the group practice comply with the Stark law’s acceptable methods of income distribution. No physician in the group practice receives an income distribution that is based directly on his referrals to the center. We believe that the group’s ownership of the center is no different than its ownership of other ancillary services common in physician practices. Nevertheless, there can be no assurance that the proposed arrangement will not be determined to be in violation of the law.

      We have entered into management agreements to manage many of our surgery centers, as well as three physician networks. Most of these agreements call for our subsidiary to be paid a percentage-based management fee. Although there is a safe harbor for personal services and management contracts, this safe harbor requires, among other things, that the aggregate compensation paid to the manager over the term of the agreement be set in advance. Because our management fee may be based on a percentage of revenues, it does not meet this requirement. However, we believe that our management arrangements satisfy the other requirements of the safe harbor for personal services and management contracts and that they comply with the federal anti-kickback statute. The OIG has taken the position that percentage-based management agreements are not protected by a safe harbor, and consequently, may violate the federal anti-kickback statute. On April 15, 1998, the OIG issued Advisory Opinion 98-4 which reiterates this proposition. This opinion focused on areas the OIG considers problematic in a physician practice management context, including financial incentives to increase patient referrals, no safeguards against overutilization and incentives to increase the risk of abusive billing. The opinion reiterated that proof of intent to violate the federal anti-kickback statute is the central focus of the OIG. We have implemented formal compliance programs designed to safeguard against overbilling and otherwise assure compliance with the federal anti-kickback statute and other laws, but we cannot assure you that the OIG would find our compliance programs to be adequate.

      In some cases, we guarantee a surgery center’s debt financing and lease obligations as part of our obligations under a management agreement. Physician-investors are generally not required to enter into similar guarantees. The OIG might take the position that the failure of the physician investors to enter into similar guarantees represents a special benefit to the physician investors given to induce referrals and that such failure would result in a violation of the federal anti-kickback statute. We believe that the management fees (and in some cases guarantee fees) are adequate compensation to us for the credit risk associated with the guarantee and that the failure of the physician investors to enter into similar guarantees does not create a material risk of violating the federal anti-kickback statute. However, the OIG has not issued any guidance in this regard.

      The OIG is authorized to issue advisory opinions regarding the interpretation and applicability of the federal anti-kickback statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions. We have not, however, sought such an opinion regarding any of our arrangements. If it were determined that our activities, or those of our facilities, violate the federal anti-kickback statute, we, our subsidiaries, our officers, our directors and each surgery center investor could be subject, individually, to substantial monetary liability, prison sentences and/or exclusion from participation in any health care program funded in whole or in part by the U.S. government, including Medicare, CHAMPUS or state health care programs.

Federal Anti-Referral Laws

      Physician self-referral laws have been enacted by the U.S. Congress and many states prohibiting certain self-referrals for health care services. The federal prohibition, commonly known as the Stark law, prohibits a practitioner, including a physician, dentist or podiatrist, from referring patients for certain “designated health services” provided by an entity with which the practitioner or a member of his immediate family has a “financial relationship” if those services are paid in whole or in part by Medicare or Medicaid unless an exception exists. The term “financial relationship” is broadly defined and includes most types of ownership and compensation relationships. The Stark law also prohibits the entity from seeking payment from Medicare or Medicaid for services rendered through a prohibited referral. If an entity is paid for services rendered through a prohibited referral, it may be required to refund the payments. Violations of the Stark law may also result in damages of three times the amount claimed, civil penalties of up to $15,000 per prohibited claim and $100,000 per prohibited scheme and exclusion from participating in Medicare and Medicaid. “Designated health services” include:

•	clinical laboratory services;

•	physical therapy services;

•	occupational therapy services;

•	radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services;

•	radiation therapy services and supplies;

•	durable medical equipment and supplies;

•	parenteral and enteral nutrients, equipment and supplies;

•	prosthetics, orthotics and prosthetic devices and supplies;

•	home health services;

•	outpatient prescription drugs; and

•	inpatient and outpatient hospital services.

      The list of designated health services includes imaging services and other diagnostic services provided by our diagnostic center. However, the Stark law is implicated only if the referring physician or a member of his immediate family has a financial relationship with the provider of designated health services. There is no physician ownership (or physician family member ownership) in our diagnostic center. Any compensation relationships between our diagnostic centers and physicians are set forth in writing, provide for a fair market value compensation and are otherwise structured to fit within applicable exceptions to the Stark law.

      The list of designated health services does not include surgical services provided in an ambulatory surgery center. Furthermore, in final Stark law regulations published by the Department of Health and Human Services on January 4, 2001, the term “designated health services” was defined as not including services that are reimbursed by Medicare as part of a composite rate, such as services provided in an ambulatory surgery center.

      However, if designated health services are provided by an ambulatory surgery center and separately billed, referrals to the surgery center by a physician investor would be prohibited by the Stark law. Because our facilities that are licensed as ambulatory surgery centers do not have independent laboratories and do not provide designated health services apart from surgical services, we do not believe referrals to these facilities by physician investors are prohibited.

      If legislation or regulations are implemented that prohibit physicians from referring patients to surgery centers in which the physician has a beneficial interest, our business and financial results would be adversely affected.

      Additionally, the physician networks we manage must comply with the “in-office ancillary services exception” of the Stark law. We believe that these physician networks operate in compliance with the language of statutory exceptions to the Stark law, including the exceptions for services provided by physicians within a group practice or in-office ancillary services.

      Three of our facilities, including one managed facility, are licensed as hospitals. The Stark law includes an exception for physician ownership of a hospital, provided that the physician’s ownership interest is in the whole hospital and the physician is authorized to perform services at the hospital. Physician investment in our facilities licensed as hospitals meet this requirement. Legislation was recently introduced in the U.S. Congress that would limit the hospital ownership exception such that physicians would only be permitted to own interests in a hospital if the interests are made available to the general public on the same terms. In addition, on June 27, 2003, the Senate passed the Prescription Drug and Medicare Improvements Act of 2003. This legislation contains an amendment to the Stark law that would carve out surgical and other specialty hospitals from the hospital ownership exception to the Stark law. The proposed changes may apply to our facilities licensed as hospitals. We have not made investments in these facilities available to the general public. It is currently unclear whether either of these proposed bills will be enacted.

False and Other Improper Claims

      The U.S. government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs. Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes. While the criminal statutes are generally reserved for instances of fraudulent intent, the U.S. government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances. For example, the government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge. The government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care was substandard. In addition, some courts have held that a violation of the Stark law can result in liability under the federal False Claims Act.

      Over the past several years, the U.S. government has accused an increasing number of health care providers of violating the federal False Claims Act. The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the U.S. government. The statute defines “knowingly” to include not only actual knowledge of a claim’s falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim. Because our facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant civil or criminal penalties.

      Under the “qui tam,” or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the U.S. government. These private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that a health care company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs as a result of an investigation resulting from a whistleblower case. Although we believe that our operations materially comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit, or may otherwise be challenged or scrutinized by governmental authorities. A determination that we have violated these laws could have a material adverse effect on us.

      We are also subject to various state insurance statutes and regulations that prohibit us from submitting inaccurate, incorrect or misleading claims. We believe that our surgery centers are in compliance with all state insurance laws and regulations regarding the submission of claims. We cannot assure you, however, that none of our centers’ insurance claims will ever be challenged. If we were found to be in violation of a state’s insurance laws or regulations, we could be forced to discontinue the violative practice, which could have an adverse effect on our business and operating results, and we could be subject to fines and criminal penalties.

Health Information Practices

      There are currently numerous laws at the state and federal levels addressing patient privacy concerns. Federal regulations issued pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, contain, among other measures, provisions that require many organizations, including us, to implement very significant and potentially expensive new computer systems, employee training programs and business procedures. The federal regulations are intended to encourage electronic commerce in the healthcare industry.

      On August 17, 2000, the Department of Health and Human Services finalized regulations requiring us to use standard data formats and code sets established by the rule when electronically transmitting information in connection with several transactions, including health claims and equivalent encounter information, health care payment and remittance advice and health claim status. On February 20, 2003, the Department of Health and Human Services issued final modifications to these regulations. We have implemented or upgraded computer systems, as appropriate, at our facilities and at our corporate headquarters to comply with the new transaction and code set regulations and have tested these systems with several of our payors. If we or our payors are unable to exchange information in connection with the specified transactions because of an inability to comply fully with the regulations, we are required to exchange the information using paper. If we are forced to submit paper claims to payors, it will significantly increase our costs associated with billing and could delay payment of claims. Although compliance with the transaction and code set regulations was required on October 16, 2003, the Centers for Medicare & Medicaid Services, or CMS, announced on September 23, 2003 that it would implement a contingency plan to accept noncompliant electronic transactions after the October 16, 2003 deadline. CMS has announced that it will regularly reassess the readiness of its trading partners to comply with the regulations in order to determine how long the contingency plan will remain in effect. Blue Cross/Blue Shield plans in several states have announced similar contingency plans.

      On May 7, 1998, the Department of Health and Human Services issued a proposed rule to establish a unique number for healthcare providers that will be used by health plans. Additionally, on May 31, 2002, the Department of Health and Human Services issued a final rule that calls for using the Employer Identification Number (the taxpayer identifying number for employers that is assigned by the Internal Revenue Service) as the identifying number that will be used by all health plans. Most health care organizations, including us, must comply with this final rule by July 30, 2004. Health plans, health care clearinghouses and providers would use these identifiers, among other uses, in connection with the electronic transactions standards.

      The Department of Health and Human Services has not yet issued proposed rules that establish the standard for a national health plan or individual identifier. Once these regulations are issued in final form, we expect to have about two years to become fully compliant.

      On February 20, 2003, the Department of Health and Human Services finalized a rule that establishes, in part, standards to protect the confidentiality, availability and integrity of health information by health plans, health care clearinghouses and health care providers that receive, store, maintain or transmit health and related financial information in electronic form, regardless of format. These security standards require us to establish and maintain reasonable and appropriate administrative, technical and physical safeguards to ensure the integrity, confidentiality and the availability of electronic health and related financial information. The security standards were designed to protect electronic information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. Although the security standards do not reference or advocate a specific technology, and covered health care providers, plans and clearinghouses have the flexibility to choose their own technical solutions, we expect that the security standards will require us to implement significant new systems, business procedures and training programs. We must comply with these security regulations by April 21, 2005.

      On December 28, 2000, the Department of Health and Human Services published a final rule establishing standards for the privacy of individually identifiable health information. The final rule establishing the privacy standards became effective on April 14, 2001, with compliance required by April 14, 2003. On August 14, 2002, the Department of Health and Human Services published final revisions to the privacy rule. The final revisions did not alter the compliance date of April 14, 2003 for the majority of the requirements in the privacy regulations. These privacy standards apply to all health plans, all health care clearinghouses and health care providers that transmit health information in an electronic form in connection with the standard transactions. We are a covered entity under the final rule. The privacy standards apply to individually identifiable information held or disclosed by a covered entity in any form, whether communicated electronically, on paper or orally. These standards impose extensive new administrative requirements on us. They require our compliance with rules governing the use and disclosure of this health information. They create new rights for patients in their health information, such as the right to amend their health information, and they require us to impose these rules, by contract, on any business associate to whom we disclose such information in order to perform functions on our behalf. In addition, our facilities will continue to remain subject to any state laws that are more restrictive than the privacy regulations issued under HIPAA. These state laws vary by state and could impose additional penalties.

      A violation of these regulations could result in civil money penalties of $100 per incident, up to a maximum of $25,000 per person per year per standard. HIPAA also provides for criminal penalties of up to $50,000 and one year in prison for knowingly and improperly obtaining or disclosing protected health information, up to $100,000 and five years in prison for obtaining protected health information under false pretenses, and up to $250,000 and ten years in prison for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Since there is no history of enforcement efforts by the federal government at this time, it is not possible to ascertain the likelihood of enforcement efforts in connection with the HIPAA regulations or the potential for fines and penalties which may result from the violation of the regulations.

      We expect that compliance with these standards will require significant commitment and action by us. We have appointed members of our management team to direct our compliance with these standards. Implementation will require us to engage in extensive preparation and make significant expenditures. At this time we have appointed a privacy officer, prepared privacy policies, trained our workforce on these policies and entered into business associate agreements with the appropriate vendors. Because some of the regulations are proposed regulations, we cannot predict the total financial impact of the regulations on our operations.

Health Care Regulations Affecting Our New York Operations

      Laws in the State of New York require that corporations have natural persons as stockholders in order to be approved by the New York Department of Health as a licensed health care facility. Accordingly, we are not able to own interests in a limited partnership or limited liability company that owns an interest in a health care facility located in New York. Laws in the State of New York also prohibit the delegation of certain management functions by a licensed health care facility. The law does permit a licensed facility to lease premises and obtain various services from non-licensed entities; however, it is not clear what types of delegation constitute a violation. Although we believe that our operations and relationships in New York are in compliance with these laws, if New York regulatory authorities or a third party asserts a contrary position, we may be unable to continue or expand our operations in New York. We own an interest in a limited liability company which provides administrative services to a surgery center located in New York.

MANAGEMENT

Directors and Executive Officers

      The following table provides information about our directors and executive officers:

Name	Age	Position

Richard E. Francis, Jr.	49	Chairman of the Board, Chief Executive Officer and Director
Clifford G. Adlerz	49	President, Chief Operating Officer and Director
William V. B. Webb	51	Chief Development Officer and Director
Kenneth C. Mitchell	53	Chief Financial Officer and Senior Vice President of Finance
R. Dale Kennedy	56	Senior Vice President of Management Services and Secretary
Frederick L. Bryant(1)	49	Director
Donald W. Burton(2)	59	Director
Eve M. Kurtin(2)	50	Director
Charles N. Martin, Jr.(1)	60	Director
Jack Tyrrell(2)	56	Director
David M. Wilds(1)	63	Director

(1)	Member of Compensation Committee
(2)	Member of Audit and Compliance Committee

     Richard E. Francis, Jr. has served as the Chairman of the Board since March 2002 and as Chief Executive Officer and a director of Symbion since its inception in 1996. Mr. Francis also served as President of Symbion from 1996 to May 2002. Mr. Francis served from 1992 to 1995 as Senior Vice President, Development of HealthTrust, Inc. From 1990 to 1992, Mr. Francis served as Regional Vice President, Southern Region for HealthTrust, where he oversaw operations of 11 hospitals in five states.

      Clifford G. Adlerz has served as our President since May 2002 and as the Chief Operating Officer and a director of Symbion since its inception in 1996. Mr. Adlerz also served as our Secretary from 1996 to May 2002. Mr. Adlerz served as Regional Vice President, Midsouth Region for HealthTrust from 1992 until its merger with HCA Inc. (formerly Columbia/HCA Healthcare Corporation) in May 1995, at which time he became Division Vice President of HCA and served in that position until September 1995. Mr. Adlerz served as Chief Executive Officer of South Bay Hospital in Sun City, Florida from 1987 to 1992.

      William V. B. Webb has served as Chief Development Officer and a director of Symbion since June 1999. Mr. Webb served as President and Chief Executive Officer and a director of Ambulatory Resource Centres, Inc. from 1997 until our acquisition of Ambulatory Resource Centres in June 1999. Mr. Webb served as Vice President and Senior Vice President of Acquisitions and Development for OrNda HealthCorp from 1991 until 1997. From 1990 to 1991, Mr. Webb was Vice President of Development for Heritage Surgical Corp.

      Kenneth C. Mitchell has served as our Chief Financial Officer since May 2002 and as our Senior Vice President of Finance since December 2002. Mr. Mitchell served as our Vice President of Finance from 1996 to December 2002. Mr. Mitchell served as Chief Financial Officer of American HealthMark, Inc. from 1989 to 1995 and as Vice President — Controller for HCA Management Company from 1988 to 1989. Prior to that time, Mr. Mitchell served as Assistant Vice President — Development and Regional Controller for HCA Management Company.

      R. Dale Kennedy has served as our Secretary since May 2002 and as our Senior Vice President of Management Services since December 2002. Mr. Kennedy served as our Vice President of Management Services from 1996 to December 2002. Mr. Kennedy served as Chief Operations Officer for IPN Network, LLC, a company that managed the business office functions of health care entities, from 1991 until 1995. Prior to that time, Mr. Kennedy served in regional financial roles for HealthTrust and HCA.

      Frederick L. Bryant has served as a director of Symbion since 1996. Mr. Bryant served as a General Partner of ABS Capital Partners, L.P., a private equity firm, from 1993 to 2003, when he retired. Prior to 1993, Mr. Bryant served as head of the mergers and acquisitions department and as a founder of the Alex. Brown & Sons Incorporated private equity investment program.

      Donald W. Burton has served as a director of Symbion since 1999. Mr. Burton has served as managing general partner of South Atlantic Venture Fund I, II and III, Limited Partnerships and Chairman of South Atlantic Capital, Inc. and South Atlantic Private Equity Fund IV, Limited Partnership. Mr. Burton has also managed The Burton Partnership which invests in public and private companies, since 1979. Mr. Burton serves on the boards of directors of ITC Financial Services, LLC, ITC DeltaCom, Inc., KNOLOGY, Inc. and 26 Merrill Lynch-sponsored mutual funds.

      Eve M. Kurtin has served as a director of Symbion since 1996. Ms. Kurtin has served as a Managing Partner of Pacific Venture Group, L.P. since its inception in 1997. Prior to joining Pacific Venture Group, Ms. Kurtin served as Chief Executive Officer of Physician Venture Management, a joint venture of UniHealth and HCA, from 1994 to 1996. Ms. Kurtin was President and Chief Executive Officer of Kurtin Communications, serving as a consultant in areas of managed care for major pharmaceutical companies and major providers, including UniHealth, from 1991 to 1994.

      Charles N. Martin, Jr. has served as a director of Symbion since 1996. Mr. Martin has served as Chairman and Chief Executive Officer of Vanguard Health Systems, Inc., a company based in Nashville, Tennessee, since 1997. Until May 31, 2001, he also served as Vanguard’s President. He is former Chairman, President and Chief Executive Officer of OrNda HealthCorp, serving in those capacities from 1992 to 1997. Prior to joining OrNda, Mr. Martin served as Director, President and Chief Operating Officer of HealthTrust from 1987 to 1991. Mr. Martin serves on the board of directors of Vanguard Health Systems, Inc.

      Jack Tyrrell has served as a director of Symbion since 1999. Mr. Tyrrell has been a founder of five venture capital funds since 1985 and currently serves as managing partner of Richland Ventures I, L.P., Richland Ventures II, L.P. and Richland Ventures III, L.P. He is currently a director of seven privately-held companies.

      David M. Wilds has served as a director of Symbion since 1999. Mr. Wilds has served as a managing director of First Avenue Partners, L.P., a venture capital firm, since 1998. From 1997 until 1998, he was a principal at Nelson Capital Corp. From 1991 to 1995, Mr. Wilds was Chairman of the Board of Cumberland Health Systems, Inc. Mr. Wilds serves on the board of directors of Dollar General Corporation, Internet Pictures Corp. and iPayment, Inc.

Classes and Terms of Directors

      Our board of directors is divided into three classes serving staggered three-year terms. Each year, the directors of one class will stand for election as their terms of office expire. Ms. Kurtin and Messrs. Martin and Adlerz have been designated as Class II directors with their terms of office expiring in 2004; Messrs. Tyrrell, Bryant and Francis have been designated as Class III directors with their terms of office expiring in 2005; and Messrs. Burton, Wilds and Webb have been designated as Class I directors with their terms of office expiring in 2006.

Committees of the Board

      Our board of directors has designated an Audit and Compliance Committee and a Compensation Committee of the board. These committees help the board of directors fulfill its responsibilities and assist it in making informed decisions as to our operations.

Audit and Compliance Committee

      Our Audit and Compliance Committee currently consists of Ms. Kurtin and Messrs. Burton and Tyrrell, each of whom is a non-management member of our board of directors. The Audit and Compliance Committee selects and oversees our independent auditors. It also oversees our systems of internal controls, compliance policies and ethical standards, and auditing, accounting and financial reporting processes. The Audit and Compliance Committee operates as a direct line of communication between the board of directors and our independent auditors, as well as our internal compliance personnel. We believe that the composition of our Audit and Compliance Committee meets the requirements for independence under the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations.

Compensation Committee

      Our Compensation Committee consists of Messrs. Bryant, Wilds and Martin, each of who is a non-management member of the board of directors. The Compensation Committee determines compensation for our executive officers. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans and establishes and reviews policies relating to the compensation and benefits of our employees. We believe that the composition of our Compensation Committee meets the requirements for independence under applicable requirements of the Nasdaq National Market.

Board Compensation

      Our directors received no base compensation for their service as directors during 2002. Each director was, however, reimbursed for expenses incurred in attending meetings of the board of directors and committees.

      We adopted a Non-Employee Directors Stock Option Plan in March 2002, under which options to purchase shares of our common stock are available for issuance to the non-employee members of our board of directors. The plan is intended to maintain our ability to attract to our board and retain the services of experienced and highly-qualified individuals and to align their interests with the interests of our company and our stockholders. The Compensation Committee administers the plan and grants awards to eligible directors. The maximum number of shares available for issuance under the plan is the lesser of 1,687,500 or 0.75% of the total number of shares of our common stock then outstanding on a fully diluted basis, subject to adjustment in the event of a stock split, consolidation or stock dividend of our common stock. The exercise price of the options is the fair market value of our common stock on the date of grant. Each option may be exercised at any time after one year from the date of grant. Options expire ten years after the date of grant or, if sooner, immediately upon a director’s termination on account of fraud, dishonesty or other acts detrimental to us. In the event of any other termination of a director, any vested options granted to the director may be exercised for a period of 12 months after termination. Upon a change in the control of our company, as described in the plan, all options become immediately vested and exercisable. As of September 30, 2003, options to purchase a total of 320,000 shares of our common stock were outstanding under the plan, all of which were exercisable.

Executive Compensation

      The following table summarizes the compensation earned by our chief executive officer and our other executive officers for services rendered in all capacities to us for the year ended December 31, 2002:

Summary Executive Compensation Table

				Long-Term
				Compensation
		Annual
		Compensation(1)		Securities
				Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options (#)

Richard E. Francis, Jr.	2002	$302,490	$295,261	600,000
Chairman of the Board and Chief Executive Officer
Clifford G. Adlerz	2002	242,098	234,869	480,000
President and Chief Operating Officer
William V. B. Webb	2002	220,680	53,363	200,000
Chief Development Officer
Kenneth C. Mitchell	2002	180,796	52,271	110,000
Chief Financial Officer and Senior Vice President of Finance
R. Dale Kennedy	2002	181,367	52,241	110,000
Senior Vice President of Management Services and Secretary

(1)	Perquisites and other personal benefits paid to each of the named executive officers is less than $50,000 or 10% of the total salary and bonus reported for the named executive officers and, therefore, the amount of that other annual compensation is not reported.

     The following table sets forth information concerning the stock options granted to our executive officers during 2002:

Option Grants In Last Fiscal Year

	Individual Grants

	Number of				Potential Realizable Value
	Securities	Percent of			at Assumed Annual Rates of
	Underlying	Total Options			Stock Price Appreciation for
	Options	Granted to	Exercise or		Option Term(1)
	Granted	Employees in	Base Price	Expiration
Name	(#)(2)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Richard E. Francis, Jr.	600,000	19.8%	$3.13	5/16/12	$1,181,054	$2,993,048
Clifford G. Adlerz	480,000	15.8	3.13	5/16/12	944,851	2,394,439
William V.B. Webb	200,000	6.6	3.13	5/16/12	393,638	997,683
Kenneth C. Mitchell	110,000	3.6	3.13	5/16/12	216,528	548,726
R. Dale Kennedy	110,000	3.6	3.13	5/16/12	216,528	548,726

(1)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of our common stock of 5% and 10% compounded annually from the date of grant to the expiration date. There was no public market for our common stock as of the date of grant. Accordingly, the market price of the common stock on the date of grant was determined by the Board of Directors to be $3.13 per share. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the common stock and the date on which the options are exercised.
(2)	Options were granted pursuant to the Symbion, Inc. Stock Incentive Plan and become exercisable in 25% increments at the anniversary date of the grant over a four year period.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of		Value of
			Securities Underlying		Unexercised
			Unexercised Options		In-the Money Options
			at Fiscal Year-End		at Fiscal Year-End(1)
	Shares Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard E. Francis, Jr.	—	—	120,000	640,000	$	$
Clifford G. Adlerz	—	—	105,000	515,000
William V. B. Webb	—	—	683,586	225,000
Kenneth C. Mitchell	—	—	45,000	125,000
R. Dale Kennedy	—	—	52,500	127,500

(1)	There was no public trading market for our common stock as of December 31, 2002. Accordingly, these values have been calculated on the basis of an assumed initial public offering price of $ per share of our common stock.

Employment Agreements

      We have entered into employment agreements with three of our executive officers, Richard E. Francis, Jr., Clifford G. Adlerz and William V. B. Webb. These employment agreements provide for base salaries of $295,260 for Mr. Francis, $234,869 for Mr. Adlerz and $213,451 for Mr. Webb, subject to annual increases in the discretion of our Compensation Committee. The employment agreements also provide for an incentive bonus payment upon achievement of goals set by our Compensation Committee, and entitle the employees to participate in our employee benefit programs and stock incentive plans.

      The initial term of each of these agreements is three years, which is automatically extended so that the term is three years until terminated. We may terminate each employment agreement for cause, including the employee’s willful misconduct, fraud or intentional neglect or material inattention to his duties that is not corrected within 30 days after we give notice. In addition, either party may terminate the employment agreement at any time by giving prior written notice to the other party. However, we must pay the employee a severance benefit if we terminate his employment without cause or if the employee terminates his employment upon the occurrence of certain events specified in the agreement, including a change in the control of our company and our material breach of the agreement that is not cured within 90 days. The severance benefit is generally equal to three times the employee’s highest base salary and incentive bonus amount during the preceding year. If the employee receives severance payments following a change in control that are subject to tax under Section 4999 of the Internal Revenue Code, we or the acquiror are to pay additional amounts to offset the effect of such taxes on the employee. Each of the employment agreements also includes a covenant not to compete, in which the employee agrees that, during the term of the employment agreement and for a period of one year thereafter, he will not own or work for any other company that is predominantly engaged in the ownership and management of surgery centers.

Compensation Plans

      Stock Incentive Plan. We adopted a Stock Incentive Plan under which we may grant options to purchase shares of our common stock and award shares of restricted stock that may be subject to risks of forfeiture. The maximum number of shares available for issuance under the plan is the lesser of 28,125,000 or 12.5% of the total number of shares of our common stock outstanding on a fully diluted basis, subject to adjustment for stock splits, consolidations or stock dividends. Under the plan, the Compensation Committee may grant to our directors, officers, employees, consultants and advisors options to purchase our common stock. The Compensation Committee determines the exercise price and the number of shares subject to each option. The exercise prices for incentive stock options, however, within the meaning of Section 422 of the Internal Revenue Code, may not be less than the fair market value of our common stock on the date of grant (110% in the case of a 10% stockholder). The exercise prices for options that do not qualify as incentive stock options may not be less than 85% of the fair market value of our common stock on the date of the grant. Options may become exercisable on the date of grant or any other date established by the Compensation Committee; however, upon a change in the control of our company, all options become fully exercisable. Incentive stock options must expire after termination of employment or, if sooner, ten years from the date of grant (five years in the case of incentive stock options granted to a 10% stockholder). Our board of directors may amend or terminate the plan at any time; however, certain amendments are subject to the approval of our stockholders. As of September 30, 2003, options to purchase a total of 4,707,491 shares of our common stock were outstanding under the plan, of which options to purchase 2,466,991 shares were exercisable. We have not awarded any shares of restricted stock under the plan.

      Ambulatory Resource Centres Stock Option Plans. Upon our acquisition of Ambulatory Resource Centres, Inc. in June 1999, we adopted the Ambulatory Resource Centres, Inc. 1997 Stock Option Plan and the Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan, and options granted under those plans were converted to options to purchase shares of our common stock. Options granted under the 1997 Stock Option Plan are for terms not longer than 15 years for non-qualified stock options and ten years for incentive stock options. Options granted under the Nonqualified Initial Option Plan are for terms not longer than ten years for both non-qualified and incentive stock options. Under both plans, the exercise period is subject to earlier termination upon termination of the employment, director, advisor or consultant relationship of the option holder. As of September 30, 2003, options to purchase a total of 909,021 shares of our common stock were outstanding under these plans, all of which were exercisable. We do not intend to grant any additional options under these plans.

      Severance Plan. We adopted an Executive Change in Control Severance Plan in December 1997, which currently provides for severance benefits for 32 of our employees, including two of our executive officers, Kenneth C. Mitchell and R. Dale Kennedy. Eligible individuals are those identified in the severance plan and whose employment by us is terminated in connection with a change in the control of our company, as defined in the severance plan, and who are not offered employment by our company or a successor employer that is substantially equivalent to or better than the position held with our company immediately prior to the change in control and the position is not maintained for at least 12 months. The benefits provided are cash compensation equal to the eligible employee’s annual pay or one-half of the eligible employee’s annual pay, as set forth in the severance plan, and participation in medical, life, disability and similar benefit plans that are offered to our active employees or those of our successor for a period of six or 12 months, as provided in the severance plan. The severance plan does not cover individuals who are subject to individual employment agreements that address severance on a change in our control.

      Employee Stock Purchase Plan. We adopted an Employee Stock Purchase Plan in March 2002, under which shares of our common stock are available to be purchased by our employees. The right to purchase stock under this plan becomes effective upon the completion of this offering. The purpose of the plan is to provide our employees with an additional incentive by permitting them to purchase our common stock and to secure for us and our stockholders the benefits inherent in the ownership of our common stock by employees. The plan is administered by the Compensation Committee of the board of directors. The maximum number of shares of common stock available for issuance under the plan is 1,650,000, subject to adjustment in the event of a stock split, consolidation or stock dividends of our common stock. Our employees are eligible to participate in the plan after six months of continuous service. Employees cannot participate in the plan whose customary employment is 20 hours or less per week or five months or less in a calendar year, or who own more than 5% of the combined voting power of all classes of our stock or stock of a subsidiary, are not eligible to participate in the plan.

      On October 1 of each year, each eligible employee will receive an option to purchase common stock for the lesser of (1) 85% of the market price on the grant date, and (2) 85% of the market price on the date of exercise. The option is limited each year to the least of (a) the number of shares that can be acquired with 10% of the participant’s eligible compensation for the year, (b) 25,000 shares, and (c) the number of shares that has a fair market value equivalent to $25,000 on the grant date. Options are exercised on the September 30 that follows each October 1 grant date. To exercise the option, participating employees must make an affirmative election and authorize payroll deductions for payment of the exercise price. These deductions are accumulated and held by us until the September 30 exercise date each year. A participant may discontinue participation in the plan at any time. All payroll deductions of a participant will be credited on our records and may be used for valid corporate purposes.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the board of directors during 2002 consisted of Messrs. Bryant, Wilds and Martin. Mr. Francis, the Chairman of the Board, Chief Executive Officer and a director of Symbion, served on the committee until May 16, 2002.

RELATED PARTY TRANSACTIONS

      Since our formation, our officers, directors and stockholders owning more than 5% of our outstanding common stock and persons and entities associated with our officers, directors and those stockholders have purchased an aggregate of 31,485,631 shares of our common stock in private placements. In addition, we issued 4,311,786 shares of our Series A convertible preferred stock and 2,587,061 shares of our Series B convertible preferred stock in our acquisition of Physicians Surgical Care in April 2002 to J.H. Whitney III, L.P., J.H. Whitney IV, L.P. and Whitney Strategic Partners III, L.P. See “Principal Stockholders.” We also entered into a director nomination agreement with Whitney & Co., LLC and its affiliates in connection with our acquisition of Physicians Surgical Care. When we issued these shares to our officers, directors and stockholders owning more than 5% of our outstanding common stock, we entered into an investors’ rights agreement with each of these parties granting them rights not otherwise offered to our stockholders. Under a voting agreement to which Messrs. Francis, Adlerz and Martin are parties, some of our stockholders have agreed to elect our chief executive officer, chief operating officer and a designee of Mr. Martin to our board of directors. This agreement will terminate upon completion of this offering. See “Description of Capital Stock.”

      Pursuant to an agreement dated as of July 18, 2003, DLJ Investment Partners II, L.P. and its affiliates agreed to purchase, from time to time, our 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of up to $40.0 million. DLJ Investment Partners II, L.P. and its affiliates are affiliates of Credit Suisse First Boston LLC. We made an initial issuance of notes in the aggregate principal amount of about $15.1 million and used the proceeds to refinance outstanding indebtedness. On August 15, 2003, pursuant to the terms of the purchase agreement, the DLJ purchasers sold to affiliates of Messrs. Bryant, Tyrrell, Burton and Wilds and ABS Capital Partners, L.P., Richland Ventures II, L.P. and Richland Ventures III, L.P. notes in the aggregate principal amount of about $1.8 million and the related commitment to purchase additional notes from us in the aggregate principal amount of about $2.9 million, in the event that we decide to sell additional notes. See “Use of Proceeds” and “Description of Indebtedness.”

      In January 2003, Vanguard Health Systems, Inc. acquired substantially all of the assets of, and formed a partnership with, Baptist Health System, Inc., with which we own and operate a surgery center in San Antonio, Texas. Charles N. Martin, Jr., one of our directors, is Chairman and Chief Executive Officer and a stockholder of Vanguard Health Systems, Inc.

PRINCIPAL STOCKHOLDERS

      The following table provides information as of September 30, 2003 about the ownership of our common stock by (1) each person who we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors and executive officers and (3) all of our directors and executive officers as a group. The table gives effect to the conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock and our subordinated convertible debentures. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

		Percent of
		Common Stock
		Beneficially Owned

	Shares	Before	After
	Beneficially	the	the
Name of Beneficial Owner	Owned	Offering	Offering

Richard E. Francis, Jr.(1)(2)	2,198,565	4.0%	%
Clifford G. Adlerz(2)(3)	1,193,393	2.2
William V. B. Webb(2)(4)	1,264,403	2.3
Kenneth C. Mitchell(2)(5)	466,808	*
R. Dale Kennedy(2)(6)	334,744	*
Frederick L. Bryant(7)(8)	6,546,463	11.9
Donald W. Burton(9)(10)	4,498,755	8.2
Eve M. Kurtin(11)(12)	4,459,360	8.1
Charles N. Martin, Jr.(13)	4,029,362	7.3
Jack Tyrrell(14)(15)	6,322,558	11.5
David M. Wilds(16)	1,964,806	3.6
Pacific Venture Group, LP(12)	4,221,450	7.7
ABS Capital Partners, L.P.(8)	6,506,463	11.8
Richland Ventures II, L.P.(15)	3,091,069	5.6
Richland Ventures III, L.P.(15)	3,191,489	5.8
South Atlantic Private Equity Fund IV, Limited Partnership(10)	1,757,708	3.2
South Atlantic Private Equity Fund IV (QP), Limited Partnership(10)	2,427,321	4.4
J.H. Whitney III, L.P.(17)	5,851,459	10.6
J.H. Whitney IV, L.P.(17)	906,405	1.6
Whitney Strategic Partners III, L.P.(17)	140,983	*
All directors and executive officers as a group (11 persons)(18)	33,297,217	59.1%	%

*	Less than 1%

(1)	Includes 100,000 shares held in a family trust and options to acquire 310,000 shares which are presently exercisable or will become exercisable within 60 days of September 30, 2003.
(2)	The address of each of Messrs. Francis, Adlerz, Webb, Mitchell and Kennedy is 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.
(3)	Includes options to acquire 260,000 shares which are currently exercisable or will become exercisable within 60 days following September 30, 2003.
(4)	Includes options to acquire 758,586 shares which are currently exercisable or will become exercisable within 60 days following September 30, 2003.
(5)	Includes options to acquire 87,500 shares which are currently exercisable or will become exercisable within 60 days following September 30, 2003.
(6)	Includes options to acquire 97,500 shares which are currently exercisable or will become exercisable within 60 days following September 30, 2003.
(7)	Consists of 6,506,463 shares held by ABS Capital Partners, L.P. as to which Mr. Bryant may be deemed to have beneficial ownership and options to acquire 40,000 shares granted to Mr. Bryant which are currently exercisable or will become exercisable within 60 days following September 30, 2003. Mr. Bryant is a retired partner of ABS Partners, L.P., the general partner of ABS Capital Partners, L.P.
(8)	The address for Mr. Bryant is 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 and the address for ABS Capital Partners is 400 E. Pratt Street, Suite 910, Baltimore, Maryland 21202.
(9)	Consists of 1,757,708 shares owned by South Atlantic Private Equity Fund IV, Limited Partnership, 2,427,321 shares owned by South Atlantic Private Equity Fund IV (QP), Limited Partnership, 68,431 shares owned by The Burton Partnership, Limited Partnership and 205,295 shares owned by The Burton Partnership (QP), Limited Partnership as to which Mr. Burton may be deemed to have beneficial ownership and options to acquire 40,000 shares granted to Mr. Burton which are currently exercisable or will become exercisable within 60 days following September 30, 2003. Mr. Burton is chairman of South Atlantic Private Equity Fund IV, LP and manages The Burton Partnership.

(10)	The address for Mr. Burton and South Atlantic is 614 West Bay Street, Tampa, Florida 33606.
(11)	Consists of 4,221,450 shares held by Pacific Venture Group, L.P. and 197,910 shares owned by PVG Associates, L.P. as to which Ms. Kurtin may be deemed to have beneficial ownership and options to acquire 40,000 shares granted to Ms. Kurtin which are currently exercisable or will become exercisable within 60 days following September 30, 2003. Ms. Kurtin is a Managing Member of PVG Equity Partners, LLC which is the General Partner of both Pacific Venture Group, L.P. and PVG Associates, L.P.
(12)	The address for Ms. Kurtin and for Pacific Venture Group, L.P. is 16830 Ventura Blvd., Suite 244, Encino, California 91436.
(13)	Includes 722,264 shares held by The Martin Companies, Inc., Mr. Martin’s personal holding company, as to which Mr. Martin may be deemed to have beneficial ownership and options to acquire 80,000 shares granted to Mr. Martin which are exercisable or will become exercisable within 60 days following September 30, 2003. The address for Mr. Martin and The Martin Companies, Inc. is 20 Burton Hills Blvd., Suite 100, Nashville, Tennessee 37215.
(14)	Consists of 3,091,069 shares owned by Richland Ventures II, L.P. and 3,191,489 shares owned by Richland Ventures III, L.P. as to which Mr. Tyrrell may be deemed to have beneficial ownership and options to acquire 40,000 shares granted to Mr. Tyrrell which are currently exercisable or will become exercisable within 60 days following September 30, 2003. Mr. Tyrrell is the managing partner of Richland Ventures II, L.P. and Richland Ventures III, L.P.
(15)	The address for Mr. Tyrrell and Richland Ventures II, L.P. and Richland Ventures III, L.P. is 1201 16th Avenue South, Nashville, Tennessee 37212.
(16)	Consists of 1,924,806 shares owned by First Avenue Partners, L.P. as to which Mr. Wilds is a managing director and may be considered to have beneficial ownership and options to acquire 40,000 shares granted to Mr. Wilds which are currently exercisable or will become exercisable within 60 days following September 30, 2003. The address for Mr. Wilds and First Avenue Partners, L.P. is 138 Second Avenue North, Suite 200, Nashville, Tennessee 37201.
(17)	The address of each of J.H. Whitney III, L.P., J.H. Whitney IV, L.P. and Whitney Strategic Partners III, L.P. is 177 Broad Street, Suite 1500, Stamford, Connecticut 06901.
(18)	Includes options to acquire 1,097,500 shares which are currently exercisable or will become exercisable within 60 days following September 30, 2003.

DESCRIPTION OF INDEBTEDNESS

      We currently have outstanding indebtedness to the lenders under our senior credit facility, the holders of our senior subordinated notes and other lenders, including DVI Financial Services, Southwest Bank of Texas and Synergy Bank. We intend to use a portion of the net proceeds from this offering to repay a portion of the indebtedness outstanding under our senior credit facility and all of the indebtedness under our outstanding senior subordinated notes. The following is a description of our existing indebtedness:

Senior Credit Facility

      In July 2003, we entered into a senior credit facility with a syndicate of financial institutions led by Bank of America, N.A. We are the borrower under the senior credit facility and all of our active and existing wholly-owned subsidiaries are guarantors. Under the terms of the senior credit facility, entities that become our wholly-owned subsidiaries must also guarantee the debt.

      The senior credit facility provides senior secured financing of up to $110.0 million, through a revolving credit line. As of November 17, 2003, we had outstanding indebtedness under the senior credit facility of about $42.7 million. Provided that we are not in default under the senior credit facility, we are entitled, at any time prior to January 18, 2005, to request an increase in commitments of up to $20.0 million more, subject to the consent of the administrative agent, lenders having at least 51% of the commitments under the senior credit facility and all lenders providing such commitment increase. Up to $2.0 million of the senior credit facility is available for the issuance of standby letters of credit, and up to $5.0 million of the senior credit facility is available for swing line loans. The swing line loans are made available by Bank of America as the swing line lender on a same-day basis in minimum amounts of $100,000. We are required to repay each swing line loan in full upon the demand of the swing line lender. The senior credit facility terminates and is due and payable on July 18, 2006.

      We have entered into a purchase agreement to acquire a majority ownership interest in one surgery center. We intend to use borrowings under the senior credit facility to fund the purchase price for this acquisition. We intend to use about $                     million of the estimated net proceeds from this offering to repay a portion of the outstanding indebtedness under the senior credit facility.

      Borrowings under the senior credit facility bear interest at a rate equal to a LIBOR rate or a base rate, each plus an applicable margin. The applicable margin for both the LIBOR rate and the base rate varies depending upon our leverage ratio. In addition to paying interest on outstanding principal under the senior credit facility, we pay a commitment fee to the lenders under the senior credit facility for unused commitments at a rate that varies depending upon our leverage ratio.

      Any amounts outstanding under the senior credit facility are subject to mandatory prepayments with:

•	100% of the net cash proceeds of all asset sales by us or any of our subsidiaries, subject to certain exclusions for asset sales yielding gross proceeds below a specified threshold and reinvestment provisions;

•	100% of the net cash proceeds from the issuance of any debt by us or any of our subsidiaries, subject to certain exclusions for permitted debt; and

•	100% of the net cash proceeds of the issuance of equity by us or our subsidiaries, subject to certain exclusions for syndication activity, repayments under the senior subordinated notes and redemption payments under our Series A and Series B preferred stock.

      We may voluntarily prepay the senior credit facility at any time without penalty, subject to reimbursement of any lender’s breakage or redeployment costs in the case of prepayment of any LIBOR borrowings and maintenance of an unpaid minimum balance of $2.5 million in the case of partial prepayments of LIBOR borrowings. We have the right to cancel in whole or in part any unutilized portion of the commitments under the senior credit facility (in excess of any outstanding loans and letters of credit) at any time.

      The obligations under the senior credit facility and the related documents are secured by a first priority lien upon substantially all of our and our subsidiary guarantors’ real and personal property, a pledge of all the capital stock or other ownership interests in each of our wholly-owned subsidiaries, and a pledge of our ownership interests in all but one of our majority-owned subsidiaries. Our obligations under the senior credit facility are guaranteed by all of our wholly-owned subsidiaries.

      The senior credit facility contains customary covenants including specified financial ratios and tests, including a minimum fixed charge coverage ratio, maximum leverage ratios, maximum debt-to-EBITDA ratios and minimum net worth. In addition, the senior credit facility contains restrictive covenants which limit, among other things, our ability to (1) incur additional indebtedness or incur liens, (2) sell assets, (3) acquire or develop additional surgery centers, (4) pay dividends, redeem or otherwise reacquire our capital stock or subordinated indebtedness, (5) issue preferred stock or permit our subsidiaries to issue equity interests, (6) change our business, (7) make capital expenditures, (8) engage in transactions with affiliates, (9) cancel or amend material contracts or (10) enter into a transaction which is likely to have a material adverse effect on us or the senior credit facility. The events of default under the senior credit facility are customary for credit facilities of this type.

Senior Subordinated Notes

      In July 2003, we entered into a purchase agreement through which DLJ Investment Partners II, L.P. and its affiliates agreed to purchase our 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of up to $40.0 million. We made an initial issuance of notes in the aggregate principal amount of about $15.1 million, and may issue up to an additional $24.9 million of notes at any time before July 18, 2005 so long as we are permitted under the indenture governing the notes to incur additional indebtedness. On August 15, 2003, the initial purchasers of the notes sold a portion of the notes to affiliates of certain of our directors and principal stockholders. See “Related Party Transactions” for additional information.

      The notes are our unsecured obligations. Our active and existing wholly-owned subsidiaries guarantee the notes. Entities that become our subsidiaries and guarantors under the senior credit facility or of our other indebtedness or indebtedness of another subsidiary in excess of $500,000 must also guarantee the notes. A commitment fee of 0.5% of the outstanding, undrawn commitment is payable semi-annually, so long as the commitment is available. We may redeem the notes, in whole or in part, at any time at specified redemption prices. We intend to redeem the notes using a portion of the proceeds from this offering. The redemption price will be 102.5% of the principal amount outstanding.

      The indenture governing the notes contains restrictive covenants which limit, among other things, our ability to (1) incur additional indebtedness, (2) issue preferred stock, (3) sell assets, (4) engage in transactions with affiliates, (5) pay dividends, redeem or otherwise reacquire our capital stock or subordinated indebtedness, (6) create restrictions on the ability of our subsidiaries to pay dividends, make loans or transfer assets to us, (7) merge with another company or (8) incur liens. The indenture prohibits the incurrence of subordinated debt that is senior to the notes. The events of default under the notes are consistent with, and no more restrictive than, those under our senior credit facility.

Subordinated Convertible Debentures

      In connection with our acquisition of Physicians Surgical Care, we issued subordinated convertible debentures to various persons in exchange for their ownership interests in certain of Physician Surgical Care’s surgery centers. The aggregate principal amount of outstanding debentures was about $3.1 million as of September 30, 2003. The debentures bear interest at 4.0% per year and are unsecured obligations. These debentures mature on April 1, 2005 and will automatically convert into shares of our common stock at $3.13 per share upon completion of this offering.

Southwest Bank of Texas

      As of September 30, 2003, we had outstanding indebtedness to Southwest Bank of Texas in an aggregate amount of about $975,000 in connection with the financing of a surgery center located in Houma, Louisiana. This debt bears interest at variable rates equal to 1.0% above the lender’s prime rate, with a maturity date of December 31, 2003. As of September 30, 2003, the interest rate for this debt was 5.0% per year. This loan is secured by a first priority lien on the personal property of the surgery center.

Synergy Bank

      As of September 30, 2003, we had outstanding indebtedness to Synergy Bank in an aggregate amount of about $3.4 million in connection with the financing of a surgery center located in Houma, Louisiana. This debt, which consists of two loans, bears interest at 6.7% per year and matures on May 1, 2008 and January 1, 2008. These loans are secured by a first priority lien in the real estate owned by the surgery center.

DVI Financial Services

      As of September 30, 2003, we had outstanding indebtedness to DVI Financial Services in an aggregate amount of about $5.7 million in connection with financing of surgery centers that we developed. This debt, which consists of two loans, bears interest at fixed rates that differ for each loan and range from 8.9% to 11.1% per year, with maturity dates ranging from 2007 to 2009. Generally, these loans are secured by a first priority lien on the personal property of the respective surgery center that borrowed the funds.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 225,000,000 shares of common stock, $0.01 par value, and 16,946,316 shares of preferred stock, $0.01 par value, of which 4,341,726 shares are designated as Series A convertible preferred stock and 2,604,590 shares are designated as Series B convertible preferred stock. The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

      As of September 30, 2003, there were 47,020,211 shares of our common stock outstanding held of record by 252 stockholders. Holders of our common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. Because holders of our common stock do not have cumulative voting rights, the holders of a majority of shares of our common stock represented at a meeting can elect all of the directors. Holders of our common stock are entitled to receive dividends, if any, as may from time to time be declared by our board of directors. The holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. In the event that we liquidate, dissolve or wind up, our remaining assets are to be distributed among the holders of our common stock and holders of our preferred stock on a pro rata basis. Our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

      As of September 30, 2003, there were 4,341,726 shares of Series A convertible preferred stock outstanding held of record by eight stockholders and 2,604,590 shares of Series B convertible preferred stock outstanding held of record by four stockholders. Upon the completion of this offering, all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock will be converted into shares of common stock and the holders of the convertible preferred stock will be entitled to receive an aggregate cash payment equal to about $31.8 million. Thereafter, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no current plans to issue any shares of preferred stock.

Registration Rights

      We granted registration rights to some of our stockholders under an investors’ rights agreement, which are summarized below.

      Demand Rights. Upon completion of this offering, if we receive a written request from certain stockholders that are party to the investors’ rights agreement that we file a registration statement under the Securities Act covering the registration of their shares of common stock having an aggregate offering price to the public of not less than $1.0 million, then we are to use our best efforts to effect the registration of the shares requested to be registered. We are not required to effect more than two of these registrations. Additionally, we are not required to effect such a registration if (1) within 30 days of receipt of a request for such a registration, we notify the stockholders of our intention of making a qualifying public offering within 90 days, or (2) we issue a certificate executed by the chairman of our board of directors stating that our board of directors has in good faith determined that effecting that registration statement would be seriously detrimental to us, in which case we may defer filing the registration statement for 90 days. We may not exercise our right to delay filing of the registration statement more than once in any 12 month period.

      Piggyback Registration. The stockholders that are a party to the investors’ rights agreement are entitled to include all or part of their shares of our common stock in any of our registration statements under the Securities Act, excluding registration statements relating to employee benefit plans, corporate transactions or transactions subject to Rule 145 under the Securities Act. If any registration statement is pursuant to an underwritten offering, these rights would be conditioned upon the stockholder’s participation in the underwriting, including the right of the underwriters to limit the number of shares included in the offering.

      Registration on Form S-3. Upon receipt of a written request from certain of the stockholders who are a party to the investors’ rights agreement, we are to file and effect a registration with respect to any of the shares of our common stock owned by these stockholders. We are not, however, required to effect any such registration if (1) Form S-3 or any successor form is not available for that offering, (2) the aggregate offering price of the securities to be registered is less than $1.0 million or (3) we issue a certificate executed by the chairman of our board of directors stating that the board of directors has in good faith determined that effecting that registration statement would be seriously detrimental to us, in which case we may defer filing the registration statement for 90 days. We may not exercise our right to delay the filing of the registration statement more than once in any 12 month period. Additionally, we are not required to effect that registration statement in any state in which we would be required to qualify to do business or execute a general consent to service of process.

      Termination. All registration rights under the investors’ rights agreement terminate upon the earlier of (1) seven years following the completion of this offering and (2) the date on which all of the parties’ shares of common stock may immediately be sold under Rule 144 under the Securities Act during any 90 day period.

Director Nomination Agreement

      We entered into a director nomination agreement with Whitney & Co., LLC and its affiliates, which provides Whitney the right to designate two nominees to our board of directors. However, Whitney has not designated directors to serve on our board of directors at this time. Upon completion of this offering, Whitney will have the right to designate only one nominee. This right will terminate on the first anniversary of the completion of this offering. However, if, at the first anniversary of the completion of this offering, Whitney beneficially owns 10% or more of our outstanding equity securities, Whitney will have the right to designate a director nominee for one additional year following the first anniversary of the completion of this offering. Any director nominee who is not employed by Whitney is subject to our approval. If we request, Whitney’s nominees are to resign from the board of directors if we are no longer required to provide a board seat for them.

Warrants

      We had the following warrants outstanding as of November 17, 2003:

•	warrants to purchase 250,000 shares of our common stock at an exercise price of $1.88 per share, which expire in August 2004;

•	warrants to purchase 75,210 shares of our common stock at exercise prices ranging from $1.53 to $1.83 per share, which expire on various dates in April 2004 and August 2008;

•	warrants to purchase 549,371 shares of our common stock at an exercise price of $0.1223 per share, which expire in May 2009;

•	warrants to purchase 82,884 shares of our common stock at an exercise price of $4.31 per share, which expire in January 2004;

•	warrants to purchase an aggregate of 1,112,894 shares of our common stock that expire on the earlier to occur of April 1, 2005 or the first anniversary of the effective date of the registration statement of which this prospectus is a part, and of which warrants to purchase 212,900 shares of our common stock have an exercise price of $3.13 per share and the remaining warrants have an exercise price of $2.50 per share;

•	warrants to purchase 45,586 shares of our common stock at exercise prices ranging from $2.41 per share to $6.03 per share, some of which expire in December 2003 and the remainder of which expire in November 2006; and

•	warrants to purchase 62,500 shares of our common stock at an exercise price of $3.13 per share, which expire on various dates in March 2007, October 2007, November 2007 and November 2008.

Subordinated Convertible Debentures

      We issued a series of subordinated convertible debentures in the aggregate principal amount of about $3.2 million to certain owners of Physicians Surgical Care’s limited partnerships and limited liability companies. During 2003, the holders of debentures in an aggregate principal amount of about $100,000 converted the debentures into shares of common stock. The debentures bear interest at a rate of 4.0% per year. Accrued interest on the debentures is payable annually in arrears on April 1 of each year. The principal amount of the debentures is not amortized. There is no sinking fund or other provision for reserving funds to repay the debentures. The debentures are unsecured.

      The debentures will convert automatically into our common stock at a price per share of $3.13 upon completion of this offering. We will pay accrued but unpaid interest on the principal amount converted up to and including the date of conversion.

Limitation of Liability and Indemnification of Officers and Directors

      Our certificate of incorporation and bylaws allow us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent authorized by Delaware law.

Anti-Takeover Provisions

      A number of provisions in our certificate of incorporation and bylaws may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock.

      Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board of directors being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation and bylaws authorizing the board of directors to fill vacant directorships, may prevent or delay stockholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by that removal with their own nominees.

      Removal of Directors by the Stockholders. Our certificate of incorporation and bylaws provide that the stockholders may remove directors only for cause. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

      No Stockholder Action by Written Consent. Our certificate of incorporation and bylaws preclude our stockholders from taking action by written consent without a meeting.

      Special Meeting of the Stockholders. Our certificate of incorporation and bylaws provide that, in order for a special meeting of our stockholders to be called by the stockholders, it must be called by the holders of at least 10% of the votes to be cast on any issue proposed to be considered at the proposed special meeting.

      Amendment of Certificate of Incorporation and Bylaws. Our certificate of incorporation provides that any amendment to the sections of our certificate of incorporation addressing amendment of our bylaws and meetings of our stockholders requires the affirmative vote of the holders of not less than 67% of our outstanding capital stock. Our certificate of incorporation and bylaws also provide that any amendment to our bylaws by our stockholders requires the affirmative vote of the holders of not less than 67% of our outstanding capital stock. Our certificate of incorporation also provides that our board of directors may repeal or amend any provision of our bylaws unless (1) the Delaware General Corporation Law reserves this power exclusively to the stockholders or (2) the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that particular bylaw.

      Advance Notice for Stockholder Proposals or Nominations. Our bylaws establish an advance notice procedure with regard to stockholder proposals and nominations of candidates for election to our board of directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting of stockholders must be delivered to us at our executive offices not less than 90 days nor more than 120 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is changed by more than 30 days from that anniversary date, the stockholder proposal or director nomination must be delivered to us no later than the close of business on the tenth day following the earlier of the date on which notice of the date of the annual meeting was mailed or public disclosure of the meeting date was made. The stockholder’s notice also must contain specified information and conform to certain requirements, as set forth in our bylaws. Notice of a director nomination for a special meeting must be received by us no later than the close of business on the tenth day following the earlier of the date on which notice of the date of the annual meeting was mailed or public disclosure of the meeting date was made. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, we may disregard the proposal or nomination. These provisions may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed. Furthermore, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company, even if the conduct of the solicitation or attempt might be beneficial to us and our stockholders.

Stockholder Rights Plan

      We anticipate that, immediately upon completion of this offering, our board of directors will declare, pursuant to a rights agreement, a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. Each right will entitle the registered holder to purchase from us one-thousandth of a share of our Series A junior participating preferred stock, $0.01 par value, after the distribution date defined below at a price per share to be determined by our board of directors. The purchase price is expected to be significantly higher than the trading price of our common stock. Therefore, the dividend will have no initial value and no impact on our financial statements. The following summary of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, a form of which is an exhibit to the registration statement of which this prospectus is a part.

      Initially, no separate certificates representing the rights will be distributed. The rights will separate from our common stock upon the distribution date, which is defined as the earlier of:

•	ten business days following a public announcement that an acquiring person (which is defined in the rights agreement generally as a person or group of affiliated or associated persons, not including our company, any of our subsidiaries, any employee benefit plan of our company or of any of our subsidiaries or any trustee or fiduciary of one of our employee benefit plans, that is beneficial owner of 15% or more of the then outstanding shares of our common stock or other voting stock) has become an acquiring person; or

•	ten business days following the commencement of, or after the date of the first public announcement of the intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

      Until the distribution date or earlier redemption or expiration of the rights:

•	with respect to any shares of our common stock outstanding on the date that we issue the rights, the rights will be evidenced (A) with respect to shares of our common stock that are held in certificated form, by the certificates representing the shares and (B) with respect to shares of our common stock that are held in book-entry form, by a notation in the records of the rights agent and the records of our transfer agent, if different from the rights agent;

•	the rights will be transferable with and only with shares of our common stock;

•	new common stock certificates issued after the date we issue the rights, upon transfer or new issuance of shares of the common stock, will contain a notation incorporating the rights agreement by reference;

•	the surrender for transfer or exchange (A) of any certificates for common stock outstanding as of the date that we issue the rights, even without the notation or a copy of a summary of rights provided by us being attached thereto and (B) of any shares of our common stock held in book-entry form, will also constitute the surrender for transfer or exchange of the rights associated with the common stock represented by the certificate; and

•	if we purchase or acquire any shares of our common stock, any rights associated with the purchased or acquired shares will be deemed canceled so that we will not be entitled to exercise any rights associated with the common stock that is no longer outstanding.

      The rights are not exercisable until after the distribution date and will expire ten years after the closing of this offering, unless we redeem them earlier.

      If a person or group becomes an acquiring person, each right then outstanding and not owned by an acquiring person would become a right to buy that number of shares of our common stock, or under specified circumstances, the equivalent number of one one-thousandths of a Series A junior preferred share, that at the time of the acquisition would have a market value of two times the purchase price of the right. For example, at an exercise price of $100 per right, each right not owned by an acquiring person following an event described above would entitle its holder to purchase from us $200 worth of common stock, or in specified circumstances, the equivalent number of one one-thousandths of a Series A junior preferred share, for $100. Assuming that our common stock had a market price per share of $20 at that time, the holder of each valid right would be entitled to purchase ten shares of common stock for $100. However, following the acquisition of 15% or more of the then outstanding shares of our common stock by a person or group who is an acquiring person as defined in the rights agreement, all rights that are, or, under circumstances specified in the rights agreement were, beneficially owned by that acquiring person will be null and void.

      In the event that, at any time following the first date of public announcement that a person has become an acquiring person, which is referred to as a shares acquisition date, we

•	consolidate with or merge with or into any other person in a transaction in which we are not the surviving entity;

•	consolidate with or merge with or into any other person in a transaction pursuant to which we are the surviving entity but all or a part of the shares of our common stock are changed into or exchanged for stock or other securities of another person, other securities of ours or cash or other property; or

•	sell or otherwise transfer 50% or more of our assets or assets producing more than 50% earning power;

each holder of a right, except rights that previously have been voided as described above, will thereafter have the right to receive, upon exercise and in lieu of Series A junior preferred shares, shares of capital stock of the acquiring person having a value equal to two times the exercise price of the right.

      After a person or group becomes an acquiring person, and before the acquisition by a person or group not including us, any of our subsidiaries, any employee benefit plan of our company or of any of our subsidiaries or any trustee or fiduciary of one of our employee benefit plans, of 50% or more of our outstanding voting shares, our board of directors may, at its option, issue shares of common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable rights, other than rights owned by an acquiring person. The exchange would be made at an exchange ratio of one share of common stock for each two shares of common stock for which each right is then exercisable.

      The purchase price payable and the number and kind of shares of capital stock issuable upon exercise of the rights are subject to adjustment from time to time if we at any time after the date of the rights agreement:

•	declare a dividend on the Series A junior preferred shares payable in junior preferred shares;

•	subdivide the outstanding Series A junior preferred shares;

•	combine the outstanding Series A junior preferred shares into a smaller number of junior preferred shares; or

•	issue any shares of our capital stock in a reclassification of the Series A junior preferred shares, including any reclassification in connection with a consolidation or merger in which we are the continuing or surviving corporation.

      No adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least one percent to the purchase price. Upon the exercise of a right, we will not be required to issue fractional Series A junior preferred shares or fractional shares of our common stock, other than fractions in multiples of one one-thousandths of a Series A junior preferred share, and, in lieu thereof, an adjustment in cash may be made based on the market price of the Series A junior preferred shares or our common stock on the last trading date prior to the date of exercise.

      At any time prior to the time any person becomes an acquiring person, our board of directors may redeem all but not less than all of the then outstanding rights at a price of $0.00001 per right. The redemption of the rights may be made effective at the time, on the basis and with the conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the $0.00001 redemption price.

      Until a right is exercised, the holder of the right will not have any rights as a stockholder, based on ownership of the right, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that any of the rights are exercised for our common stock, or other consideration, or for common stock or other securities of an acquiring company as described above.

      The terms of the rights may be amended or supplemented by our board of directors without the consent of the holders of the rights, including an amendment to extend the expiration date of the rights, and, provided that it is not a time when the rights are not redeemable, to extend the period during which the rights may be redeemed. However, after any person becomes an acquiring person, no amendment or supplement may materially and adversely affect the interests of the holders of the rights other than an acquiring person or transferee of any acquiring person.

      The rights have several anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without conditioning the offer on our redemption of the rights. The rights should not interfere with any merger or other business combination approved by our board of directors because the board of directors may, at its option, at any time prior to the time any person becomes an acquiring person or ten years after the adoption of the rights agreement, redeem all, but not less than all, of the then outstanding rights at $0.00001 per right.

Statutory Business Combination Provision

      We are a Delaware corporation and, upon completion of this offering, will be subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other “business combination” with an “interested stockholder” for a period of three years after the time such stockholder became an interested stockholder, unless, as described below, specified conditions are satisfied. This may make it more difficult for someone to effect a change in our control or management. The prohibitions in Section 203 do not apply if:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to exclusions; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under Section 203 of the Delaware General Corporation Law, an “interested stockholder” generally is defined to include:

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

•	the affiliates or associates of any such person.

      The provisions of Section 203 of the Delaware General Corporation Law described above could have the following effects, among others:

•	delaying, deferring or preventing a change in our control;

•	delaying, deferring or preventing the removal of our existing management;

•	deterring potential acquirers from making an offer to our stockholders; and

•	limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Listing On The Nasdaq National Market

      We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “SMBI.”

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock will be SunTrust Bank.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult to raise funds through future offerings of common stock.

      After this offering,                      shares of common stock will be outstanding, or                      shares if the underwriters’ exercise their over-allotment option in full. Of these shares:

•	the shares sold in this offering, plus any shares issued upon exercise of the underwriters over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act; and

•	the remaining shares of common stock that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144.

      Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock incentive plans, our director stock option plan and our employee stock purchase plan and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. Restricted securities generally may be sold only if they are registered under the Securities Act or are sold under an exemption from registration, including the exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below,                      shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed holding period under Rule 144.

      Our officers, directors and certain other stockholders, who together own about                      shares of our common stock, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days following the date of this prospectus.

      As a result of these “lock-up” agreements and the rules under the Securities Act, the                     restricted shares will be available for sale in the public market, subject in most cases to volume and other restrictions, as follows:

Number of
Shares
Days After the Effective Date	Eligible For Sale	Comment

Upon effectiveness		Shares not locked up and eligible for
sale under Rule 144(k)
90 days		Shares not locked up and eligible for
sale under Rule 144 or Rule 701
180 days		Lock-up released; shares eligible
for sale under Rule 144 or Rule 701

      At various times thereafter upon the expiration of the applicable holding periods, the remaining restricted shares will become eligible for sale under Rule 144.

      Some of our securityholders have the right to require us to register shares of common stock for resale in some circumstances. See “Description of Capital Stock — Registration Rights.”

      In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted securities for a period of at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, which will equal about shares immediately after this offering; or

•	the average weekly trading volume in our common stock on The Nasdaq National Market during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us.

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before the date of this prospectus to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are “restricted securities” and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements described in “Underwriting.”

MATERIAL U.S. FEDERAL INCOME AND

ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

      The following is a general discussion of the material U.S. federal income and estate tax considerations of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock in this offering. This discussion is limited to non-U.S. holders that hold our common stock as a capital asset (generally, property held for investment). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

      This discussion does not address the tax consequences for partnerships or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

      An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes in the same manner as U.S. citizens.

      This discussion does not consider:

•	U.S. state and local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the stockholders or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, certain former citizens or former long-term residents of the United States, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

      The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect and generally available as of the date hereof, and all of which are subject to change, retroactively or prospectively.

      Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations with respect to owning and disposing of shares of our common stock.

Dividends

      As previously discussed, we do not anticipate paying any dividends on our common stock in the foreseeable future. See “Dividend Policy.” In the event, however, that we pay dividends on our common stock that are not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, we generally will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to such non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Under applicable U.S. Treasury regulations, for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate, a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy certain certification and other requirements. In the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the U.S. Treasury regulations. Look-through rules will apply for “foreign simple trusts” and “foreign grantor trusts.”

      Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder were a resident of the United States. In such cases, the dividends will not be subject to any U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. A “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a corporate non-U.S. holder that are effectively connected with the conduct of a trade or business in the United States.

      In order to claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed IRS Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income (or such successor forms as the IRS designates), respectively, prior to the payment of dividends. These forms must be periodically updated. If our common stock is traded on an established securities market, a non-U.S. holder who is claiming the benefits of a treaty will not be required to obtain and provide a U.S. taxpayer identification number on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, a non-U.S. holder may provide certain documentary evidence to establish residence in a foreign country in order to claim treaty benefits.

      A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain realized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in that case, the non-U.S. holder will be subject to a flat 30% tax on its net gain, if any, from the sale or other disposition of all such non-U.S. holder’s capital assets sold or otherwise disposed of during the taxable year; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of such disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide property interests plus its other assets used or held for use in a trade or business. If we are, or were to become, a United States real property holding corporation, gain realized upon a disposition of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during the shorter of the five year period ending on the date of disposition or the period that the non-U.S. holder held our common stock generally would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” within the meaning of the Section 897(c)(3) of the Internal Revenue Code. If we are, or were to become, a U.S. real property holding corporation and a non-U.S. holder owned directly or indirectly more than 5% of our common stock during the period described above or our common stock is not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock as though the non-U.S. holder was engaged in a business in the United States and the gain was effectively connected with such business. We believe that we have not been and are not currently, and we do not anticipate becoming in the future, a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

      Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

      We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the amount of tax, if any, withheld from those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

      Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding on reportable payments on common stock. Generally, information reporting and backup withholding of U.S. federal income tax (currently imposed at a rate of 28%) may apply to dividends made by us or our paying agents, in their capacities as such, to non-U.S. holders if the payee fails to make the appropriate certification that the holder is a not a U.S. person.

      The payment of the proceeds of the sale or other disposition of our common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the sale or other disposition of our common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the sale or other disposition of our common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be subject to information reporting, but not backup withholding, unless the broker has documentary evidence in its files that the holder is a non-U.S. holder and other conditions are met or the non-U.S. holder otherwise establishes an exemption.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

      The preceding discussion of certain U.S. federal income and estate tax considerations is for general information only and is not tax advice. Accordingly, each prospective non-U.S. holder should consult that holder’s own tax adviser with respect to the federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2004, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC are acting as representatives, the following respective numbers of shares of common stock:

Number
Underwriter	of Shares

Credit Suisse First Boston LLC
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies & Company, Inc.
Raymond James & Associates, Inc.

Total

      The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                      additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $                     per share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without	With	Without	With
	Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

      We intend to use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by us to DLJ Investment Partners II, L.P. and its affiliates, which are affiliates of Credit Suisse First Boston LLC, and indebtedness under our senior credit facility owed by us to, among others, Bank of America, N.A., an affiliate of Banc of America Securities LLC, and affiliates of Credit Suisse First Boston LLC and Raymond James & Associates, Inc. and to make cash payments in connection with the conversion of shares of our convertible preferred stock beneficially owned by affiliates of Credit Suisse First Boston LLC, Banc of America Securities LLC and Raymond James & Associates, Inc. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Merrill Lynch, Pierce, Fenner & Smith Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC, for a period of 180 days after the date of this prospectus.

      Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC, for a period of 180 days after the date of this prospectus.

      The underwriters have reserved for sale at the initial public offering price up to                 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      We have applied to list the shares of common stock on the Nasdaq National Market, under the symbol “SMBI.”

      Some of the underwriters and their affiliates have provided and may in the future provide services and engage in commercial and investment banking transactions with us for which they have been, and will be, paid customary fees and commissions. Banc of America Securities LLC is the sole lead arranger and sole book manager for our senior credit facility. In addition, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent and issuing bank, and Credit Suisse First Boston (Cayman Islands Branch), an affiliate of Credit Suisse First Boston LLC, is the syndication agent for the facility. Bank of America, N.A. and affiliates of Credit Suisse First Boston LLC and Raymond James & Associates, Inc. are lenders under our senior credit facility.

      Certain affiliates of Credit Suisse First Boston LLC beneficially own approximately 78,989 shares of our common stock, 76,090 shares of our Series A convertible preferred stock and 34,306 shares of our Series B convertible preferred stock through their interests in investment partnerships that own shares of our common stock and our convertible preferred stock, and an affiliate of Credit Suisse First Boston LLC also holds currently exercisable warrants to purchase 250,000 shares of our common stock. Certain affiliates of Banc of America Securities LLC beneficially own approximately 360,674 shares of our common stock, 50,726 shares of our Series A convertible preferred stock and 26,744 shares of our Series B convertible preferred stock through its interests in investment partnerships that own shares of our common stock and our convertible preferred stock. In addition, two officers of Raymond James & Associates, Inc. beneficially own 17,964 shares of our Series A convertible preferred stock, and an affiliate of Raymond James & Associates, Inc. beneficially owns approximately 56,311 shares of our common stock through its interest in an investment partnership that owns shares of our common stock.

      We entered into an agreement to issue, at our option, up to $40.0 million of 14 3/4% Senior Subordinated Notes due 2008 to DLJ Investment Partners II, L.P. and its affiliates, of which we have issued about $15.1 million of notes. DLJ Investment Partners II, L.P. and its affiliates are affiliates of Credit Suisse First Boston LLC.

      Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives. The principal factors in determining the initial public offering price will include:

•	the information presented in this prospectus and otherwise available to the representatives;

•	the history of and the prospects for our industry;

•	the abilities of our management;

•	our past and present operations;

•	our historical results of operations;

•	our prospects for future operational results;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

•	market conditions for initial public offerings; and

•	the general condition of the securities markets at the time of this offering.

      We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

LEGAL MATTERS

      The legality of the shares of common stock issued in this offering will be passed upon for us by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee. Various legal matters related to the sale of the common stock issued in this offering will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Physicians Surgical Care, Inc. at December 31, 2001, and for each of the two years in the period ended December 31, 2001, as set forth in their report. We have included the financial statements of Physicians Surgical Care, Inc. in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the common stock we are offering. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

      When we complete this offering, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can obtain our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the public reference facilities.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Symbion, Inc.:
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2002 and as of September 30, 2003 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2000, 2001 and 2002, and for the nine months ended September 30, 2002 and 2003 (unaudited)	F-4
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2000, 2001 and 2002, and for the nine months ended September 30, 2003 (unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002, and for the nine months ended September 30, 2002 and 2003 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-8

Physicians Surgical Care, Inc.:
Report of Independent Auditors	F-31
Consolidated Balance Sheets as of December 31, 2001, and as of March 31, 2002 (unaudited)	F-32
Consolidated Statements of Operations for the years ended December 31, 2000 and 2001, and for the three months ended March 31, 2001 and 2002 (unaudited)	F-33
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2000 and 2001, and for the three months ended March 31, 2002 (unaudited)	F-34
Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 2001, and for the three months ended March 31, 2001 and 2002 (unaudited)	F-35
Notes to Consolidated Financial Statements	F-36

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

Symbion, Inc.

      We have audited the accompanying consolidated balance sheets of Symbion, Inc. as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symbion, Inc. at December 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for business combinations, and in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

Nashville, Tennessee

March 6, 2003

SYMBION, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	December 31,
			September 30,
	2001	2002	2003

			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,235	$20,648	$16,633
Restricted cash	500	1,000	—
Accounts receivable, less allowance for doubtful accounts of $4,778, $11,632 and $11,005 at December 31, 2001, December 31, 2002 and September 30, 2003 (unaudited), respectively	9,334	18,732	17,443
Inventories	2,149	4,350	5,003
Prepaid expenses and other current assets	1,621	5,163	5,161
Net assets held for sale	4,585	—	—

Total current assets	33,424	49,893	44,240
Property and equipment:
Land	1,174	1,420	1,206
Buildings and improvements	14,045	23,372	27,298
Furniture and equipment	23,756	38,537	44,541
Computers and software	4,804	5,595	6,693

	43,779	68,924	79,738
Less accumulated depreciation	(10,939)	(17,855)	(23,448)

Property and equipment, net	32,840	51,069	56,290
Goodwill	31,641	77,942	79,579
Other intangible assets, net	1,164	1,093	1,039
Investments in and advances to affiliates	710	5,490	11,941
Other assets	1,020	3,401	5,850

Total assets	$100,799	$188,888	$198,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,850	$3,996	$4,470
Accrued payroll and benefits	3,060	4,741	6,550
Other accrued expenses	4,073	7,699	8,528
Current maturities of long-term debt	2,735	8,618	4,410

Total current liabilities	11,718	25,054	23,958
Long-term debt, less current maturities	39,983	57,738	55,861
Other liabilities	173	1,154	3,495
Convertible debentures	—	3,171	3,071
Minority interests	7,315	15,094	15,808
Stockholders’ equity:
Preferred stock, $0.01 par value; no shares authorized at December 31, 2001 and 16,946,316 shares authorized at December 31, 2002 and September 30, 2003 (unaudited):
Series A convertible preferred stock, 4,341,726 shares designated, issued and outstanding at December 31, 2002 and at September 30, 2003 (unaudited)	—	13,590	13,590
Series B convertible preferred stock, 2,604,590 shares designated, issued and outstanding at December 31, 2002 and at September 30, 2003 (unaudited)	—	8,152	8,152
Common stock, 60,000,000 shares, no par value, authorized at December 31, 2001 and 225,000,000 shares, $0.01 par value, authorized at December 31, 2002 and at September 30, 2003 (unaudited); 43,912,409 and 46,830,778 shares issued and outstanding at December 31, 2001 and December 31, 2002, respectively, and 47,020,211 shares issued and outstanding at September 30, 2003 (unaudited)	51,107	468	470
Additional paid-in-capital	—	61,646	61,333
Stockholder notes receivable	(397)	(381)	(319)
Retained earnings(deficit)	(9,100)	3,202	13,520

Total stockholders’ equity	41,610	86,677	96,746

Total liabilities and stockholders’ equity	$100,799	$188,888	$198,939

See accompanying notes.

SYMBION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)
Revenues	$126,942	$104,704	$144,688	$102,776	$128,797
Operating expenses:
Salaries and benefits	48,920	34,131	37,541	26,586	33,968
Supplies	18,051	18,161	28,338	20,339	25,146
Professional and medical fees	11,380	5,559	7,356	5,210	7,040
Rent and lease expense	12,207	8,162	9,146	6,692	8,012
Other operating expenses	11,235	9,770	11,311	8,492	11,236

Cost of revenues	101,793	75,783	93,692	67,319	85,402
General and administrative expense	11,454	12,407	14,328	10,426	11,807
Depreciation and amortization	7,503	7,743	7,836	5,655	6,854
Provision for doubtful accounts	1,717	1,055	4,843	3,073	1,826
Loss (income) on equity investments	466	192	(541)	(555)	(176)
Impairment and loss on disposal of long-lived assets	6,043	385	492	492	162
Gain on sale of long-lived assets	—	(2,346)	(457)	(457)	(162)

Total operating expenses	128,976	95,219	120,193	85,953	105,713

Income (loss) before minority interests and interest	(2,034)	9,485	24,495	16,823	23,084
Minority interests in (income) loss of consolidated subsidiaries	526	(1,909)	(7,353)	(4,865)	(7,749)
Interest expense, net	(3,234)	(2,600)	(4,625)	(3,541)	(4,058)

Income (loss) before income taxes	(4,742)	4,976	12,517	8,417	11,277
Income taxes	135	287	215	162	959

Net income (loss)	$(4,877)	$4,689	$12,302	$8,255	$10,318

Net income (loss) per share:
Basic:	$(0.11)	$0.11	$0.27	$0.18	$0.22
Diluted:	$(0.11)	$0.10	$0.23	$0.16	$0.18
Weighted average number of common shares outstanding and common equivalent shares:
Basic:	43,914,680	43,897,395	45,851,695	45,617,685	46,660,203
Diluted:	43,914,680	45,814,112	53,802,184	52,957,151	56,107,222

See accompanying notes.

SYMBION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except per share amounts)

	Symbion, Inc.		Symbion, Inc.
	Series A Convertible		Series B Convertible		Symbion, Inc.
	Preferred Stock		Preferred Stock		Common Stock		Additional	Stockholder	Retained	Total
							Paid-In	Notes	Earnings	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	(Deficit)	Equity

Balance at January 1, 2000	—	$—	—	$—	43,565,297	$51,019	$—	$(373)	$(8,912)	$41,734
Issuance of Symbion, Inc. Common Stock	—	—	—	—	104,677	74	—	(31)	—	43
Increase in redemption value of Redeemable Common Stock	—	—	—	—	—	(366)	—	—	—	(366)
Expiration of redemption feature of Redeemable Common Stock	—	—	—	—	340,453	593	—	—	—	593
Net loss	—	—	—	—	—	—	—	—	(4,877)	(4,877)

Balance at December 31, 2000	—	—	—	—	44,010,427	51,320	—	(404)	(13,789)	37,127
Issuance of Symbion, Inc. Common Stock	—	—	—	—	237,994	484	—	7	—	491
Stock received from disposition of physician networks	—	—	—	—	(1,016,924)	(1,894)	—	—	—	(1,894)
Expiration of redemption feature of Redeemable Common Stock	—	—	—	—	680,912	1,197	—	—	—	1,197
Net income	—	—	—	—	—	—	—	—	4,689	4,689

Balance at December 31, 2001	—	—	—	—	43,912,409	51,107	—	(397)	(9,100)	41,610
Issuance of Symbion, Inc. Common Stock in acquisition of Physicians Surgical Care, Inc.	—	—	—	—	2,770,748	8,672	—	—	—	8,672
Issuance of Series A convertible preferred stock in acquisition of Physicians Surgical Care, Inc.	4,341,726	13,590	—	—	—	—	—	—	—	13,590
Issuance of Series B convertible preferred stock in acquisition of Physicians Surgical Care, Inc.	—	—	2,604,590	8,152	—	—	—	—	—	8,152
Issuance of Symbion, Inc. warrants and stock options in acquisition of Physicians Surgical Care, Inc.	—	—	—	—	—	2,274	—	—	—	2,274
Issuance of Symbion, Inc. Common Stock	—	—	—	—	147,621	61	—	16	—	77
Designation of Common Stock as $0.01 par value	—	—	—	—	—	(61,646)	61,646	—	—	—
Net income	—	—	—	—	—	—	—	—	12,302	12,302

Balance at December 31, 2002	4,341,726	13,590	2,604,590	8,152	46,830,778	468	61,646	(381)	3,202	86,677
Issuance of Symbion, Inc. Common Stock, net of repurchases (unaudited)	–	–	–	–	189,433	2	(313)	62	–	(249)
Net income (unaudited)	–	–	–	–	–	–	–	–	10,318	10,318

Balance at September 30, 2003 (unaudited)	4,341,726	$13,590	2,604,590	$8,152	47,020,211	$470	$61,333	$(319)	$13,520	$96,746

See accompanying notes.

SYMBION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)
Cash flows from operating activities:
Net income (loss)	$(4,877)	$4,689	$12,302	$8,255	$10,318
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,503	7,743	7,836	5,655	6,854
Impairment and loss on disposal of long-lived assets	6,043	385	492	492	162
Gain on sale of long-lived assets	—	(2,346)	(457)	(457)	(162)
Minority interests	(526)	1,909	7,353	4,865	7,749
Distributions to minority partners	(511)	(2,186)	(6,177)	(4,072)	(7,599)
Loss (income) on equity investments	466	192	(541)	(555)	(176)
Provision for bad debts	1,717	1,055	4,843	3,073	1,826
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(2,887)	(1,052)	(5,694)	(3,073)	(537)
Other current assets	(568)	(2,424)	(3,080)	(2,090)	349
Other current liabilities	474	473	4,893	5,884	2,720

Net cash provided by operating activities	6,834	8,438	21,770	17,977	21,504

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(7,297)	(11,029)	(13,916)	(13,916)	(3,348)
Purchases of property and equipment, net	(10,368)	(11,668)	(10,461)	(8,097)	(12,021)
Proceeds from sale of clinic operations	—	17,473	4,585	4,585	–
Change in other assets	(694)	(597)	(1,800)	3,577	(7,974)

Net cash used in investing activities	(18,359)	(5,821)	(21,592)	(13,851)	(23,343)

Cash flows from financing activities:
Principal payments on long-term debt	(5,316)	(19,819)	(8,157)	(6,155)	(60,146)
Proceeds from debt issuances	15,291	16,221	11,350	10,864	54,061
Proceeds from capital contributions by minority partners	2,313	133	981	183	2,393
Change in other long-term liabilities	(664)	(76)	977	(120)	1,516
Net proceeds from issuance of common stock	30	118	84	94	–

Net cash provided by (used in) financing activities	11,654	(3,423)	5,235	4,866	(2,176)

Net increase (decrease) in cash and cash equivalents	129	(806)	5,413	8,992	(4,015)
Cash and cash equivalents at beginning of period	15,912	16,041	15,235	15,235	20,648

Cash and cash equivalents at end of period	$16,041	$15,235	$20,648	$24,227	$16,633

Supplemental cash flow information:
Cash paid for interest	$4,737	$3,468	$4,974	$3,430	$4,406

See accompanying notes.

Non-cash financing activities:

      During 2003, employees surrendered Common Stock valued at $349 in exchange for the Company withholding estimated income taxes on stock option exercises on their behalf.

      During 2001, shares of Common Stock and related stockholder notes receivable valued at $12 were forfeited as a result of employee terminations.

      During 2000 and 2001, the Company issued 5,000 shares and 30,054 shares, respectively, of Common Stock valued at $13 and $35, respectively, as contingent consideration for previous years’ acquisitions.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

1. Organization

      Symbion, Inc. (the “Company”), through its wholly-owned subsidiaries, owns interests in limited partnerships and limited liability companies (“LLCs”) which own and operate surgery centers in joint-ownership with physicians and physician groups, hospitals and hospital networks. In addition, the Company operates a diagnostic center and provides development and management services on a contract basis to non-affiliated surgery centers and manages physician networks. As of December 31, 2002, the Company operated and managed 34 surgery centers and managed three physician networks.

2. Significant Accounting Policies and Practices

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as well as its interest in limited partnerships and limited liability companies controlled by the Company through ownership of a majority voting interest or other rights granted to the Company by contract as the sole general partner to manage and control the ordinary course of the affiliate’s business. The limited partner or minority member responsibilities are to supervise the delivery of medical services with their rights being restricted to those that protect their financial interests. Under certain of the partnership and operating agreements governing these limited partnerships and limited liability companies, the Company could be removed as the sole general partner or managing member for certain events such as material breach, gross negligence or bankruptcy. These protective rights do not preclude consolidation of the respective limited partnerships and limited liability companies. All significant intercompany balances and transactions are eliminated in consolidation.

Unaudited Interim Consolidated Financial Statements

      The accompanying unaudited consolidated balance sheet as of September 30, 2003 and the related unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 2002 and September 30, 2003, and the unaudited consolidated statement of stockholders’ equity for the nine months ended September 30, 2003 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

      The unaudited interim consolidated financial statements should be read in conjunction with the audited December 31, 2002 consolidated financial statements appearing herein. The results of the nine months ended September 30, 2003 may not be indicative of operating results for the full year.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalent balances at high credit quality financial institutions.

      The Company had $500 and $1,000 of restricted cash equivalents related to long-term obligations as of December 31, 2001 and 2002, respectively. See Note 7 for further discussion.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable

      Accounts receivable consist of receivables from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. The Company recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. Accounts receivable are recorded net of allowances for bad debts to reflect accounts receivable at net realizable value. Accounts receivable at December 31 were as follows:

	2001	2002

Surgery centers	$8,707	$17,682
Physician networks	627	1,050

	$9,334	$18,732

Allowance for Doubtful Accounts

      Changes in the allowance for doubtful accounts and the amounts charged to revenues, costs and expenses were as follows:

	Allowance	Charged to
	Balance at	Revenues,	Charged to		Allowance
	Beginning of	Costs and	Other		Balance at
	Period	Expenses	Accounts(1)	Write-offs	End of Period

Year ended December 31:
2000	$1,778	$2,248(2)	$20	$102	$3,944
2001	3,944	1,055	748	969	4,778
2002	4,778	4,843	3,570	1,559	11,632

(1)	Relates to allowances for doubtful accounts recorded under the purchase method of accounting for acquired entities.

(2)	Charged to costs and expenses was $1,717 to bad debt expense, $325 to contractual deductions and $206 to other operating expenses.

Inventories

      Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

Property and Equipment

      Property and equipment are stated at cost or, if obtained through acquisition, at fair value determined on the date of acquisition, and depreciated on a straight-line basis over the useful lives of the assets, generally three to five years for computers and software and five to seven years for furniture and equipment. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful life of the assets. Routine maintenance and repairs are charged to expenses as incurred, while expenditures that increase capacities or extend useful lives are capitalized.

      Depreciation expense, including the amortization of assets under capital leases, was $5,495, $6,172 and $7,765 for the years ended December 31, 2000, 2001 and 2002, respectively.

Goodwill

      Goodwill represents the excess of purchase price over fair value of net tangible assets acquired. Through December 31, 2001, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally twenty years. In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001 and

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prohibits the use of the pooling-of-interests method of accounting for those business combinations. Under SFAS No. 141, goodwill of $9,800 relating to acquisitions after June 30, 2001 was not amortized in 2001. In addition, effective January 1, 2002, the amortization of all goodwill was discontinued upon the adoption of SFAS No. 142. SFAS No. 142 no longer permits the amortization of goodwill and other indefinite lived intangible assets over a set period, rather these assets must be tested for impairment at least annually using a fair value method. The Company performed a transitional goodwill impairment test noting no impairment. Impairment is measured at the reporting unit level using a discounted cash flows model to determine the fair value of the reporting units. The Company will perform a goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, or at least annually during the fourth quarter each year. Goodwill resulting from acquisitions in 2000, 2001 and 2002 is deductible for tax purposes over a 15-year period.

      For the year ended December 31, 2001, the Company identified and recorded impairment charges to goodwill of $130 related to three surgery centers. As of December 31, 2002, in the opinion of management, there has been no other impairment.

Service Agreement Rights

      Service agreement rights represent the exclusive right to operate the physician network during the 20-year term of the agreement. The service agreement right is amortized over 20 years. See Note 4 regarding dispositions and impairment of service agreement rights during the years ended December 31, 2000 and 2001.

Long-Lived Assets

      The Company accounts for assets of a long term nature (“long-lived assets”) in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that companies consider whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use are present. The Company adopted SFAS No. 144 effective January 1, 2002. Under SFAS No. 144, impairment is measured at the reporting unit level based on discounted future cash flows from the reporting unit including the long-lived assets. The cash flow estimates and discount rates incorporate management’s best estimates, using appropriate and customary assumptions and projections at the date of evaluation.

      Through December 31, 2001, long-lived assets were accounted for in accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed-of. In accordance with SFAS No. 121, the Company reviewed internal and external factors to determine whether events or changes in facts or circumstances were present and indicative of an impairment of long-lived assets. Under SFAS No. 121, the review included estimates of future cash flows related to such long-lived assets. See Note 4 for a discussion of impairments and loss on disposal of assets during the years ended December 31, 2000 and 2001.

Minority Interests

      The consolidated financial statements include all assets, liabilities, revenues and expenses of controlled surgery centers. Accordingly, the Company has recorded minority interests in the earnings (losses) of such surgery centers.

Investments in and Advances to Affiliates

      Investments in and advances to affiliates at December 31, 2002 include approximately $4,500 of advances to, net investments in and a note receivable from a surgery center that the Company manages

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and are secured by substantially all of the assets of the related surgery center. In addition, the Company holds non-controlling interests in certain surgery centers where it exercises significant influence. Accordingly, the Company accounts for such investments under the equity method.

Other Assets

      Other assets at December 31, 2002 include approximately $1,900 of costs associated with the Company’s planned initial public offering. These costs will either be reclassified to equity upon the Company’s completion of an initial public offering or expensed.

Revenues

      Revenues consist of the following for the years ended December 31:

	2000	2001	2002

Patient service revenues	$43,592	$62,807	$130,942
Physician service revenues	76,606	30,611	2,563
Other service revenues	6,744	11,286	11,183

Total revenues	$126,942	$104,704	$144,688

Patient Service Revenues

      Patient service revenues are recorded at the time health care services are provided at estimated amounts due from patients and third-party payors. A fee is charged for surgical procedures performed in each of the Company’s surgery centers. The fee varies depending on the procedure, but usually includes all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. The fee does not include professional fees charged by the patient’s surgeon, anesthesiologist or other attending physician, which are billed directly by such physicians to the patient or third-party payor. The Medicare program and most other payors pay surgery centers in accordance with a fee schedule that is prospectively determined. Accordingly, there is no retroactive cost report settlement process. Revenues from surgery centers are recognized on the date of service, net of estimated contractual adjustments and discounts from third party payors including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change. During the years ended December 31, 2000, 2001 and 2002, 23%, 20% and 18%, respectively, of the Company’s patient service revenues were derived from the provision of services to patients covered under Medicare and Medicaid. Concentration of credit risk with respect to other payors is limited due to the large number of such payors.

Physician Service Revenues

      The Company derives all of its physician service revenues from physician networks with which it has service agreements. Physician service revenues from physician networks consist of reimbursed expenses, plus participation in the excess of revenue over expenses of the physician networks, as defined in the service agreements. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks. The Company recognizes physician service revenues in the period in which reimbursable expenses are incurred and in the period in which the Company has rights to a percentage of the amount by which a physician network’s revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments and bad debts reflected in service revenues in the subsequent period. The Company’s physician service revenues would be impacted by changes in estimated contractual adjustments and bad debts recorded by the physician networks. As required by the service agreements, the Company

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchases patient accounts receivable on a monthly basis from the physician networks at estimated net realizable value (i.e., net of estimated contractual adjustments and bad debts) to provide liquidity to the physician networks and collects amounts from the responsible payor as described under Accounts Receivable in Note 2. As of December 31, 2002, the Company had such an obligation to only one group of three physicians included in one of the three physician networks the Company manages (see Note 4). Such activity is reflected as cash flows from operating activities in the Consolidated Statements of Cash Flows. Accounts receivable are a function of clinic revenue generated by the physician networks, rather than physician service revenues of the Company.

      Physician service revenues consist of the following amounts for the years ended December 31:

	2000	2001	2002

Professional services revenues	$183,390	$79,325	$7,047
Contractual adjustments and bad debt expense	(67,505)	(32,342)	(2,900)

Clinic revenue	115,885	46,983	4,147
Medical group retainage	(39,279)	(16,372)	(1,584)

Physician service revenues	$76,606	$30,611	$2,563

      The following sets forth the percentage of revenues generated under management agreements accounting for more than 10% of the Company’s revenues for the years ended December 31:

Entity’s Location	2000	2001	2002

Eugene, Oregon	18.6%	7.1%	0%
Fredericksburg, Virginia	13.1%	17.4%	0%
Johnson City, Tennessee	12.6%	5.3%	1.8%
Portland, Maine	11.5%	1.3%	0%

Stock-Based Compensation

      The Company has elected to record stock options in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations thereof and, accordingly, recognizes no compensation expense for options granted when the exercise price equals, or is greater than, the market price of the underlying stock on the date of grant (the “intrinsic value method”).

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Had the Company used the Black-Scholes estimates to determine compensation expense for options granted, net income (loss) and net income (loss) per share attributable to common stockholders would have been reduced to the following pro forma amounts:

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)
Net income (loss) as reported	$(4,877)	$4,689	$12,302	$8,255	$10,318
Pro forma compensation expense for stock option grants	(410)	(590)	(1,460)	(955)	(1,535)

Pro forma net income (loss)	$(5,287)	$4,099	$10,842	$7,300	$8,783

Basic earnings per share:
As reported	$(0.11)	$0.11	$0.27	$0.18	$0.22
Pro forma	(0.12)	0.09	0.24	0.16	0.19
Diluted earnings per share:
As reported	$(0.11)	$0.10	$0.23	$0.16	$0.18
Pro forma	(0.12)	0.09	0.20	0.14	0.16

      The effect of applying SFAS No. 123 for providing pro forma disclosure is not likely to be representative of the effect on reported net income for future years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Income Taxes

      Income taxes are computed based on the liability method of accounting whereby deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for the following financial instruments:

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For cash, accounts receivable and accounts payable, the carrying amounts reported in the accompanying Consolidated Balance Sheets approximate fair value because of their short-term nature. For long-term debt and capitalized leases, the carrying amounts reported in the accompanying Consolidated Balance Sheets approximates fair value based upon the borrowing rates available to the Company.

Reclassifications

      Certain reclassifications have been made to the prior year financial statements to conform to the 2002 presentation.

Recently Adopted Accounting Standards

      In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (“Issue 94-3”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS No. 146 effective July 1, 2002, and it did not have a material effect on the Company’s consolidated financial position or results from operations.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. SFAS No. 148 is effective for financial statements issued for fiscal years ending after December 15, 2002, and interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company has elected to account for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, that does not utilize the fair value method. However, the Company has adopted the disclosure requirements of SFAS 123, and the Company has adopted the additional disclosure requirements as specified in SFAS No. 148 for the year-ended December 31, 2002, as disclosed in Note 2 and Note 8.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34 (“FIN 45”). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. The initial recognition and measurement provisions of FIN 45 were applicable to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company’s consolidated financial position or results of operations.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Standards (Unaudited)

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“VIEs”), an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). FIN 46 requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. The Company is currently evaluating the effects, if any, that the provisions of FIN 46 will have on the Company’s results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). This statement generally requires liability classification for two broad classes of financial instruments. Under SFAS No. 150, instruments that represent, or are indexed to, an obligation to buy back the issuer’s shares, regardless whether the instrument is settled on a net-cash or gross physical basis are required to be classified as liabilities. Obligations that can be settled in shares, but either derive their value predominately from some other underlying, have a fixed value, or have a value to the counterparty that moves in the opposite direction as the issuer’s shares, are also required to be classified as liabilities under this statement. SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. On November 5, 2003 the FASB agreed to defer indefinitely the effective date of the Statement for certain types of noncontrolling interests that are classified as equity in the financial statements of the subsidiary but would be classified as a liability in the parent’s financial statements. As a result of the deferral, companies should continue to account for these interests as minority interests. The Company has determined that the provisions of SFAS No. 150 will have no material impact on the Company’s results of operations or financial position.

3. Acquisitions

      The Company, through wholly-owned subsidiaries and in separate transactions, acquired a majority interest in three surgery centers during each of the years ended 2000, 2001 and 2002. Additionally, in 2002, the Company acquired Physicians Surgical Care, Inc. The following table summarizes the allocation of the aggregate purchase price of these acquisitions for the years ended December 31:

	2000	2001	2002

Fair value of assets acquired	$10,801	$14,404	$81,628
Liabilities assumed	(3,712)	(3,114)	(35,287)
Common and Preferred Stock issued	—	(350)	(32,688)

Net cash used for acquisitions	$7,089	$10,940	$13,653

      The cash for the acquisitions was funded primarily through bank loans with the remainder funded from the operations of the Company.

      These acquisitions were accounted for under the purchase method of accounting and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisitions. These acquisitions placed the Company in new markets or expanded the Company’s presence in current markets.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company paid $208, $89 and $263 in additional consideration related to previous years’ acquisitions in 2000, 2001 and 2002, respectively, which are reflected as additions to goodwill in the accompanying Consolidated Balance Sheets.

      Included in the acquisitions discussed above were the following individually significant transactions:

2000 Significant Activity

      There were no individually significant acquisitions during 2000.

2001 Significant Activity

      On July 31, 2001, the Company acquired a 51% interest in Physicians Surgery Center, LLC, an outpatient surgery center located in Fort Myers, Florida. This is the Company’s first facility in Fort Myers. The interest in the surgery center was acquired for consideration of $10,222 in cash and 126,811 shares of Company common stock, valued at $350. The acquisition resulted in the following purchase allocation:

Assets acquired:
Cash	$220
Accounts receivable, less allowances	1,050
Inventories	104
Property and equipment, net	690
Excess of purchase price over net assets acquired	9,654
Other assets	13

11,731
Liabilities assumed:
Accounts payable and other accrued expenses	278
Minority interest	881

1,159

Net assets acquired	$10,572

2002 Significant Activity

      On March 7, 2002, the Company entered into an agreement and plan of merger with Physicians Surgical Care, Inc. (“PSC”), pursuant to which a subsidiary of the Company was to merge with and into PSC in a stock-for-stock merger. The merger was approved by the respective shareholders of the Company and PSC on March 28, 2002 and was effective April 1, 2002. In the merger, the outstanding shares of PSC’s capital stock converted into shares of the Company’s capital stock, and all options, warrants or other rights to acquire shares of PSC’s capital stock converted into comparable rights to acquire shares of the Company’s capital stock, with the number of shares and rights representing, in the aggregate, 19.1% of the Company’s capital stock on a fully diluted basis, subject to certain adjustments specified in the merger agreement. Under the terms of the merger agreement with PSC, the Company issued 2,770,748 shares of its Common Stock (of which 277,053 were held in escrow at December 31, 2002), 4,341,726 shares of its Series A convertible preferred stock (of which 434,169 were held in escrow at December 31, 2002), 2,604,590 shares of its Series B convertible preferred stock (of which 260,457 were held in escrow at December 31, 2002), options to purchase 283,887 shares of its Common Stock and warrants to purchase 128,470 shares of its common stock to PSC stockholders. In conjunction with the merger, the Company

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquired additional ownership interests and certain physician owners terminated their rights to acquire additional interests in certain PSC surgery centers. The Company issued warrants to purchase 1,112,984 shares of Common Stock, paid $2,122 in cash, issued convertible debentures in the aggregate principal amount of $3,171 and issued promissory notes in the aggregate principal amount of $595 as consideration.

      The purchase price, comprised of common and preferred stock, stock options and warrants issued ($32,688), cash, notes payable and convertible debentures issued ($5,888) and acquisition costs incurred ($3,681), allocated to the acquired assets and liabilities assumed at April 1, 2002 is as follows:

Working capital	$7,983
Property and equipment	14,601
Goodwill	34,647
Other long-term assets	5,724
Long-term debt	(15,323)
Minority interests	(5,375)

Total purchase price	$42,257

      All options and warrants issued were recorded as purchase price at their fair value, which was calculated using the Black-Scholes option-pricing model.

      In addition, the Company agreed to issue up to an additional 2,189,887 shares of its Common Stock, which would be recorded as an addition to goodwill, to the former stockholders of PSC based on the 2003 financial results of one of the acquired PSC surgery centers. The Series A convertible preferred stock and Series B convertible preferred stock have certain conversion rights upon certain events. In the event these rights are exercisable, the Company will be required to make an additional cash payment of $31,831. This amount will be reflected as additional purchase price and recorded as an addition to goodwill. See Note 8 for additional information related to the Series A convertible preferred stock and Series B convertible preferred stock.

Pro Forma Results

      The following represents the unaudited pro forma results of consolidated operations as if the acquisitions discussed above had occurred at the beginning of the immediately preceding period, after giving effect to certain pro forma adjustments, for the years ended December 31:

	2000	2001	2002

Revenues	$134,189	$132,925	$156,991
Income (loss) before income taxes	(3,973)	556	12,301
Earnings per share:
Basic	$(0.09)	$0.01	$0.26
Diluted	(0.09)	0.01	0.22

      The pro forma results of operations do not purport to be indicative of what the Company’s results of operations would have been if the acquisitions or merger had in fact occurred at the beginning of the periods presented, and is not intended to be a projection of the impact on future results or trends.

2003 Significant Activity (Unaudited)

      In 2003, the Company acquired additional ownership interests in certain of its consolidated surgery centers in exchange for $3,348 in cash, which resulted in additions to goodwill of $1,594 and additions to investments in and advances to affiliates of $750.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. Dispositions

      In 2000, the Company reviewed the carrying value of service agreement rights of its physician networks, consistent with SFAS No. 121. The review indicated that service agreement rights of five of the Company’s physician networks would not be recoverable based on the estimated future undiscounted cash flows of the entity. The Company recorded a charge to earnings of $6,043 to reduce the Company’s carrying value of the service agreement rights to the estimated fair value based on anticipated sales value.

      During the first and second quarters of 2001, the Company terminated its management agreements with two of its physician networks (“Terminated Physician Networks”) and transferred its related assets and liabilities to the networks. In addition, the Company amended its management agreements with two additional physician networks (“Restructured Physician Networks”) to delete provisions that required the Company to provide the networks with capital and additional assets, in addition to management services, and transferred certain related accounts receivable, prepaid expenses and liabilities to the networks. The Company also agreed to transfer to the Restructured Physician Networks its existing equipment and other assets relating to the networks for no additional consideration, on an annual basis beginning in January 2006, for one of the networks, and September 2007, for the other network, as the assets become fully depreciated.

      For 2001, the Terminated Physician Networks had generated the following results prior to their disposition:

Revenues	$8,786
Operating expenses	(7,426)
Depreciation and amortization	(410)
Interest expense	(5)

Income before income taxes	$945

      In conjunction with the Restructured Physician Networks and one of the Terminated Physician Networks, the Company received consideration approximating the net carrying value of the assets disposed of and recorded as held for sale at December 31, 2000. In conjunction with the disposition of the other Terminated Physician Network, the Company received consideration of $2,346 in excess of the carrying amount of the related net assets. The gain on termination is included in gain on sale of long-lived assets in the accompanying Consolidated Statements of Operations for the year ended December 31, 2001.

      In the fourth quarter of 2001, the Company initiated a plan to terminate its management agreement with another physician network and to transfer its related assets and liabilities to the network, which comprise net assets held for sale of $4,585 in the accompanying Consolidated Balance Sheets at December 31, 2001. The Company recorded an impairment and loss on disposal charge for these assets of $255. The net assets held were sold in January 2002.

      The results of operations for the year ended December 31, 2001, derived from net assets held for sale at December 31, 2001, were as follows:

2001

Revenues	$18,246
Net income	1,439

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003 Dispositions (Unaudited)

      During 2003, the Company sold ownership interests in certain consolidated surgery centers for $1,659 in cash. The Company recorded an impairment and loss on disposal of long-lived assets of $162 and a gain on sale of long-lived assets of $162 in connection with these transactions. In connection with one sale, the buyer received the right to require the Company to repurchase the buyer’s interest in the center, and the Company recorded a long-term liability of $825 related to this redeemable feature.

5. Goodwill and Intangible Assets

      In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of previously reported net income to the pro forma amounts adjusted for the exclusion of goodwill amortization net of the related income tax effect follows:

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)
Reported net income (loss)	$(4,877)	$4,689	$12,302	$8,255	$10,318
Add: goodwill amortization	1,246	1,271	–	–	–

Pro forma adjusted net (income) loss	$(3,631)	$5,960	$12,302	$8,255	$10,318
Reported basic earnings per share	$(0.11)	$0.11	$0.27	$0.18	$0.22
Add: goodwill amortization	0.03	0.03	–	–	–

Pro forma adjusted basic earnings per share	$(0.08)	$0.14	$0.27	$0.18	$0.22
Reported diluted earnings per share	$(0.11)	$0.10	$0.23	$0.16	$0.18
Add: goodwill amortization	0.03	0.03	–	–	–

Pro forma adjusted diluted earnings per share	$(0.08)	$0.13	$0.23	$0.16	$0.18

      Changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2000.	$23,636
Purchase price allocations	10,353
Amortization during the period	(1,271)
Impairment charges	(130)
Finalized purchase price allocations	(947)

Balance at December 31, 2001.	31,641
Purchase price allocations	46,301

Balance at December 31, 2002.	77,942
Purchase price allocations (unaudited)	1,594
Finalized purchase price allocations (unaudited)	43

Balance at September 30, 2003 (unaudited)	$79,579

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information regarding the Company’s other intangible assets is as follows:

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets:
As of December 31, 2001
Service agreement rights	$1,370	$(206)
As of December 31, 2002
Service agreement rights	1,370	(277)
As of September 30, 2003 (unaudited)
Service agreement rights (unaudited)	1,370	(331)

      Amortization expense for the year ended December 31, 2002 was $71. Estimated amortization expense for each of the succeeding five fiscal years is $71.

6. Leases

      The Company has entered into operating leases for surgery centers, office space and equipment, including surgery centers under development. The lease agreements generally require the lessee to pay all maintenance, property taxes, utilities, and insurance costs.

      The future minimum lease payments under non-cancelable operating leases at December 31, 2002 are as follows:

2003	$8,565
2004	8,362
2005	7,876
2006	8,020
2007	7,783
Thereafter	53,544

Total minimum lease payments	$94,150

      Total rent and lease expense was $12,756, $8,738 and $9,906 for the years ended December 31, 2000, 2001 and 2002, respectively. The Company incurred rental expense of $1,875, $1,377 and $3,007 under operating leases with physician investors and other related parties for the years ended December 31, 2000, 2001 and 2002, respectively.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. Long-Term Debt and Convertible Debentures

      The Company’s long-term debt is summarized as follows:

	December 31,
			September 30,
	2001	2002	2003

			(unaudited)
Notes payable to banks	$29,134	$41,335	$36,508
Secured term loans	11,868	17,369	7,009
Senior subordinated notes payable	—	—	15,106
Capital lease obligations	1,169	6,542	1,648
Other	547	1,110	—

	42,718	66,356	60,271
Less current maturities	2,735	8,618	4,410

	$39,983	$57,738	$55,861

Notes Payable to Banks

      The Company has notes outstanding with Bank of America and U.S. Bank, used to acquire or develop certain surgery centers, maturing in 2004 and carrying interest at LIBOR plus 2.5% and LIBOR plus 3.5%, respectively. Each loan and security agreement (collectively, the “Loan Agreements”) is collateralized by a security interest in the accounts receivable and equipment of the borrower or the Company’s ownership interest in the related surgery center. The loan agreements contain various financial covenants applicable to specific surgery centers and the Company, as the guarantor, which include a fixed charge coverage ratio, minimum stockholders’ equity and cash balances and a maximum funded indebtedness to adjusted EBITDA ratio (all as defined in the Loan Agreements). At December 31, 2002, the Company was in compliance with all such covenants and had an outstanding principal balance of $27,993 and $35,562 at December 31, 2001 and 2002, respectively.

      Additionally, the Company has outstanding loan agreements with Southwest Bank of Texas, used to finance the acquisition and development of certain surgery centers. Each note (collectively, the “SWBT Notes”) carries interest at the greater of Prime plus 1.0% or 5.50%, matures in 2004 and is collateralized by substantially all of the related surgery centers’ assets. Each SWBT Note contains restrictive covenants requiring the applicable surgery center and the Company, as guarantor, to maintain certain financial ratios and also restricts encumbrance of assets, creation of indebtedness, disposition of assets, investing activities and payment of distributions. At December 31, 2002, the surgery centers and the Company were in compliance with all such covenants, as amended, and had an outstanding principal balance of $0 and $1,790 at December 31, 2001 and 2002, respectively.

      The Company has a mortgage note payable outstanding with Synergy Bank. The mortgage note is collateralized by the related surgery center’s real estate, carries interest at 9.15%, matures in 2005 and has an outstanding principal balance of $2,816 at December 31, 2002. The mortgage note contains various covenants to maintain certain financial ratios and also restricts encumbrance of assets, creation of indebtedness, investing activities and payment of distributions. At December 31, 2002, the surgery center and the Company were in compliance with all such covenants. On January 9, 2003, the Company refinanced the mortgage note payable to reduce the interest rate. As a result of the refinancing, the mortgage loan matures in 2008 and bears an interest rate of 6.7%.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company had additional outstanding principal balances on notes payable to other banks of $1,141 and $1,167 at December 31, 2001 and 2002, respectively. These promissory notes have interest rates ranging from 6.75% to 8.0% and maturity dates ranging from 2004 through 2010.

Secured Term Loans

      The Company has outstanding loan and security agreements with DVI Financial Services, Inc. (“DVI”). The proceeds of the loans were used to finance tenant improvements, medical, surgical and office equipment, and working capital. The notes bear interest ranging from 8.5% to 11.5%, with maturity dates ranging from 2006 to 2009, and have an outstanding principal balance of $11,868 and $16,070 at December 31, 2001 and 2002, respectively. One of the DVI loans is further collateralized by a $1,000 certificate of deposit on deposit with Southwest Bank of Texas, which is classified as restricted cash in the accompanying Consolidated Balance Sheets.

      The Company had additional principal balances on secured term loans of $1,299 at December 31, 2002.

Capital Lease Obligations

      The Company is liable to various vendors for equipment leases, with interest rates from 7% to 12%, payable in installments through 2004. The carrying value of property and equipment under capital leases at December 31, 2001 and 2002 was $1,242 and $4,696, respectively.

Other Long-Term Debt Information

      Scheduled maturities of obligations as of December 31, 2002 are as follows:

	Long-term	Capital Lease
	Debt	Obligations	Total

2003	$6,625	$2,527	$9,152
2004	40,891	2,083	42,974
2005	3,980	1,399	5,379
2006	4,185	1,221	5,406
2007	2,261	604	2,865
Thereafter	1,872	—	1,872

	59,814	7,834	67,648
Less current maturities	(6,625)	(1,993)	(8,618)
Amounts representing interest	—	(1,292)	(1,292)

	$53,189	$4,549	$57,738

Convertible Debentures

      In connection with the acquisition of PSC, the Company issued subordinated convertible debentures totaling $3,171 to various persons in exchange for additional ownership interests in certain of PSC’s surgery centers. The debentures carry interest at 4.0%, mature on April 1, 2005 and automatically convert at $3.13 per share upon the Company’s completion of an initial public offering.

Long-Term Debt Information (Unaudited)

      In July 2003, the Company entered into a senior secured credit facility with a syndicate of financial institutions led by Bank of America, N.A. The Company is the borrower under the senior credit facility

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and all of its active and existing wholly-owned subsidiaries are guarantors. Under the terms of the senior credit facility, entities that become wholly-owned subsidiaries must also guarantee the debt. At the date of closing, the Company borrowed $31.1 million to refinance existing debt.

      The senior credit facility provides senior secured financing of up to $110.0 million, through a revolving credit line. Provided that the Company is not in default under the senior credit facility, it is entitled, at any time prior to January 18, 2005, to request an increase in commitments of up to $20.0 million more, subject to the consent of the administrative agent, lenders having at least 51% of the commitments under the senior credit facility and all lenders providing such commitment increase. Up to $2.0 million of the senior credit facility is available for the issuance of standby letters of credit, and up to $5.0 million of the senior credit facility is available for swing line loans. The swing line loans are made available by Bank of America as the swing line lender on a same-day basis in minimum purchase amounts of $100,000. The Company is required to repay each swing line loan in full upon the demand of the swing line lender. The credit facility terminates and is due and payable on July 18, 2006.

      In July 2003, the Company entered into an agreement through which DLJ Investment Partners II, L.P. and its affiliates agreed to purchase the Company’s 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of up to $40.0 million. The Company made an initial issuance of notes in the aggregate principal amount of about $15.1 million, and may issue additional notes at any time before July 18, 2005. On August 15, 2003, pursuant to the terms of the purchase agreement, the DLJ purchasers sold to certain stockholders of the Company notes in the aggregate principal amount of about $1.8 million and the related commitment to purchase additional notes from the Company in the aggregate principal amount of about $2.9 million, in the event that the Company decides to sell additional notes.

      The notes are the Company’s unsecured obligations. The Company’s active and existing wholly-owned subsidiaries guarantee the notes. Entities that become the Company’s wholly-owned subsidiaries must also guarantee the notes. A commitment fee of 0.5% of the outstanding, undrawn commitment is payable semi-annually, so long as the committee is outstanding. The Company may redeem the notes, in whole or in part, at any time at specified redemption prices. If the notes are redeemed using the proceeds of an initial public offering prior to July 18, 2004, the redemption price will be 102.5% of the principal amount outstanding.

8. Stockholders’ Equity

Capital

      In March 2002, the Board of Directors approved the Amended and Restated Charter of Symbion, Inc., increasing authorized capital stock 225,000,000 shares of common stock, no par value; and 16,946,322 shares of preferred stock, $0.01 par value, of which 4,341,726 shares are designated as Series A Convertible Preferred Stock, 2,604,590 shares are designated as Series B Convertible Preferred Stock, and approximately 10,000,000 shares are undesignated.

      Prior to approval of the Amended and Restated Charter, the authorized capital stock of the Company consisted of 60,000,000 shares of common stock, no par value; and 7,042,738 shares of preferred stock, no par value, of which 2,571,429 shares were designated as Series A Preferred Stock and 1,866,667 shares were designated as Series B Preferred Stock.

      In September 2002, the Company reincorporated in the State of Delaware by merging into a wholly-owned subsidiary named Symbion, Inc. that was incorporated in Delaware (“Symbion-Delaware”). As a result of the reincorporation, each outstanding share of the Company’s common stock, no par value per share, was converted into the right to receive a share of common stock, $0.01 par value per share, of Symbion-Delaware, and each outstanding share of the Company’s Series A and Series B convertible

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

preferred stock, $0.01 par value per share, was converted into the right to receive a share of Series A and Series B convertible preferred stock, $0.01 par value per share, respectively, of Symbion-Delaware.

      The holders of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote and do not have cumulative voting rights. The holders of common stock have no preemptive, conversion, redemption or sinking fund rights.

      The holders of the Series A convertible preferred stock and Series B convertible preferred stock issued by the Company in the PSC merger (a) have the same voting rights as holders of the Company’s common stock on the same basis as if the preferred stock had been converted to common stock; (b) may convert each of their shares of convertible preferred stock at any time into one share of common stock, and each of their shares of convertible preferred stock would automatically convert into a share of the Company’s common stock and the right to receive a cash payment upon certain events such as an initial public offering; (c) have the same liquidation rights as the holders of the Company’s common stock on the same basis as if the preferred stock had been converted to common stock; and (d) have the same dividend rights as holders of the Company’s common stock on the same basis as if the preferred stock had been converted to common stock.

      The Series A convertible preferred stock and Series B convertible preferred stock automatically convert into shares of common stock upon the completion of a qualified offering. When converted, each share of Series A convertible preferred stock and Series B convertible preferred stock will entitle the holder to receive one share of common stock and a cash payment of $4.20 for the Series A holders and $5.22 for the Series B holders, for a total cash payment of $31,831 (See Note 3).

      During 2001, the redemption feature associated with 680,912 shares of Redeemable Common Stock expired. Accordingly, such shares valued at $1,197 were reclassified to common stock during 2001.

      The Company has outstanding warrants to purchase 2,115,945 shares of Common Stock of the Company at exercise prices ranging from $0.12 to $6.03 per share. As of December 31, 2002, the warrants remained issued and outstanding and are currently exercisable. The warrants expire beginning January 2004 through May 2009.

Stock Options

      Under the Company’s three stock option plans, the maximum number of shares of Common Stock reserved for the grant of options is 8,247,831. The maximum number of shares is calculated as the lesser of (i) 28,125,000 or 12.5% of common stock outstanding on a fully diluted basis for the employee plan, and (ii) the lesser of 1,687,500 or 0.75% of common stock outstanding on a fully diluted basis for the non-employee directors plan. All options have been granted at exercise prices, that equaled the fair value of the stock on the date of grant and vest over a four year period. The exercise periods range from ten to fifteen years.

      The estimated weighted average fair values of the options at the date of grant using the Black-Scholes option-pricing model as promulgated by SFAS No. 123 in 2000, 2001 and 2002 were $0.88, $0.88 and

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$2.17 per share, respectively, and $2.17 per share in the nine months ended September 30, 2002 and 2003. In applying the Black-Scholes model, the Company assumed the following:

				Nine Months
	Year Ended			Ended
	December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)
Risk-free interest rate	3.7%	4.8%	4.1%	4.1%	4.1%
Expected volatility	70%	70%	70%	70%	70%
Expected life, in years	7	7	7	7	7
Expected dividend yield	—	—	—	—	—
Expected forfeiture rate	3%	3%	3%	3%	3%

      For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option’s vesting period.

      The following is a summary of option transactions:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

December 31, 1999	1,896,601	$0.76
Granted	1,610,625	1.88
Exercised	(67,326)	0.33
Expired	(198,109)	1.46

December 31, 2000	3,241,791	1.23
Exercised	(126,537)	1.39
Expired	(191,204)	1.87

December 31, 2001	2,924,050	1.24
Granted	3,638,387	2.91
Exercised	(158,637)	1.34
Expired	(49,052)	2.89

December 31, 2002	6,354,748	$2.27

      At December 31, 2002, the Company had options to purchase 6,597,831 shares of common stock available for grant.

      At December 31, 2000, 2001 and 2002, options to purchase 1,995,729 shares, 2,195,842 shares and 2,582,475 shares of common stock, respectively, were exercisable.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information regarding the options outstanding at December 31, 2002:

Options Outstanding				Options Exercisable

		Weighted-
	Outstanding	Average	Weighted-	Exercisable	Weighted-
	as of	Remaining	Average	as of	Average
Range of	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Prices	2002	Life	Price	2002	Price

$0.00 – $0.57	991,562	4.5	$0.12	991,562	$0.12
$1.14 – $1.71	13,080	5.1	$1.22	13,080	$1.22
$1.71 – $2.28	1,763,533	7.2	$1.85	1,345,760	$1.84
$2.28 – $2.85	232,073	1.9	$2.41	232,073	$2.41
$2.85 – $3.42	3,354,500	9.4	$3.13	—	—

	6,354,748	7.7	$2.27	2,582,475	$1.23

9. Earnings Per Share

      Basic and diluted income (loss) per share are based on the weighted average number of common shares outstanding and the dilutive impact of outstanding options and warrants to purchase shares.

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)
Numerator for basic and diluted income (loss) per share:
Net income (loss)	$(4,877)	$4,689	$12,302	$8,255	$10,318

Denominator:
Denominator for basic income (loss) per share weighted-average shares outstanding	43,914,680	43,897,395	45,851,695	45,617,685	46,660,203
Effect of dilutive securities:
Employee stock options	—	1,342,059	1,740,929	1,747,733	1,383,979
Warrants	—	574,658	792,033	776,154	839,671
Preferred stock	—	—	5,209,737	4,630,877	6,946,316
Common stock held in escrow	—	—	207,790	184,702	277,053

Denominator for diluted income (loss) per share — adjusted weighted-average shares outstanding	43,914,680	45,814,112	53,802,184	52,957,151	56,107,222

Basic net income (loss) per share	$(0.11)	$0.11	$0.27	$0.18	$0.22
Diluted net income (loss) per share	$(0.11)	$0.10	$0.23	$0.16	$0.18

      The effects of 3,241,791 employee stock options for 2000 and 874,581, 49,050 and 87,028 warrants for 2000, 2001 and 2002, respectively, were not included in the computation of diluted earnings per share because their effects would have been anti-dilutive.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share (Unaudited)

      The effects of 87,028 warrants for the nine months ended September 30, 2002 and 2003 were not included in the computation of earnings per share because their effects would have been anti-dilutive.

10. Income Taxes

      The Company and its subsidiaries file a consolidated federal income tax return. The limited partnerships and limited liability companies file separate income tax returns. The Company’s allocable portion of each partnership’s and limited liability company’s income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership and limited liability company is allocated to the limited partners.

      Income tax expense is comprised of the following for the years ended December 31:

	2000	2001	2002

Current:
Federal	$—	$—	$—
State	135	287	215
Deferred	—	—	—

Income tax expense	$135	$287	$215

      The effective income tax rate differed from the federal statutory rate as follows for the years ended December 31:

	2000	2001	2002

Tax (benefit) at U.S. statutory rates	$(1,615)	$1,692	$4,222
State income taxes, net of federal tax benefit	135	287	142
Change in valuation allowance	1,210	(2,054)	(4,183)
Other	405	362	34

	$135	$287	$215

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of temporary differences and the approximate tax effects that give rise to the Company’s net deferred tax asset are as follows at December 31:

	2001	2002

Deferred tax assets:
Amortization	$2,107	$5,247
Accrued vacation	513	237
Net operating loss carryforward	8,884	6,590
Deferred project costs	37	209
Other deferred liabilities	351	374
Other	204	762

Total gross deferred tax assets	12,096	13,419
Less: Valuation allowance	(11,361)	(9,691)

Total deferred tax assets	735	3,728
Deferred tax liabilities:
Depreciation and fixed assets basis differences	(735)	(3,728)

Net deferred tax asset (liability)	$—	$—

      The Company has net operating losses of $17,200 at December 31, 2002. These losses expire from December 31, 2011 through 2022. Because of the uncertainty of the ultimate realization of the net deferred tax asset, the Company has established a valuation allowance for the entire amount of the asset. The change in the valuation allowance for 2002 was a decrease of $1,670. The valuation allowance decreased by $4,183 as a result of current year temporary differences, and increased by $2,513 as a result of the valuation allowance recorded against deferred tax assets acquired from PSC.

11. Employee Benefit Plans

Symbion, Inc. 401(k) Plan

      The Symbion, Inc. 401(k) Plan (the “Symbion Plan”) is a defined contribution plan whereby employees who have completed six months of service in which they have worked a minimum of 1,000 hours and are age 21 or older are eligible to participate. The Symbion Plan allows eligible employees to make contributions of varying percentages of their annual compensation, up to the maximum allowed amounts by the Internal Revenue Service. Eligible employees may or may not receive a match of their contributions. The match varies by surgery center and is determined prior to the start of each plan year. Generally employer contributions vest 20% after two years of service and continue vesting at 20% per year until fully vested. The Company’s matching expense for 2000, 2001 and 2002 was $1,410, $815 and $521, respectively.

Employee Stock Purchase Plan

      Effective March 2002, the Company adopted an Employee Stock Purchase Plan (“Stock Purchase Plan”) to provide substantially all employees an opportunity to purchase shares of its Common Stock in amounts not to exceed 10% of eligible compensation, 25,000 shares of Common Stock or $25 of Common Stock each calendar year. Annually, the participant’s September 30 account balance is used to purchase shares of stock at the lesser of 85% of the fair market value of shares at the beginning of the plan year or

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30. A total of 1,650,000 shares are available for purchase under the plan. The Stock Purchase Plan is effective upon the Company’s completion of an initial public offering.

12. Commitments and Contingencies

Debt and Lease Guaranty on Unconsolidated Entities

      The Company has guaranteed $600 of long-term debt incurred by an unconsolidated surgery center in which the Company has a 39% ownership interest. The proceeds from this debt were used to construct and equip the surgery center. This debt is payable in monthly installments of principal and interest over a period of seven years, and matures on dates ranging from 2006 to 2007. The debt is secured by substantially all of the assets of the surgery center.

      The Company has also guaranteed $1,775 of operating lease payments of this 39% owned surgery center. The lease is related to the facility and is for a term through 2009.

Professional, General and Workers Compensation Liability Risks

      The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices and personal injuries. To cover these types of claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that the Company believes to be sufficient for its operations, although, potentially, some claims may exceed the scope of coverage in effect. Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. In the opinion of management, the ultimate resolution of such proceedings will not have a material adverse effect on the Company’s business, financial condition or results of operations. The Company expenses an estimate of the costs it expects to incur under the self-insured retention exposure for general and professional liability claims. As of December 31, 2001 and 2002, the Company’s professional and general liability accrual for asserted and unasserted claims was $260 and $1,579, respectively, of which $260 and $510 is included in other accrued expenses in the accompanying Consolidated Balance Sheets as of December 31, 2001 and 2002, respectively, and $1,069 is included in other liabilities in the accompanying Consolidated Balance Sheets as of December 31, 2002.

Current Operations

      Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal health care programs. From time to time, governmental regulatory agencies will conduct inquiries of the Company’s practices. It is the Company’s current practice and future intent to cooperate fully with such inquiries. The Company is not aware of any such inquiry that would have a material adverse effect on the Company’s results of operations or financial position.

Acquired Centers

      The Company, through its wholly-owned subsidiaries or controlled partnerships and limited liability companies, has acquired and will continue to acquire surgical and diagnostic centers with prior operating histories. Such centers may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters and institutes policies designed to conform centers to its standards following completion of acquisitions, there can be no assurance that the

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. There can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

      The Company cannot predict whether federal or state statutory or regulatory provisions will be enacted that would prohibit or otherwise regulate relationships which the Company has established or may establish with other health care providers or have materially adverse effects on its business or revenues arising from such future actions. The Company believes, however, that it will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision as may be applicable.

Potential Physician Investor Liability

      Each physician investor in the partnerships and limited liability companies which operate surgery centers carries general and professional liability insurance on a claims-made basis. Each investee may, however, be liable for damages to persons or property arising from occurrences at the surgery centers. Although the various physician investors and other surgeons are required to obtain general and professional liability insurance with tail coverage, such individual may not be able to obtain coverage in amounts sufficient to cover all potential liability. Since most insurance policies contain exclusions, the physician investor will not be insured against all possible occurrences. In the event of an uninsured or underinsured loss, the value of an investment in the partnership interests or LLC membership units and the amount of distributions could be adversely affected.

Report of Independent Auditors

To the Board of Directors of

Physicians Surgical Care, Inc.

      We have audited the accompanying consolidated balance sheet of Physicians Surgical Care, Inc. as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Physicians Surgical Care, Inc. as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 have been restated as discussed in Note 3 for Physicians Surgical Care, Inc.

Nashville, Tennessee

June 28, 2002

PHYSICIANS SURGICAL CARE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2001	2002

	(restated)	(restated and
		unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,728,001	$4,336,056
Restricted cash equivalents	2,500,000	2,500,000
Accounts receivable, less allowance for bad debts of $3,136,860 and $3,390,206 at December 31, 2001, and March 31, 2002 (unaudited)	8,259,374	8,084,187
Inventories	1,479,586	1,494,007
Prepaid expenses and other current assets	615,407	624,061

Total current assets	16,582,368	17,038,311
Property and equipment, net	16,501,750	16,472,189
Other assets:
Goodwill, net	13,222,531	13,222,531
Other intangibles, net	1,677,196	1,490,841
Investment in unconsolidated affiliate	1,365,632	1,535,595
Development fee receivable	3,433,501	3,962,678
Other, net	222,995	225,668

Total assets	$53,005,973	$53,947,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,075,255	$4,081,317
Current portion of long-term debt	4,365,788	3,212,444
Current portion of capital lease obligations	1,320,463	1,651,737

Total current liabilities	10,761,506	8,945,498
Long-term debt, net of current portion	7,382,420	8,929,773
Capital lease obligations, net of current portion	5,580,854	5,872,599
Redeemable warrants	429,000	—
Minority interests	5,258,684	6,071,004
Shareholders’ equity:
Convertible preferred stock, in series, $0.001 par value; 18,314,097 shares authorized, 16,236,427 shares issued and outstanding at December 31, 2001 and March 31, 2002 (unaudited)	16,236	16,236
Additional paid-in capital on convertible preferred stock	37,727,860	38,369,012
Common stock, $0.001 par value; 50,000,000 shares authorized, 6,283,646 shares and 6,685,841 shares issued and outstanding at December 2001 and March 31, 2002 (unaudited), respectively	6,284	6,686
Additional paid-in capital on common stock	1,968,122	2,173,470
Accumulated deficit	(16,124,993)	(16,436,465)

Total shareholders’ equity	23,593,509	24,128,939

Total liabilities and shareholders’ equity	$53,005,973	$53,947,813

See accompanying notes.

PHYSICIANS SURGICAL CARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

			Three Months Ended
	Year Ended December 31,		March 31,

	2000	2001	2001	2002

	(restated)	(restated)
			(restated and unaudited)
Net revenues	$29,107,771	$41,240,110	$7,801,751	$12,303,490
Costs and expenses:
Center salaries and benefits	7,438,148	10,433,439	2,196,590	3,051,232
Center operating expenses	10,239,054	14,138,174	3,118,249	4,383,479
Rent expense	1,352,679	2,196,088	350,187	799,292

Cost of revenues	19,029,881	26,767,701	5,665,026	8,234,003
Bad debt expense	647,657	1,334,075	265,544	421,730
Corporate general and administrative	4,749,915	5,097,476	821,358	1,049,034
Loss on sale of member and partner interests	—	257,108	—	—
Depreciation and amortization	3,606,261	3,980,123	936,379	822,590

Total costs and expenses	28,033,714	37,436,483	7,688,307	10,527,357

Income from operations	1,074,057	3,803,627	113,444	1,776,133
Interest income	199,271	90,132	11,537	13,794
Interest expense	(1,388,063)	(1,759,232)	(497,173)	(1,069,558)
Other expense	(351,101)	(552,640)	—	—

Income/(loss) before minority interests	(465,836)	1,581,887	(372,192)	720,369
Minority interests in income of consolidated subsidiaries	(2,272,771)	(3,135,502)	(371,857)	(819,689)

Net loss	(2,738,607)	(1,553,615)	(744,049)	(99,320)
Preferred dividends	2,548,688	2,600,228	637,172	641,152

Net loss available to common shareholders	$(5,287,295)	$(4,153,843)	$(1,381,221)	$(740,472)

See accompanying notes.

PHYSICIANS SURGICAL CARE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Restated)

	Convertible Preferred Stock

	Class A			Class B			Common Stock

			Additional			Additional			Additional
			Paid-In			Paid-In			Paid-In	Accumulated
	Shares	Amount	Capital	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2000.	10,148,419	$10,148	$18,152,483	2,966,102	$2,966	$7,277,120	6,093,805	$6,094	$1,655,208	$(6,683,855)	$20,420,164
Exchange of common for preferred stock	—	—	—	40,974	41	96,658	(40,974)	(41)	(96,658)	—	—
Purchase and retirement of common stock for cash	—	—	—	—	—	—	(150,000)	(150)	(149,850)	—	(150,000)
Issuance of common stock on exercise of stock option	—	—	—	—	—	—	8,690	8	10,859	—	10,867
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	76,849	—	76,849
Issuance of convertible preferred stock, net of offering costs of $191,005.	—	—	—	3,080,932	3,081	7,077,683	—	—	—	—	7,080,764
Dividend on convertible preferred stock	—	—	1,450,451	—	—	1,098,237	—	—	—	(2,548,688)	—
Net loss	—	—	—	—	—	—	—	—	—	(2,738,607)	(2,738,607)

Balance at December 31, 2000.	10,148,419	10,148	19,602,934	6,088,008	6,088	15,549,698	5,911,521	5,911	1,496,408	(11,971,150)	24,700,037
Issuance of common stock	—	—	—	—	—	—	15,000	15	14,985	—	15,000
Issuance of restricted common stock	—	—	—	—	—	—	321,250	321	—	—	321
Issuance of common stock on exercise of stock option	—	—	—	—	—	—	35,875	37	2,497	—	2,534
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	454,232	—	454,232
Dividend on convertible preferred stock	—	—	1,450,454	—	—	1,149,774	—	—	—	(2,600,228)	—
Net loss	—	—	—	—	—	—	—	—	—	(1,553,615)	(1,553,615)
Other	—	—	(25,000)	—	—	—	—	—	—	—	(25,000)

Balance at December 31, 2001.	10,148,419	10,148	21,028,388	6,088,008	6,088	16,699,472	6,283,646	6,284	1,968,122	(16,124,993)	23,593,509
Issuance of common stock (unaudited)	—	—	—	—	—	—	402,195	402	3,620	429,000	433,022
Amortization of deferred stock compensation (unaudited)	—	—	—	—	—	—	—	—	201,728	—	201,728
Dividend on convertible preferred stock (unaudited)	—	—	353,708	—	—	287,444	—	—	—	(641,152)	—
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(99,320)	(99,320)

Balance at March 31, 2002 (unaudited)	10,148,419	$10,148	$21,382,096	6,088,008	$6,088	$16,986,916	6,685,841	$6,686	$2,173,470	$(16,436,465)	$24,128,939

See accompanying notes.

PHYSICIANS SURGICAL CARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Three Months Ended
	Year Ended December 31,		March 31,

	2000	2001	2001	2002

	(restated)	(restated)	(restated and unaudited)
Cash flows from operating activities:
Net loss	$(2,738,607)	$(1,553,615)	$(744,049)	$(99,320)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,606,261	3,980,123	936,379	822,590
Noncash expense related to common stock transactions	76,849	454,232	256,622	216,796
Accretion (depreciation) of redeemable warrants	(87,172)	143,000	—	—
Loss on disposal of fixed assets	23,190	—	—	9,968
Loss on sale of member and partner interests	—	257,108	—	—
Minority interests	2,272,771	3,135,502	371,857	819,689
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(465,990)	(1,433,540)	580,436	175,187
Inventories	(40,286)	(244,882)	161,976	(14,421)
Prepaid expenses and other current assets	(237,903)	(57,047)	27,392	(8,654)
Other assets, net	30,343	(347,647)	(53,435)	145,361
Accounts payable and accrued expenses	634,038	1,707,892	78,378	(993,938)

Net cash provided by operating activities	3,073,494	6,041,126	1,615,556	1,073,258

Cash flows from investing activities:
Proceeds from sale and leaseback	—	3,073,486	—	—
Acquisition of businesses	—	—	—	—
Purchase of property and equipment	(3,463,095)	(4,135,300)	(1,065,423)	(602,721)
Increase in development fee receivable	(544,459)	(2,889,042)	(15,157)	(529,853)
Investment in unconsolidated affiliate	—	(1,381,471)	—	—
Other	—	(25,000)	75,524	—

Net cash used in investing activities	(4,007,554)	(5,357,327)	(1,005,056)	(1,132,574)

Cash flows from financing activities:
Proceeds from debt borrowings	6,872,186	7,589,215	441,179	1,779,361
Payments on debt	(5,794,879)	(3,609,450)	(419,554)	(872,407)
Payments on capital lease obligations	(1,396,089)	(524,475)	(177,177)	(389,926)
Decrease/(Increase) in restricted cash equivalents	—	(2,500,000)	(1,500,000)	—
Proceeds from sale of minority interests	620,000	240,488	30,000	—
Distributions to minority interests	(2,317,247)	(3,031,024)	(508,539)	(8,303)
Receipt of tenant improvement allowance	—	1,027,575	—	—
Distribution received from unconsolidated affiliate	—	15,839	—	153,374
Proceeds from issuance of common stock, net of offering costs	10,867	17,855	321	5,272
Proceeds from issuance of convertible preferred stock, net of offering costs	4,830,764	—	—	—
Purchase and retirement of common stock	(150,000)	—	—	—

Net cash provided by (used in) financing activities	2,675,602	(773,977)	(2,133,770)	667,371

Net increase (decrease) in cash	1,741,542	(90,178)	(1,523,270)	608,055
Cash, beginning of year	2,076,637	3,818,179	3,818,179	3,728,001

Cash, end of year	$3,818,179	$3,728,001	$2,294,909	$4,336,056

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,437,070	$1,606,422	$359,262	$156,376
Supplemental disclosure of noncash investing transactions:
Conversion of Bridge Loan to convertible preferred stock	2,250,000	—	73,224	—
Property and equipment obtained under capital lease	—	5,349,198	—	—
Deferred loss related to sale and leaseback	—	65,383	—	—

See accompanying notes.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

      Physicians Surgical Care, Inc. (“PSC” or collectively with its subsidiaries, the “Company”), was incorporated on October 10, 1996, as a C Corporation under the laws of the State of Delaware to develop, acquire and manage outpatient surgery centers and specialty surgical hospitals (referred to herein as “Surgery Centers”). During 1999, the Company acquired an interest in three Surgery Centers and opened an additional Surgery Center. During 2001, the Company acquired an interest in an unconsolidated Surgery Center and opened an additional Surgery Center. As of December 31, 2001, the Company manages and owns interests in six Surgery Centers and a specialty surgical hospital. Additionally, the Company has an agreement to develop and construct an outpatient surgery center. Once completed, the Company will provide comprehensive administrative and management services for this outpatient surgery center.

      The Company focuses on operating Surgery Centers in conjunction with leading orthopedic surgeons and on structuring its Surgery Centers to best meet the clinical, operational and financial objectives of its physician partners. Typical Surgery Centers provide operating room space, nursing staff and other medical services to enable physicians to perform surgical procedures on their patients. Procedures performed in an outpatient surgery center are generally of a less critical and more routine nature than those performed at a hospital. Patients of the Company’s Surgery Centers are usually discharged within 24 hours from the time the surgery is performed.

2. Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. Certain of the Company’s wholly-owned subsidiaries are sole general partners in limited partnerships which own and operate the related Surgery Centers. As these subsidiaries have controlling interests in the partnerships, the partnerships’ accounts and operations are included in the consolidated financial statements even if PSC owns less than a majority of the equity interests in a partnership. The limited partner or minority member responsibilities are to supervise the delivery of medical services with their rights being restricted to those that protect their financial interests. Under certain of the partnership and operating agreements governing the limited partnerships and limited liability companies that own and/or operate Surgery Centers, the Company could be removed as the sole general partner or managing member for certain events such as material breach, gross negligence or bankruptcy. These protective rights do not preclude consolidation of the respective limited partnerships and limited liability companies. All significant intercompany balances and transactions have been eliminated.

      The Company’s investment in its unconsolidated affiliate is accounted for using the equity method as the Company exerts significant influence over the affiliate even though the Company owns less than a 20 percent interest. In this case, the Company exerts significant influence through board of manager representation, contractual participation rights in financial and operational decisions as well as through its agreement to manage the affiliate’s day-to-day operations.

Unaudited Interim Consolidated Financial Statements

      The accompanying unaudited consolidated balance sheet as of March 31, 2002 and the related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2001 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management,

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

      The unaudited interim consolidated financial statements should be read in conjunction with the audited December 31, 2001 consolidated financial statements appearing herein. The results of the three months ended March 31, 2002 may not be indicative of operating results for the full year.

Fair Value of Financial Instruments

      The Company believes that the fair values of its financial instruments approximate their carrying amounts. Financial instruments of the Company consist primarily of long-term debt and redeemable warrants.

Cash Equivalents

      The Company considers all investments with an original maturity of three months or less to be cash equivalents.

      The Company has $2,500,000 of restricted cash equivalents related to long-term obligations (see Note 7 and Note 11).

Accounts Receivable

      Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided to patients. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the Company for services provided and the amounts allowed by Medicare and Medicaid as well as other governmental and private insurers.

Inventories

      Inventories consist of medical and surgical supplies and are valued at the lower of cost or estimated market value (which is determined using the first-in, first-out method).

Intangible Assets

      Intangible assets consist primarily of goodwill and other identifiable intangible assets acquired. Goodwill represents the excess of the aggregate purchase price paid by the Company for businesses acquired over the fair value of the tangible and identifiable intangible net assets acquired. Goodwill and other intangibles are amortized on a straight-line basis over periods ranging from five to 20 years. Amortization expense related to goodwill charged to operations totaled approximately $820,000 and $827,000 for the years ended December 31, 2000 and 2001, respectively.

      Goodwill and other identifiable intangibles consist of the following:

December 31,
2001

Goodwill	$15,615,485
Noncompete agreements	3,727,102

Total	19,342,587
Less accumulated amortization	(4,442,860)

Net intangibles	$14,899,727

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company reviews long-lived and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if a write-down to market value is necessary. In the opinion of management, no impairment existed at December 31, 2001.

Pre-opening Costs and Costs of Acquisitions

      The Company incurs certain pre-opening costs related to Surgery Centers developed. It is the Company’s policy to expense these pre-opening costs as incurred. The pre-opening costs predominantly consist of the salaries and benefits of the employees hired prior to commencement of operations as well as the lease costs of the facilities. The Company incurred pre-opening costs totaling approximately $187,000 and $297,000 in 2000 and 2001, respectively, which are reflected as either Center Salaries and Benefits or Center Operating Expenses in the accompanying Consolidation Statements of Operations.

      The Company incurs certain acquisition-related costs pertaining to potential acquisitions. It is the Company’s policy to capitalize and defer acquisition-related costs until the acquisition is consummated (at which time the costs are considered as purchase price) or negotiations are terminated (at which time the costs are expensed). Acquisition-related costs consist of direct, external costs related to proposed acquisitions, such as legal, accounting and travel expenses. The Company incurred acquisition-related costs totaling $354,000 in 2000, which were subsequently expensed in the third quarter of 2001, as management decided to terminate the acquisition negotiations. The $354,000 expense is reflected as a component of Corporate General and Administrative Expenses in the accompanying Consolidated Statements of Operations.

Revenue Recognition

      Net revenues are accounted for in the period the services are provided and consist of charges by the Company’s Surgery Centers for usage of operating rooms, medical equipment, recovery rooms and overnight stay facilities, as well as supplies and medications. Net revenues also include professional anesthesia charges. The revenues are reported at the estimated realizable amounts from patients, third-party payors and others. Provisions for third-party payor adjustments are estimated in the period the related services are provided. Medicare and other governmental programs reimburse the Company’s Surgery Centers based on fee schedules that are determined by the related governmental agency. Additionally, the Company’s Surgery Centers participate in agreements with managed-care organizations to provide services at negotiated rates.

Minority Interests

      Minority interests represent the equity interests of the minority investor in the Company’s Surgery Centers. The amount of the minority interests is adjusted for the minority investor’s share of the subsidiaries’ income or loss and is decreased by distributions paid to such minority investors. Minority interests in income (loss) of consolidated subsidiaries reflect the minority investors’ respective share of the income (loss) of the respective Surgery Centers.

Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Accounting for Stock-Based Compensation

      The Company accounts for stock-based compensation under SFAS No. 123, “Accounting for Stock-Based Compensation.” Under SFAS No. 123, companies which have stock-based compensation arrangements with employees are allowed to adopt a fair value basis of accounting for stock options and other equity instruments or to continue to apply the existing accounting rules under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” but with additional financial statement disclosure. The Company has elected to account for stock-based compensation expense related to employee plans under APB Opinion No. 25 and make the required pro forma disclosures for compensation expense.

Government Regulation

      Through its Surgery Centers, the Company provides medical care to certain patients under government-sponsored programs for which payment is based on predetermined fee schedules. These programs represented approximately 15 percent and 15 percent of net revenues during the years ended December 31, 2000 and 2001. As a participant in such government-sponsored programs, the Company’s Surgery Centers are subject to potential changes in the laws and regulations or interpretations of existing laws and regulations, which could impact the level of reimbursement received as well as their organizational structure.

      The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Management believes that the Company’s Surgery Centers are in compliance with fraud and abuse statutes as well as other applicable government laws and regulations. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

Concentration of Credit Risk

      Through its Surgery Centers, the Company extends credit in the normal course of business to patients covered by governmental programs, private insurers and individual patients. The Company manages collection risk with these payors, and allowances for bad debts have been recorded for potential losses, where appropriate.

      During the years ended December 31, 2000 and 2001, the Company had no individual private payor representing over 10 percent of its net revenues.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period as well as the carrying value of assets and liabilities. Actual results could differ from those estimates.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001, establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

      SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to 40 years. The Company is required to adopt SFAS No. 142 effective January 1, 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income of approximately $827,000 per year.

      In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of previously reported net income to the pro forma amounts adjusted for the exclusion of goodwill amortization net of the related income tax effect follows:

			Three Months Ended
	Year Ended December 31,		March 31,

	2000	2001	2001	2002

			(unaudited)
Reported net loss	$(2,825,779)	$(1,410,615)	$(744,049)	$(99,320)
Add: goodwill amortization, net of tax	819,650	826,785	207,000	—

Pro forma adjusted net loss	$(2,006,129)	$(583,830)	$(537,049)	$(99,320)

      Changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2000.	$14,067,360
Finalized purchase price allocation of acquisitions	(18,044)
Amortization during the period	(826,785)

Balance at December 31, 2001.	13,222,531
Goodwill acquired during the period	—

Balance at March 31, 2002 (unaudited)	$13,222,531

      Information regarding the Company’s other intangible assets follows:

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets:
As of December 31, 2001:
Noncompete agreement	$3,727,102	$(2,049,906)
As of March 31, 2002 (unaudited):
Noncompete agreement	$3,727,102	$(2,236,261)

      Amortization expense for the three months ended March 31, 2002 was approximately $186,000 (unaudited). Estimated amortization expense for each of the succeeding fiscal years is $745,000 for 2002, $745,000 for 2003 and $186,000 for 2004.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.

Reclassifications

      Certain reclassifications have been made to prior-year balances to conform to current-year presentation.

3. Restatement

      Because Symbion, Inc. (Note 16) was unable to obtain a consent from Arthur Andersen LLP for use of its report on the Company’s previously issued financial statements included in the Symbion, Inc. Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission, the Company engaged new independent auditors to reaudit its financial statements. The Company restated its audited financial statements as of December 31, 2001 and for the years ended December 31, 2000 and 2001, as well as its unaudited interim financial statements as of March 31, 2002 and for the quarters ended March 31, 2001 and 2002, primarily to restate the amortization of intangible assets, record compensation expense for options issued below fair value, record losses on sales of membership units and limited partnership interests, expense deferred costs and inducement costs associated with the conversion of debt to equity, record expense or income related to the increase or decrease in value of the redeemable warrants, revise the recording of the beneficial conversion feature of preferred stock, reclassify certain expenses and revenues and record other expenses required to be booked. After discussion with the Company’s new independent auditors, Ernst & Young LLP, the Company reconsidered its previous accounting treatment of these items and has determined that restatement is appropriate. Following is a summary of selected financial data affected by the restatement of the Company’s financial statements as of December 31, 2001 and for the years ended December 31, 2000 and 2001, as well as its unaudited interim financial statements as of March 31, 2002 and for the quarters ended March 31, 2001 and 2002:

	December 31, 2001		March 31, 2002

	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

Current assets	$17,138,191	$16,582,368	$17,038,311	$17,038,311
Property and equipment, net	16,501,750	16,501,750	16,472,189	16,472,189
Other assets	22,397,148	19,921,855	23,654,784	20,437,313

Total assets	$56,037,089	$53,005,973	$57,165,284	$53,947,813

Current liabilities	$10,596,028	$10,761,506	$8,780,020	$8,945,498
Long-term debt	7,382,420	7,382,420	8,929,773	8,929,773
Other liabilities	11,268,538	11,268,538	11,943,603	11,943,603
Shareholders’ equity	26,790,103	23,593,509	27,511,888	24,128,939

Total liabilities and shareholders’ equity	$56,037,089	$53,005,973	$57,165,284	$53,947,813

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000		Year Ended December 31, 2001

	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

Net revenues	$29,107,771	$29,107,771	$41,095,502	$41,240,110
Center salaries and benefits	7,438,148	7,438,148	10,433,439	10,433,439
Center operating expenses	10,239,054	10,239,054	15,309,127	14,138,174
Rent expense	1,352,679	1,352,679	2,128,080	2,196,088

Cost of revenues	19,029,881	19,029,881	27,870,646	26,767,701
Bad debt expense	647,657	647,657	1,334,075	1,334,075
Corporate general and administrative	4,613,896	4,673,066	3,466,052	4,643,244
Non-cash compensation expense	—	76,849	—	454,232
Loss on sale of member and partner interests	—	—	—	257,108
Depreciation and amortization	3,065,312	3,606,261	3,444,818	3,980,123

Total costs and expenses	27,356,746	28,033,714	36,115,591	37,436,483

Income from operations	1,751,025	1,074,057	4,979,911	3,803,627
Interest expense, net	1,275,964	1,188,792	1,526,100	1,669,100
All other expenses	2,623,872	2,623,872	3,688,142	3,688,142

Net loss	(2,148,811)	(2,738,607)	(234,331)	(1,553,615)
Preferred dividends	—	2,548,688	—	2,600,228

Net loss available to common shareholders	$(2,148,811)	$(5,287,295)	$(234,331)	$(4,153,843)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2001	March 31, 2001	March 31, 2002	March 31, 2002

	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

Net revenues	$7,801,751	$7,801,751	$12,303,490	$12,303,490
Center salaries and benefits	2,196,590	2,196,590	3,051,232	3,051,232
Center operating expenses	3,118,249	3,118,249	4,383,479	4,383,479
Rent expense	333,185	350,187	799,292	799,292

Cost of revenues	5,648,024	5,665,026	8,234,003	8,234,003
Bad debt expense	265,544	265,544	421,730	421,730
Corporate general and administrative	645,828	821,358	1,049,034	1,049,034
Loss on sale of member and partner interests	—	—	—	—
Depreciation and amortization	802,553	936,379	636,235	822,590

Total costs and expenses	7,361,949	7,688,307	10,341,002	10,527,357

Income from operations	439,802	113,444	1,962,488	1,776,133
Interest expense, net	485,636	485,636	1,055,764	1,055,764
All other expenses	371,857	371,857	819,689	819,689

Net loss	(417,691)	(744,049)	87,035	(99,320)
Preferred dividends	—	637,172	—	641,152

Net loss available to common shareholders	$(417,691)	$(1,381,221)	$87,035	$(740,472)

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. Property and Equipment

      Property and equipment are stated at cost. Property and equipment under capital lease is recorded at the lower of the present value of the future minimum lease payments or the fair value of the related equipment. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the related assets (ranging from three to 39 years). Lease amortization is included in depreciation expense. Routine maintenance and repairs are charged to expense as incurred, while costs of improvements are capitalized. Interest incurred during an asset’s construction period is capitalized as part of the asset’s cost.

      Property and equipment consist of the following:

December 31,
2001

Land	$202,842
Building	4,202,893
Leasehold improvements	4,222,246
Medical equipment	11,145,598
Furniture and fixtures	1,775,444
Office equipment and software	698,080
Construction in process	23,927

22,271,030
Less accumulated depreciation	(5,769,280)

Property and equipment, net	$16,501,750

      During the year ended December 31, 2001, the Company capitalized interest in the amount of $18,000 in connection with construction projects.

5. Investment in Unconsolidated Affiliate

      In October 2001, PSC acquired a 10 percent membership interest in a Surgery Center located in Mountainside, New Jersey. In addition to its equity interest, PSC also entered into a 15-year agreement to manage the day-to-day operations of the center for a fee based on the center’s net revenues. Management fees are reflected as a component of net revenues and totaled $145,000 for the year ended December 31, 2001. PSC also has an option, callable on March 31, 2003, to acquire an additional 20 percent interest from the other members, at a price to be determined based on a prenegotiated formula. PSC paid $1,381,000 in cash as consideration for its investment.

      The physician members of this Surgery Center have the right on March 31, 2003, to require the Company to purchase up to an additional 40 percent ownership in this center at a purchase price to be determined based upon a prenegotiated formula. Further, if on March 31, 2004, the Company owns less than a 50 percent interest in the center, the physician members have the right to require the Company to purchase an additional ownership percentage that will bring the Company’s ownership to a 50 percent interest at a purchase price to be determined based on a prenegotiated formula. The Company’s rights and obligations to purchase additional interests in this Surgery Center are based on a prenegotiated formula that represents fair value of the interests at the proposed transaction date. Consequently, these amounts are not reflected on the financial statements as there is no obligation to purchase additional interests at other than fair value. If the Company should default on either of these obligations, the physician members have the right to repurchase the Company’s then-existing ownership interest at a 30 percent discount from its original purchase price. If it becomes probable that the Company will default, the discount will be reflected as a charge to earnings.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has guaranteed $4,600,000 of this Surgery Center’s outstanding long-term debt. These guarantees are not reflected in the Company’s financial statements as the Surgery Center has the intent and ability to make the scheduled debt payments. This debt is due in monthly payments over a six-year period, and the proceeds were used to construct and equip the center. This debt is also secured by substantially all the Surgery Center’s assets. To date, the Company has not made any loans to this Surgery Center.

6. Development Fee Receivable

      South Shore Operating Company, LLC (“SSOC”), a 57 percent owned subsidiary of the Company, is party to a development agreement with South Shore Ambulatory Surgery Center, LLC (“SSASC”). The State of New York requires that naturalized persons be the shareholders of corporations licensed to operate Surgery Centers. SSASC is owned by three physicians who also own a combined 15 percent interest in SSOC. Under the term of the development agreement, SSOC is assisting SSASC in the construction and equipping of a Surgery Center located in Lynbrook, New York. As of December 31, 2001, SSOC has advanced SSASC $2,877,678 which represents the development, construction and equipment costs (the “Development Costs”) incurred to date. SSOC presently anticipates the center to open in the second quarter of 2002, and the remaining development costs are anticipated to be approximately $3,433,501. SSOC is primarily financing the Development Costs under a loan agreement with a financing institution, which provides total financing of $4,375,000. As of December 31, 2001, SSOC has $2,828,000 available for future borrowings under this loan agreement. The development agreement provides that all the Development Costs incurred by SSOC will be repaid by SSASC under a payment schedule which matches SSOC’s debt payments under its loan agreement. SSASC’s obligations to repay the Development Costs are secured by a pledge of SSASC’s nongovernment accounts receivable and by a pledge of the membership interest in SSASC held by the three physicians.

      Upon opening of the Surgery Center, SSOC will also assist SSASC in the operation of the Surgery Center under the term of a 15-year consulting and administration service agreement (the “Services Agreement”). As compensation for its performance under the Services Agreement, SSOC will be paid a monthly fee of $358,000 for the first 12 months of operations (increasing in future periods).

      SSOC has also agreed to advance SSASC up to $1,500,000 for general working capital purposes.

7. Long-Term Obligations

Long-Term Debt

      Long-term debt consists of the following:

December 31,
2001

Physicians Surgical Care, Inc.:
Note payable to a bank, bearing interest at the prime rate (5% at December 31, 2001). Payment of interest due monthly until the note matures in March 2003. The note is collateralized by a certificate of deposit in the amount of $1,500,000.	$785,000
Surgery Centers:
Notes payable to a financial institution, bearing interest at rates ranging from 10.5% to 11.0%. Payments of principal and interest are due monthly, and the notes mature in December 2004. The notes are collateralized by substantially all of the assets of Houston PSC, L.P., and are guaranteed by PSC	1,006,222

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31,
2001

Notes payable to a financial institution, bearing interest at rates ranging from 11.3% to 12.0%. Payments of principal and interest are due monthly until the notes mature in periods ranging from May 2004 through November 2007. The notes are collateralized by substantially all of the assets of Village SurgiCenter, L.P., and are guaranteed by PSC	$3,045,050
Mortgage note payable to a bank, bearing interest at 9.15%. Payments of principal and interest due monthly, with remaining unpaid principal balance due upon maturity in October 2005. The note is collateralized by real estate owned by Physicians Surgical Specialty Hospital, LLC	3,051,194
Notes payable to a bank, bearing interest at prime plus 0.5%. Payments of principal and interest due monthly until the notes mature in March 2003. The notes are collateralized by substantially all the assets of Physicians Surgical Specialty Hospital, LLC, and are guaranteed by PSC	1,225,000
Note payable to a bank, bearing interest at prime plus 0.5%. Payments of principal and interest due monthly, with remaining unpaid principal balance due upon maturity in March 2003. The note is collateralized by substantially all of the assets of Texarkana Surgery Center, L.P., and is guaranteed by PSC	501,667
Note payable to a bank, bearing interest at prime plus 0.5%. Payments of principal and interest are due monthly until the notes mature in March 2003. The note is collateralized by substantially all the assets of CMMP Surgical Center, L.L.C., and is guaranteed by PSC	358,333
Notes payable to a bank, bearing interest of 6.75%, payments of principal and interest due monthly, maturing in periods ranging from August 2004 to October 2004. These notes are secured by certain equipment of Northstar Surgical Center, LP	228,744
Notes payable to a financial institution, bearing interest of 11.5% payments of principal and interest are due monthly, and the notes mature in periods ranging from May 2007 to May 2009. The notes are collateralized by substantially all the assets of South Shore Operating Company, LLC, and are partially guaranteed by PSC	1,546,998

Total debt	11,748,208
Less — current portion	(4,365,788)

Long-term debt, net of current portion	$7,382,420

      At December 31, 2001, PSC has available for future borrowings up to $715,000 under the term of a $1,500,000 line-of-credit arrangement with a bank. Subsequent to year-end, the Company borrowed the remaining $715,000 under this line of credit. PSC has collateralized the letter of credit with the pledge of a certificate of deposit in the amount of $1,500,000.

      As of December 31, 2001, the aggregate amounts of annual principal maturities of long-term debt are as follows:

Year ending December 31, 2002	$4,365,788
2003.	2,122,592
2004.	2,111,424
2005.	2,732,306
2006.	377,338
Thereafter	38,760

Total	$11,748,208

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain of the debt agreements of the Company’s Surgery Centers outstanding at December 31, 2001, contain restrictive covenants which, among other things, require the applicable Surgery Center to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, disposition of assets, investing activities and payment of distributions. At December 31, 2001, the Company’s Surgery Centers were in compliance with these covenants, as amended.

      During January 2000, PSC exchanged a $2,250,000, 12 percent senior promissory note payable to a preferred shareholder for 953,390 shares of Series B convertible preferred stock.

      During March 2002, certain of the Company’s Surgery Centers received extensions on the maturity dates of certain loan agreements. However, the bank lender made their consent to the merger discussed in Note 16 conditioned on the repayment of amounts due such lender within 90 days of the merger closing. Accordingly, the accompanying balance sheet reflects all amounts due this lender as a current liability.

Redeemable Warrants

      In May 1998, PSC issued warrants to a financial institution, in connection with a loan, which was repaid in January 1999, to purchase 286,000 shares of PSC’s common stock at $0.01 per share. Under the terms of the warrant agreement, the number of shares shall be subject to adjustment in the event of a change in the number of shares outstanding or valuation of PSC’s common stock. The warrants expire on June 29, 2003.

      The terms of the warrant agreement also provide for a redemption feature at the discretion of the warrant holder during the 30-day period prior to expiration of the warrants. Under the terms of the redemption feature, PSC would be required to redeem the shares subject to the warrants at fair market value at the redemption date. At December 31, 2001, the recorded value of the warrants equals the Company’s estimate of the warrants’ fair market value. The annual accretion (depreciation) of the recorded value of the warrants to adjust the recorded amount to fair market value is charged to interest expense in the related period.

8. Shareholders’ Equity

Preferred Stock

      The authorized preferred stock of 40,296,838 shares has been designated as follows: (a) 10,148,419 shares of Series A convertible preferred stock (“Series A Preferred”), (b) 10,148,419 shares of redeemable preferred stock, (c) 8,165,678 shares of Series B convertible preferred stock (“Series B Preferred”), (d) 8,165,678 shares of Series B redeemable preferred stock and (e) the remaining 3,668,644 shares are undesignated. Each designation of preferred stock has a par value of $0.001 per share.

      During January 1999, PSC issued 10,148,419 shares of Series A Preferred for cash proceeds of $16,793,162 (net of issuance costs of $1,277,792) (the “Series A Offering”). During June 1999, PSC issued 2,966,102 shares of Series B Preferred in exchange for a 12 percent promissory note in the amount of $7,000,000. In January 2000, PSC issued 3,080,932 shares of Series B Preferred in exchange for $4,829,995 (net of offering costs of $191,005) in cash and the exchange of a 12 percent senior promissory note in the amount of $2,250,000. In December 2000, PSC issued an additional 40,974 shares of Series B Preferred in exchange for 40,974 shares of common stock.

      The holders of the Series A Preferred and Series B Preferred have the following rights and preferences:

      Voting — In addition to their voting rights as preferred shareholders, the Series A and Series B Preferred holders are entitled to vote with the common shareholders based on the number of shares they would receive upon conversion.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Conversion — The Series A and Series B Preferred holders may convert their shares at any time. Each share of Series A and Series B Preferred is convertible into one conversion unit. A conversion unit consists of (a) one share of common stock, subject to certain antidilution adjustments and (b) one share of redeemable preferred stock for the Series A Preferred holders and one share of Series B redeemable preferred stock for the Series B Preferred holders (collectively, the “Converted Securities”). The Series A and Series B Preferred shares automatically convert upon the occurrence of an initial public offering resulting in net proceeds to PSC of $40,000,000 and a minimum price of $4.72 per share, or a sale of the Company, resulting in gross proceeds to the shareholders of at least $104,500,000 (“Automatic Conversion Event”).

      Liquidation — In the event of liquidation, dissolution or winding up of PSC, the Series A and Series B Preferred holders are entitled to an amount equal to the greater of (a) the liquidation preference per share ($1.79 per share for the Series A Preferred and $2.36 per share for the Series B Preferred, subject to antidilution adjustments), plus an amount equal to all accrued and unpaid dividends or (b) the amounts the Series A and Series B Preferred holders would be entitled to have received if all the shares of Series A and Series B Preferred had been converted immediately prior to liquidation, dissolution or winding up.

      Dividends — The Series A and Series B Preferred holders shall be entitled to receive dividends if and when declared by the Board of Directors. Dividends payable of the Series A and Series B Preferred accrue and are cumulative at an annual rate of 8 percent based upon the respective liquidation preference per share described above.

      The redeemable preferred stock (the “Redeemable Preferred”) and Series B redeemable preferred stock (Series B Redeemable Preferred) (collectively, the “Redeemable Preferred Stock”), if issued, would have the following rights and preferences:

      Voting — Future holders of the Redeemable Preferred Stock would have no voting rights unless required by law.

      Redemption — Upon the occurrence of an Automatic Conversion Event, all the then outstanding shares would be automatically redeemable at a redemption price of $13,593,750 for the Redeemable Preferred and $10,778,774 for the Series B Redeemable Preferred (each amount being referred to as the “Redemption Price”) plus accrued and unpaid dividends on the Redeemable Preferred Stock as well as any accrued and unpaid dividends on the Series A and Series B Preferred (the aggregate amount referred to as the “Redemption Liquidation Preference”). Due to the significant uncertainty of the future occurrence of the Redemption Liquidation Preference, the Company determined that the fair value at issuance of the beneficial conversion feature of this instrument was not material. If the Series A Preferred and Series B Preferred are converted, the Redemption Liquidation Preference will be recorded at the Automatic Conversion Event.

      Liquidation — In the event of liquidation, dissolution or winding up of PSC, the Redeemable Preferred Stock holders would be entitled to receive an amount equal to the Redemption Liquidation Preference as described above.

      Dividends — The future holders of Redeemable Preferred Stock would be entitled to receive dividends if and when declared by the Board of Directors. Dividends payable on the Redeemable Preferred Stock would accrue and would be cumulative at a rate of 10.67 percent based upon the respective Redemption Price as described above.

      In conjunction with the Series A and B Offerings, PSC and certain of its common and preferred shareholders entered into a separate shareholders agreement. Under the terms of this shareholders agreement, a preferred shareholder is entitled to nominate two members to PSC’s Board of Directors.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, such preferred shareholder has special approval rights with respect to their approval of certain transactions or events including, among other things, future acquisitions which would fall outside certain financial parameters; a sale or merger of PSC’s which would result in a change of control; amendments to PSC’s articles of incorporation or bylaws; subsequent changes in PSC’s capital structure, total indebtedness or annual capital expenditures in excess of specified amounts, as well as consent to liquidation, or any distributions or redemptions of capital stock.

Warrants

      During 1997, PSC issued warrants to certain consultants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. These warrants expire in 2007.

      In January 1999, PSC issued warrants to purchase an aggregate of 200,000 shares of common stock at a purchase price of $1.79 per share. The warrants were issued to an investment banking firm as consideration for arranging a financing transaction, are immediately exercisable and expire in January 2004.

      Both sets of warrants were recorded at their estimated fair value at issuance.

Stock Option Plans

      The Company has a stock plan (the “Plan”) which provides for the issuance of options for up to 2,368,218 shares of common stock to eligible employees, officers, directors and medical advisory committee members of PSC and its subsidiaries. The specific provisions of individual options are determined at the discretion of the Company’s compensation committee but generally provided for an exercise price per share near or at its then-estimated fair market value, vesting terms of three to four years and expiration dates of 10 years from date of grant.

      A summary of PSC’s stock options and warrants at December 31, 2001 and 2000, and changes during the years then ended are presented below:

	Number of Shares			Weighted
			Exercise	Average
	Options	Warrants	Price	Exercise Price

Outstanding, December 31, 2000	1,413,160	596,000	$0.01 - $3.00	$1.30
Granted	384,625	—	0.001 - 1.00	0.16
Exercised	(355,875)	—	0.001 - 1.00	0.10
Canceled	(25,625)	—	1.00 - 1.00	1.00

Outstanding, December 31, 2001	1,416,285	596,000	0.01 - 3.00	1.30

Exercisable, December 31, 2001	678,005	596,000

      Total compensation expense of approximately $77,000 and $454,000 was recorded for the years ended December 31, 2000 and 2001, respectively, in connection with option grants in 2000 and 2001. As of December 31, 2001, options covering 396,058 shares of common stock are available for future grants.

      The Company accounts for grants to employees and directors under the provisions of APB Opinion No. 25. Had compensation expense for the stock options been determined consistent with SFAS No. 123, the net loss would have increased as indicated in the following pro forma amounts:

	Year Ended December 31,

	2000	2001

Net loss:
As reported	$(2,738,607)	$(1,553,615)
Pro forma	(3,049,351)	(1,764,370)

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option and warrant grant was estimated on the date of grant using the minimum value approach. The following assumptions were used for the grants in the years ended December 31, 2000 and 2001: risk-free interest rates ranging from 4.4 percent to 7.03 percent, dividend rates of zero and expected lives of five to 10 years. The options and warrants outstanding at December 31, 2001, have a remaining contractual life of approximately seven years.

      The minimum value option valuation model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of, and are highly sensitive to, subjective assumptions. PSC’s stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

Common Stock Reserved

      PSC has reserved 20,713,690 shares of its common stock for issuance in connection with the potential conversion of the outstanding Series A and Series B Preferred as well as the exercise of options and warrants.

Special Conversion Option

      PSC has granted a special conversion option to the partners of certain of its Surgery Centers. Under the terms of this conversion option, the partners may exchange up to a specified percentage of their current ownership interest in the related Surgery Center for shares of PSC’s common stock in the event of (a) an initial public offering of PSC’s common stock or (b) the merger or sale of PSC. The exchange ratio is to be determined upon the date of exchange in a manner that is neither accretive nor dilutive to the existing shareholders of PSC.

9. Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	December 31,	March 31,
	2001	2002

Deferred tax assets:
Net operating loss carryforwards	$2,959,098	$2,974,647
Allowance for bad debts	283,718	295,692
Other	234,252	238,526

Total gross deferred tax assets	3,477,068	3,508,865
Less: Valuation allowance	(2,742,461)	(2,775,084)

Net deferred tax assets	734,607	733,781
Deferred tax liabilities:
Depreciation	(646,211)	(631,944)
Other	(54,027)	(66,189)
Amortization of intangible assets	(34,369)	(35,648)

Total gross deferred tax liabilities	(734,607)	(733,781)

Net deferred tax asset (liability)	$—	$—

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      SFAS 109 requires the Company to record a valuation allowance when it is “more likely than not that some portion or all of the deferred tax assets will not be realized.” It further states “forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years.” A 100% valuation allowance has been recorded equal to the deferred tax assets after considering deferred tax assets that can be realized through offsets to existing taxable temporary differences. Assuming the Company achieves sufficient profitability in future years to realize the deferred income tax assets, the valuation allowance will be reduced in future years through a credit to income tax expense. As of December 31, 2001, the valuation allowance is approximately $2,742,000, which represents an increase of approximately $306,000 from December 31, 2000.

      At December 31, 2001, the Company has federal and state net operating loss carryforwards of approximately $7,686,000, which expire at various dates through 2021.

      The effective income tax rate differed from the federal statutory rate as follows:

			Three Months Ended
	Year Ended December 31,		March 31,

	2000	2001	2001	2002

Tax at U.S. statutory rate	$(960,765)	$(479,609)	$(252,977)	$(33,769)
State income tax, net of federal benefit	(92,989)	(24,610)	(21,769)	(2,621)
Permanent differences	11,948	197,883	3,767	3,767
Other	(115,708)	—	—	—
Change in valuation allowance	1,157,514	306,336	270,979	32,623

Total income tax expense	$—	$—	$—	$—

10. Employee Benefit Plans

      The Company maintains a defined contribution 401(k) savings plan covering substantially all employees. Under the 401(k) savings plan, participants may contribute up to 12 percent of their pretax earnings, subject to the Internal Revenue Service annual contribution limit. The Company pays all general and administrative expenses of the 401(k) savings plan. In addition, the Company may make discretionary contributions to the plan. Participants are fully vested for employee contributions and are vested for employer contributions after one year of active service. Contribution expense related to the plan totaled approximately $143,000 and $178,000 for the years ended December 31, 2000 and 2001, respectively.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. Commitments and Contingencies

Lease Commitments

      The Company leases certain equipment, certain of the facilities in which its Surgery Centers operate as well as its executive offices. The facility and executive office leases generally provide for the payment of minimum annual rents (increasing at various rates over the lease term) in addition to insurance, operating costs and property taxes. Rent expense as reported by the Company excludes common area maintenance and other charges related to the facility leases. Commitments for minimum rentals under noncancelable leases are as follows:

	Capitalized	Operating
	Leases	Leases

Year ending December 31:
2002	$2,037,934	$2,274,873
2003	1,973,332	2,082,788
2004	1,844,026	1,933,564
2005	1,334,576	1,502,221
2006	1,210,172	1,526,537
Thereafter	601,936	12,192,894

Total minimum lease payments	9,001,976	$21,512,877

Less — Amount representing interest	(2,100,659)

Present value of net minimum lease payments, including current portion of $1,320,463	$6,901,317

      Certain of the capital lease agreements of the Company’s Surgery Centers contain restrictive covenants which, among other things, require the Surgery Centers to maintain certain financial ratios and also restrict encumbrances of assets, creation of indebtedness as well as the disposition of assets. At December 31, 2001, the Company’s Surgery Centers were in compliance with these covenants, as amended.

      In connection with a capital lease agreement between a financial institution and NorthStar Surgical Center, LP (“NorthStar”), NorthStar obtained a letter of credit (issued by a bank) in the amount of $1,000,000 to secure its obligations under the lease. NorthStar has collateralized the letter of credit with the pledge of a certificate of deposit in the amount of $1,000,000.

      PSC has provided financial guarantees related to the Surgery Center’s capital lease obligations in the principal amount of approximately $6,908,000. Additionally, PSC has guaranteed certain of its Surgery Center’s facility leases. The future minimum lease payments on these leases amount to approximately $5,000,000 at December 31, 2001.

      One of the Company’s Surgery Centers leases certain equipment under the terms of an agreement, which provides for the Surgery Center to pay a monthly rental based on the usage of the equipment. The agreement expires upon the attainment of a specified minimum usage level. The Surgery Center’s total commitment under this agreement is $437,000, and the minimum annual payment is $116,490. During 2001, the Surgery Center expensed approximately $81,000 related to equipment usage under this agreement. PSC has guaranteed the Surgery Center’s payment obligations under this agreement.

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property and equipment include the following amounts for capital lease assets:

Year Ended
December 31,
2001

Leasehold improvements	$2,040,829
Furniture and fixtures	924,116
Medical equipment	3,961,010

6,925,955
Less accumulated depreciation	(1,456,352)

$5,469,603

Litigation

      The Company, from time to time, is involved in legal actions and claims arising in the normal course of business. While the potential outcome of such matters cannot be predicted with certainty, management is presently not aware of any matters, which would have a material adverse effect on the Company’s consolidated financial position or results of operations.

Insurance

      PSC and its Surgery Centers are insured with respect to medical malpractice risks on a claims-made basis. Presently, management is unaware of any claims against it or its Surgery Centers which might have a material impact on the Company’s consolidated financial position or results of operations. However, it is possible that claims from unknown incidents could be asserted in the future.

Self Insurance

      The Company and its Surgery Centers are self-insured for employee healthcare coverage up to predetermined amounts for both individual claims and aggregate claims above which third-party insurance applies. Accruals have been established at December 31, 2001, which were estimated based on actual employee health claims experienced, as well as the predetermined claim limits, to adequately provide for the Company’s exposure under this arrangement.

12. Severance and Other Expenses

      In December 2000, PSC terminated the employment of three of its executive officers. As a result of such terminations, PSC accrued severance and related termination costs of $647,000 (included as a component of corporate general and administrative expenses). Of this amount, $347,000 was paid in 2001, and the remaining amount was paid in January 2002.

      In October 2000, PSC settled a lawsuit filed against PSC by a former executive officer who was dismissed by the Company in 1999. Under the terms of this settlement, PSC paid to this former executive officer certain severance benefits and legal costs as well as repurchased 150,000 shares of common stock owned by this former executive officer. As a result of this settlement, PSC incurred a loss of $302,000. Such loss is included in the consolidated statement of operations for 2000 as corporate general and administrative expenses.

13. Sale and Leaseback Transaction

      In April 2001, an affiliate completed the sale and leaseback of its land and building to an unrelated third party. The net proceeds of approximately $3,073,000 were partially used to repay the outstanding

PHYSICIANS SURGICAL CARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

mortgage on the facility with the remaining net proceeds being distributed to the Surgery Center’s partners. For financial statement purposes, the loss of approximately $65,000 incurred on the sale has been deferred and is being amortized over the 15-year lease term.

14. Related Party Transactions

      One of the Company’s Surgery Centers leases certain equipment from a company controlled by one of PSC’s executive officers who is also a significant PSC shareholder. This lease expired in October 2001, and the surgery center made payments during 2001 of $75,000 under this lease.

      Three of the Company’s Surgery Centers lease their facilities from entities that are controlled by certain of the Surgery Center’s physician partners. Total lease payments on these leases amounted to $614,000 and $969,000 for the years ended December 31, 2000 and 2001, respectively.

15. Subsequent Events

      On March 7, 2002, the Company entered into a merger agreement with Symbion, Inc. (“Symbion”), a Nashville, Tennessee-based owner/operator of outpatient surgery centers and related healthcare businesses under which the Company’s outstanding shares of common stock and preferred stock would be exchanged for common stock and preferred stock of Symbion (the “Merger”). On the same day, shareholders of the Company representing a majority of the outstanding voting securities of the Company signed a voting agreement agreeing to cast their vote in favor of the Merger. Likewise, shareholders of Symbion representing a majority of Symbion’s outstanding voting securities also signed a voting agreement agreeing to cast their vote in favor of the Merger. The respective shareholders of the Company and Symbion approved the Merger on March 28, 2002 and the Merger closed on April 1, 2002.

      Prior to the execution of the Merger agreement, PSC obtained the agreement of certain owners of its Surgery Centers to amend their respective governance documents to provide, among other things, for the elimination of certain conversion rights held by such owners as well as to address certain governance provisions. In exchange for these amendments, PSC agreed to issue to certain owners cash of up to $925,000 or warrants to purchase up to 2,693,403 shares of PSC common stock. Further, in exchange for the purchase of all or a portion of certain of the physicians’ ownership interests in the related Surgery Centers, Symbion has offered cash, subordinated convertible debentures and promissory notes in the amount of $6,598,474.

      Further, on March 7, 2002, the Company amended the terms of certain previously awarded stock option grants thereby reducing the number of shares granted under the affected options from 669,660 shares to 150,855 shares. Additionally, the Company agreed to lower the exercise price on the amended options to $.01 per share. As a result of these amendments, the Company incurred a compensation charge of approximately $196,000. Additionally, the Company agreed to pay a former executive officer (who was terminated in 2000) a lump-sum payment of $118,000 in order for such ex-officer to sign a noncompetition agreement required to be executed as part of the Merger closing conditions.

      The accompanying consolidated financials statements do not reflect any adjustments related to the pending merger with Symbion, such as reflecting assets and liabilities at fair values.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount

SEC registration fee	$9,304
NASD filing fee	*
Nasdaq Stock Market listing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing expenses	*
Blue sky qualification fees and expenses	*
Transfer agent and registrar’s fees and expenses	*
Miscellaneous	*

Total	*

* To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

      Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise.

      We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 15.	Recent Sales of Unregistered Securities

      In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Sections 3(b) and 4(2) of the Securities Act and Regulation D and the other rules and regulations promulgated thereunder. Each of these sales was made without the use of an underwriter, and the certificates and other documentation evidencing the securities issued in connection with these transactions bear a restrictive legend permitting transfer of the securities only upon registration under the Securities Act or pursuant to an exemption from registration.

      During 2000, we issued an aggregate of 128,427 shares of our common stock to former employees in connection with the exercise of their stock options granted under our stock option plans for an aggregate amount of $142,092.

      During 2001, we issued 94,705 shares of our common stock to former employees in connection with the exercise of their stock options granted under our stock option plans for an aggregate amount of $137,141.

      On October 24, 2001, we issued 20,000 shares of our common stock to the State of Franklin Healthcare Association, PLLC in consideration of the modification of its practice management relationship with one of our subsidiaries.

      On October 5, 2001, we issued 114,379 shares of our common stock to Lee Outpatient Surgical Team, Inc. in consideration of the cancellation of a promissory note dated July 31, 2001 in the principal amount of $315,686.

      On October 5, 2001, we issued 12,432 shares of our common stock to Lee Health Ventures, Inc. in consideration of the cancellation of a promissory note dated July 31, 2001 in the principal amount of $34,314.

      In connection with our acquisition of Physicians Surgical Care, Inc. on April 1, 2002, we issued 2,770,748 shares of our common stock, 4,341,726 shares of our Series A convertible preferred stock, 2,604,590 shares of our Series B convertible preferred stock, options to purchase 283,887 shares of our common stock, and warrants to purchase 128,470 shares of our common stock to stockholders of Physicians Surgical Care, Inc.

      On April 1, 2002, we issued warrants to purchase 1,112,894 shares of our common stock to 71 individuals who each held an ownership interest in certain of our surgery centers in consideration for each individual agreeing to amend the governing documents of the surgery centers.

      On April 1, 2002, we issued subordinated convertible debentures in the aggregate principal amount of $3,170,800, which are convertible into shares of our common stock, to 41 individuals who each held an ownership interest in certain of our surgery centers in consideration for a portion of each individual’s ownership interest in the surgery centers.

      On May 16, 2002, we granted options to purchase an aggregate of 3,034,500 shares of our common stock under one of our stock option plans to employees at an exercise price of $3.13 per share.

      On May 16, 2002, we granted options to purchase an aggregate of 320,000 shares of our common stock under one of our stock option plans to non-employee directors at an exercise price of $3.13 per share.

      During May and June 2002, we issued 122,698 shares of our common stock to three of our employees for an aggregate of $156,564.

      On May 22, 2002, we issued an aggregate of 15,318 shares of our common stock to former employees of Physicians Surgical Care for an aggregate of $12,840 in connection with the exercise of their stock options granted under Physicians Surgical Care’s stock option plans.

      On June 7, 2002, we issued 31,878 shares of our common stock to a physician investor upon the conversion of a convertible debenture.

      On July 1, 2002, we issued 1,554 shares of our common stock to a former employee of Physicians Surgical Care for an aggregate of $4,115 in connection with the exercise of stock options granted under Physicians Surgical Care’s stock option plans.

      On September 1, 2002, we issued 6,667 shares of our common stock to one of our former employees for an aggregate of $12,534 in connection with the exercise of stock options granted under our stock option plans.

      On September 30, 2002, we issued 8,288 shares of our common stock to a former employee of Physicians Surgical Care for an aggregate of $21,761 in connection with the exercise of stock options granted under Physicians Surgical Care’s stock option plans.

      On March 31, 2003, we issued 20,000 shares of our common stock to a former employee for an aggregate of $37,600 upon exercise of stock options.

      On May 7, 2003, we granted options to purchase an aggregate of 112,500 shares of our common stock under one of our stock option plans to employees at an exercise price of $3.13.

      On July 8, 2003, we issued 60,639 shares of our common stock to a former employee for an aggregate of $17,199 upon exercise of stock options.

      On July 21, 2003, we issued 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of $15,106,000 to DLJ Investment Partners II, L.P. and its affiliates.

      On August 5, 2003, we issued 314,286 shares of our common stock to a former employee for an aggregate of $38,441 upon exercise of stock options.

      On November 17, 2003, we issued warrants to purchase 62,500 shares of our common stock to 23 individuals and two entities which each held an ownership interest in certain of the surgery centers we acquired from MediSphere Health Partners, Inc. in connection with such acquisition. The exercise price of these warrants is $3.13 per share.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits

No.		Description

1.1†	—	Form of Underwriting Agreement
2.1*	—	Agreement and Plan of Merger, dated as of March 7, 2002, among Symbion, Inc., Symbion Acquisition Sub, Inc. and Physicians Surgical Care, Inc.
3.1	—	Certificate of Incorporation
3.2	—	Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock
3.3	—	Bylaws
4.1	—	Form of Common Stock Certificate
4.2*	—	Amended and Restated Investors’ Rights Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein
4.3*	—	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein
4.4*	—	Amendment No. 2 to Amended and Restated Investors’ Rights Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein
4.5*	—	Amended and Restated Voting Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein

No.		Description

4.6*	—	Amendment No. 1 to Amended and Restated Voting Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein
4.7*	—	Amendment No. 2 to Amended and Restated Voting Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein
4.8*	—	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein
4.9*	—	Amendment No. 1 to Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein
4.10*	—	Form of 4% Subordinated Convertible Debenture
4.11*	—	Form of Warrant for the purchase of shares of Symbion, Inc. common stock
4.12	—	Form of Rights Agreement between Symbion, Inc. and SunTrust Bank
4.13*	—	Director Nomination Agreement, dated as of April 1, 2002, among Symbion, Inc., J. H. Whitney III, L.P., J. H. Whitney IV, L.P. and Whitney Strategic Partners III, L.P.
5.1†	—	Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
10.1*	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Richard E. Francis, Jr.
10.2*	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Clifford G. Adlerz
10.3*	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and William V. B. Webb
10.4*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Richard E. Francis, Jr.
10.5*	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Richard E. Francis, Jr.
10.6*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Clifford G. Adlerz
10.7*	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Clifford G. Adlerz
10.8*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Kenneth C. Mitchell
10.9*	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and R. Dale Kennedy
10.10*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and R. Dale Kennedy
10.11*	—	Employee Stock Purchase Agreement, dated as of June 1, 1999, between Symbion, Inc. and R. Dale Kennedy
10.12	—	Securities Purchase Agreement, dated as of July 18, 2003, among Symbion, Inc. and DLJ Investment Partners II, L.P. and its affiliates
10.13	—	Form of 14 3/4% Senior Subordinated Note due 2008
10.14	—	Credit Agreement, dated as of July 18, 2003, among Symbion, Inc., various lenders party thereto, Bank of America, N.A., as Administrative Agent and as Issuing Bank, Credit Suisse First Boston as Syndication Agent, Key Corporate Capital, Inc. as Documentation Agent, and Banc of America Securities, LLC, as sole Lead Arranger and Sole Book Manager
10.15*	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001, by PSC Development Company, L.L.C. to and for the benefit of DVI Financial Services Inc.

No.		Description

10.16*	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001 by PSC of New York, L.L.C. to and for the benefit of DVI Financial Services Inc.
10.17*	—	Lease Agreement, dated June 26, 2001, between Burton Hills IV Partners and Symbion, Inc.
10.18*	—	Lease Agreement, dated June 6, 1997, between Physicians Surgical Care, Inc. and San Felipe Plaza, Ltd.
10.19*	—	Escrow Agreement, dated as of March 7, 2002, among Symbion, Inc., Physicians Surgical Care, Inc., J. H. Whitney Equity Partners III, L.L.C., Bank of America, N.A. and the stockholders named therein
10.20*	—	Amended and Restated Ambulatory Resource Centres, Inc. 1997 Stock Option Plan
10.21*	—	Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan
10.22*	—	Symbion, Inc. Stock Incentive Plan
10.23*	—	Symbion, Inc. Non-Employee Directors Stock Option Plan
10.24*	—	Symbion, Inc. Employee Stock Purchase Plan
10.25*	—	First Amendment to Symbion, Inc. Employee Stock Purchase Plan
10.26*	—	Executive Change in Control Severance Plan, dated December 11, 1997, among Symbion, Inc. and the employees named therein
21.1†	—	Subsidiaries of Registrant
23.1	—	Consent of Ernst & Young LLP
23.2†	—	Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in Exhibit 5.1)
24.1	—	Power of Attorney (included on page II-7)

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-89554).

†	To be filed by amendment.

      (b) Financial Statement Schedules

      All schedules have been omitted because they are not required or because the required information is given in the financial statements or the notes to those statements.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on November 17, 2003.

SYMBION, INC.

By:	/s/ RICHARD E. FRANCIS, JR.

Richard E. Francis, Jr.
Chairman of the Board
and Chief Executive Officer

Power of Attorney

      KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Richard E. Francis, Jr. and Clifford G. Adlerz such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD E. FRANCIS, JR. Richard E. Francis, Jr.	Chairman of the Board, Chief Executive Officer, Director (principal executive officer)	November 17, 2003

/s/ KENNETH C. MITCHELL Kenneth C. Mitchell	Chief Financial Officer, Senior Vice President of Finance (principal financial and accounting officer)	November 17, 2003

/s/ CLIFFORD G. ADLERZ Clifford G. Adlerz	President, Chief Operating Officer, Director	November 17, 2003

/s/ WILLIAM V. B. WEBB William V. B. Webb	Chief Development Officer, Director	November 17, 2003

Signature	Title	Date

/s/ FREDERICK L. BRYANT Frederick L. Bryant	Director	November 17, 2003

/s/ DONALD W. BURTON Donald W. Burton	Director	November 17, 2003

/s/ EVE M. KURTIN Eve M. Kurtin	Director	November 17, 2003

/s/ CHARLES N. MARTIN, JR. Charles N. Martin, Jr.	Director	November 17, 2003

/s/ JACK TYRRELL Jack Tyrrell	Director	November 17, 2003

/s/ DAVID M. WILDS David M. Wilds	Director	November 17, 2003

EXHIBIT INDEX

No.			Description

1	.1†	—	Form of Underwriting Agreement
2	.1*	—	Agreement and Plan of Merger, dated as of March 7, 2002, among Symbion, Inc., Symbion Acquisition Sub, Inc. and Physicians Surgical Care, Inc.
3.1		—	Certificate of Incorporation
3.2		—	Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock
3.3		—	Bylaws
4.1		—	Form of Common Stock Certificate
4	.2*	—	Amended and Restated Investors’ Rights Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein
4	.3*	—	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein
4	.4*	—	Amendment No. 2 to Amended and Restated Investors’ Rights Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein
4	.5*	—	Amended and Restated Voting Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein
4	.6*	—	Amendment No. 1 to Amended and Restated Voting Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein
4	.7*	—	Amendment No. 2 to Amended and Restated Voting Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein
4	.8*	—	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein
4	.9*	—	Amendment No. 1 to Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein
4	.10*	—	Form of 4% Subordinated Convertible Debenture
4	.11*	—	Form of Warrant for the purchase of shares of Symbion, Inc. common stock
4.12		—	Form of Rights Agreement between Symbion, Inc. and SunTrust Bank
4	.13*	—	Director Nomination Agreement, dated as of April 1, 2002, among Symbion, Inc., J. H. Whitney III, L.P., J. H. Whitney IV, L.P. and Whitney Strategic Partners III, L.P.
5	.1†	—	Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
10	.1*	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Richard E. Francis, Jr.
10	.2*	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Clifford G. Adlerz
10	.3*	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and William V. B. Webb
10	.4*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Richard E. Francis, Jr.
10	.5*	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Richard E. Francis, Jr.
10	.6*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Clifford G. Adlerz
10	.7*	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Clifford G. Adlerz
10	.8*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Kenneth C. Mitchell

No.			Description

10	.9*	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and R. Dale Kennedy
10	.10*	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and R. Dale Kennedy
10	.11*	—	Employee Stock Purchase Agreement, dated as of June 1, 1999, between Symbion, Inc. and R. Dale Kennedy
10.12		—	Securities Purchase Agreement, dated as of July 18, 2003, among Symbion, Inc. and DLJ Investment Partners II, L.P. and its affiliates
10.13		—	Form of 14 3/4% Senior Subordinated Note due 2008
10.14		—	Credit Agreement, dated as of July 18, 2003, among Symbion, Inc., various lenders party thereto, Bank of America, N.A., as Administrative Agent and as Issuing Bank, Credit Suisse First Boston as Syndication Agent, Key Corporate Capital, Inc. as Documentation Agent, and Banc of America Securities, LLC, as sole Lead Arranger and Sole Book Manager
10	.15*	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001, by PSC Development Company, L.L.C. to and for the benefit of DVI Financial Services Inc.
10	.16*	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001 by PSC of New York, L.L.C. to and for the benefit of DVI Financial Services Inc.
10	.17*	—	Lease Agreement, dated June 26, 2001, between Burton Hills IV Partners and Symbion, Inc.
10	.18*	—	Lease Agreement, dated June 6, 1997, between Physicians Surgical Care, Inc. and San Felipe Plaza, Ltd.
10	.19*	—	Escrow Agreement, dated as of March 7, 2002, among Symbion, Inc., Physicians Surgical Care, Inc., J. H. Whitney Equity Partners III, L.L.C., Bank of America, N.A. and the stockholders named therein
10	.20*	—	Amended and Restated Ambulatory Resource Centres, Inc. 1997 Stock Option Plan
10	.21*	—	Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan
10	.22*	—	Symbion, Inc. Stock Incentive Plan
10	.23*	—	Symbion, Inc. Non-Employee Directors Stock Option Plan
10	.24*	—	Symbion, Inc. Employee Stock Purchase Plan
10	.25*	—	First Amendment to Symbion, Inc. Employee Stock Purchase Plan
10	.26*	—	Executive Change in Control Severance Plan, dated December 11, 1997, among Symbion, Inc. and the employees named therein
21	.1†	—	Subsidiaries of Registrant
23.1		—	Consent of Ernst & Young LLP
23	.2†	—	Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in Exhibit 5.1)
24.1		—	Power of Attorney (included on page II-7)

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-89554).

†	To be filed by amendment.